Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and is not intended to and does not constitute, or form part of, any offer to purchase or subscribe for or an invitation to purchase or subscribe for securities of the Offeror or the Company or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities of the Offeror or the Company in any jurisdiction in contravention of applicable law or regulation.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

廣東東陽光藥業股份有限公司 SUNSHINE LAKE PHARMA CO., LTD. (a company incorporated in the People’s Republic of China with limited liability)	宜昌東陽光長江藥業股份有限公司 YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD. (a joint stock limited company incorporated in the People’s Republic of China with limited liability) (Stock Code: 1558)

JOINT ANNOUNCEMENT

(1) PROPOSED PRE-CONDITIONAL PRIVATISATION OF

YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

BY SUNSHINE LAKE PHARMA CO., LTD.

BY WAY OF MERGER BY ABSORPTION OF

YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

(2) PROPOSED SPECIAL DIVIDEND

(3) PROPOSED WITHDRAWAL OF LISTING

(4) RESUMPTION OF TRADING

Financial Adviser to the Offeror

Financial Adviser to the Company

Valuation Adviser to the Offeror

Independent Financial Adviser to the Independent Board Committee

SUMMARY

1.	INTRODUCTION

Reference is made to the announcements of the Company dated 8 March  2024, 8 April 2024 and 7 May 2024 pursuant to Rule 3.7 of the Takeovers Code in relation to, among others, the Merger.

The Offeror and the Company are pleased to jointly announce that on 10 May 2024, the Offeror and the Company have entered into the Merger Agreement, pursuant to which the Offeror and the Company have agreed to implement the Merger subject to the terms and conditions of the Merger Agreement, including the Pre-Conditions and the Conditions. Following the fulfilment (or waiver, as applicable) of the Pre- Conditions and Conditions and the completion of the Share Exchange, the Company will be delisted from the Stock Exchange, the Offeror H Shares will be listed on the Main Board of the Stock Exchange by way of introduction and the Company will be merged into and absorbed by the Offeror in accordance with the terms of the Merger Agreement and PRC Company Law and other applicable PRC Laws.

The Offeror has appointed CICC to act as its financial adviser in connection with the Merger.

The Company has appointed GF Capital to act as its financial adviser in connection with the Merger.

2.	PROPOSED TRANSACTION

Pursuant to the Merger Agreement, conditional upon the fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions, the Share Exchange Shareholders will be entitled to receive from the Offeror:

For every Share Exchange H Share cancelled . . . . 0.263614 new Offeror H Share

The Listing and the issuance of the Offeror H Shares to the Share Exchange Shareholders will only take place if all of the Pre-Conditions and the Conditions (being the Conditions to effectiveness and the Conditions to implementation) have been fulfilled or waived (as applicable).

Following the fulfilment (or waiver, as applicable) of the Pre-Conditions and Conditions and the completion of the Share Exchange, (i) the Offeror H Shares will be listed on the Main Board of the Stock Exchange by way of introduction; and (ii)  the Share Exchange Shareholders will become shareholders of the Offeror. The Offeror will assume all assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations of the Company from the Implementation Date; and the Company will be eventually deregistered in the PRC.

The Offeror shall, as soon as possible and in any event no later than seven (7) business days after fulfilment (or waiver, as applicable) of the Pre-Conditions and all the Conditions (being the Conditions to effectiveness and the Conditions to implementation), issue the Offeror H Shares to all Share Exchange Shareholders as the consideration of the Share Exchange.

Under the Share Exchange, the number of the Offeror H Shares obtained by Share Exchange Shareholders will be in whole numbers. If the number of the Offeror H Shares to be obtained by a Share Exchange Shareholder (calculated by the number of Shares held multiplied by the Share Exchange Ratio) will not result in a whole number, such Share Exchange Shareholders concerned will be ranked according to the fractional value after the decimal point from highest to lowest. One additional Offeror H Share will be given to each such Share Exchange Shareholder in such order until the aggregate number of the Offeror H Shares actually exchanged is equal to the total number of the Offeror H Shares proposed to be issued. If the number of Share Exchange Shareholders with the same fractional value after the decimal point is more than the number of remaining Offeror H Shares to be issued, the Offeror H Shares will be allocated randomly by a computerised system until the aggregate number of the Offeror H Shares actually exchanged is equal to the total number of the Offeror H Shares proposed to be issued.

All rights attaching to all H Shares held by the Share Exchange Shareholders shall cease to have effect from and including the Settlement Date and the relevant H Shares shall be cancelled. The share certificates for all H Shares held by the Share Exchange Shareholders will cease to have effect as documents or evidence of title from and including the Settlement Date.

The Share Exchange Ratio will not be adjusted and the Offeror does not reserve the right to do so.

Valuation and comparison of value

The Valuation Adviser appointed by the Offeror to value the Offeror H Shares has estimated that the value of each Offeror H Share as at 8 March 2024 is in the range of approximately RMB62.39 to RMB70.92 (equivalent to approximately HK$68.74 to HK$78.14 based on the Exchange Rate) and is approximately RMB66.45 (equivalent to approximately HK$73.21 based on the Exchange Rate) based on the methodology detailed in Annex 2 of this joint announcement. On the basis of such valuation and that the Share Exchange Shareholders will receive 0.263614 Offeror H Share for every Share Exchange H Share cancelled, the theoretical value of the Offeror H Shares for each Share Exchange H Share under the Merger will be HK$19.30 and in the range of approximately HK$18.12 to HK$20.60.

The foregoing paragraph is subject to and should be read in conjunction with the bases, limitations and assumptions set out in the Valuation Report set out in Annex 2 of this joint announcement, which has been reported on by CICC. In particular, Shareholders, investors and potential investors should note that the value of the Offeror H Shares estimated by the Valuation Adviser does not represent the trading price of the Offeror H Shares immediately following completion of the Listing or at any time. The trading price of the Offeror H Shares may fluctuate subject to prevailing market conditions and may materially differ from the value estimated by the Valuation Adviser. Moreover, as the Independent Board Committee will make a recommendation only after taking into account of the advice from Gram Capital (to be included in the Composite Document), it is not expressing any view as to the contents of the Valuation Report. Accordingly, Shareholders, investors and potential investors should not rely on the Valuation Adviser’s estimated value of the Offeror H Shares as the basis for the trading price of the Offeror H Shares upon completion of the Listing.

On the basis of (1) the Share Exchange Ratio of 0.263614 Offeror H Share for every Share Exchange H Share cancelled and (2) the value estimated by the Valuation Adviser as at 8 March 2024 of HK$73.21 per Offeror H Share, the theoretical value of the Offeror H Shares under the Merger is equivalent to approximately HK$19.30 for each Share Exchange H Share and represents:

(a)	a premium of approximately 71.71% over the closing price of HK$11.24 per Share as quoted on the Stock Exchange on the Last Trading Day;

(b)	a premium of approximately 98.15% over the closing price of HK$11.24 per Share as quoted on the Stock Exchange on the Last Trading Day less the Special Dividend resulting in a net price of HK$9.74 per Share;

(c)	a premium of approximately 115.16% over the average closing price of approximately HK$8.97 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day;

(d)	a premium of approximately 158.37% over the average closing price of approximately HK$8.97 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$7.47 per Share;

(e)	a premium of approximately 115.40% over the average closing price of approximately HK$8.96 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day;

(f)	a premium of approximately 158.71% over the average closing price of approximately HK$8.96 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$7.46 per Share;

(g)	a premium of approximately 129.76% over the average closing price of approximately HK$8.40 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day;

(h)	a premium of approximately 179.71% over the average closing price of approximately HK$8.40 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$6.90 per Share;

(i)	a premium of approximately 146.17% over the average closing price of approximately HK$7.84 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day;

(j)	a premium of approximately 204.42% over the average closing price of approximately HK$7.84 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$6.34 per Share;

(k)	a premium of approximately 46.66% over the closing price of HK$13.16 per Share as quoted on the Stock Exchange on the last trading day prior to the publication of this joint announcement;

(l)	a premium of approximately 65.52% over the closing price of HK$13.16 per Share as quoted on the Stock Exchange on the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$11.66 per Share;

(m)	a premium of approximately 58.33% over the average closing price of approximately HK$12.19 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the last trading day prior to the publication of this joint announcement;

(n)	a premium of approximately 80.54% over the average closing price of approximately HK$12.19 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$10.69 per Share;

(o)	a premium of approximately 84.69% over the average closing price of approximately HK$10.45 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the last trading day prior to the publication of this joint announcement;

(p)	a premium of approximately 115.64% over the average closing price of approximately HK$10.45 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$8.95 per Share;

(q)	a premium of approximately 90.52% over the average closing price of approximately HK$10.13 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the last trading day prior to the publication of this joint announcement;

(r)	a premium of approximately 123.64% over the average closing price of approximately HK$10.13 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$8.63 per Share;

(s)	a premium of approximately 113.02% over the average closing price of approximately HK$9.06 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the last trading day prior to the publication of this joint announcement;

(t)	a premium of approximately 155.29% over the average closing price of approximately HK$9.06 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$7.56 per Share;

(u)	a premium of approximately 161.87% over the consolidated net asset value per Share as at 31 December 2022 derived from the audited consolidated financial statements for the year ended 31 December 2022 of approximately HK$7.37 (based on a total of 879,967,700 Shares in issue as at the date of this joint announcement and the equity attributable to owners of the Company of RMB5,884,884,000 (equivalent to approximately HK$6,483,648,984 based on the Exchange Rate) as at 31 December 2022 derived from the audited consolidated financial statements for the year ended 31 December 2022, as disclosed in the annual report of the Company published on 23 April 2023; and

(v)	a premium of approximately 94.16% over the audited consolidated net asset value per Share as at 31 December 2023 of approximately HK$9.94 (based on a total of 879,967,700 Shares in issue as at the date of this joint announcement and the equity attributable to owners of the Company of RMB7,935,513,000 (equivalent to approximately HK$8,742,921,831 based on the Exchange Rate) as at 31 December 2023 derived from the audited consolidated financial statements for the year ended 31 December 2023, as disclosed in the annual report of the Company published on 26 April 2024).

3.	PROPOSED WITHDRAWAL OF LISTING OF H SHARES

Upon fulfilment of the Pre-Conditions and all the Conditions to effectiveness, the Company will apply to the Stock Exchange for voluntary withdrawal of the listing of the H Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

The Company will issue separate announcement(s) notifying H Shareholders of the proposed withdrawal of listing and the exact dates and relevant arrangements for the last day for dealing in H Shares on the Stock Exchange as well as when the formal delisting of the H Shares will become effective.

The listing of the H Shares on the Stock Exchange will not be withdrawn if the Merger is not approved or lapses or does not become unconditional for any reason.

4.	PROPOSED SPECIAL DIVIDEND

Considering (1) the Company’s intention to return value to the Shareholders in the hope of the Shareholders’ continuous support of the Offeror’s listing by introduction and future development and (2) the Company’s intention to provide Shareholders with good cash returns despite the underperformance of the stock market, subject to the fulfilment (or waiver, as applicable) of all the Pre-Conditions and the Conditions, the Company will pay a special dividend to the Shareholders whose names appear on the register of members of the Company on the Special Dividend Record Date other than the Offeror and its subsidiaries (if applicable). The Offeror has indicated that, subject to its shareholders’ approval, it and its subsidiaries (if applicable) will waive their entitlements to the Special Dividend.

The Special Dividend will only be paid to the Shareholders if all of the Pre- Conditions and the Conditions have been fulfilled or waived (as applicable), and thus the Special Dividend may or may not materialise. Shareholders, investors and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action to take should consult their stockbroker, bank manager, solicitor or other professional advisers.

5.	SHAREHOLDING STRUCTURE OF THE COMPANY

As at the date of this joint announcement, the relevant securities of the Company in issue are 879,967,700 Shares, which comprise 653,767,700 H Shares and 226,200,000 Domestic Shares.

As at the date of this joint announcement, the Offeror holds approximately 51.41% of the Shares, comprising (a) a direct shareholding of 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (b) an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company). All the H Shares and Domestic Shares held by the Offeror (including those held through HEC (Hong Kong)) will not form part of the Share Exchange but will be cancelled after completion of the Merger.

For the avoidance of doubt, all H Shares and Domestic Shares will be cancelled after completion of the Merger.

6.	REASONS AND BENEFITS OF THE MERGER AND THE LISTING

The board of the Offeror believes that the Offeror will be an attractive investment target after the completion of the Merger. The benefits to the Share Exchange Shareholders include the following: (i) an attractive premium represented by the theoretical value of the Offeror’s H share value as compared to the market value of the Company’s Shares; (ii) the Share Exchange Shareholders will directly receive immediate cash value by receiving the Special Dividend of HK$1.50 per Share to be distributed by the Company, thus enabling the Share Exchange Shareholders to realise a certain level of capital return from their investment; and (iii) the enhanced overall performance of the Offeror in the capital market after completion of the Merger and the long-term capital appreciation potential of the Offeror.

Going forward, after the completion of the Merger, the Offeror will continue to optimise its operations and management, maintain robust financial performance and raise capital market profile to generate greater return for its shareholders. The Offeror believes the Merger could also benefit the Share Exchange Shareholders in the following ways:

(a)	share the benefit of the Offeror’s comprehensive, integrated independent R&D system and its R&D platform that covers the complete development cycle of drugs to achieve long-term value creation; and

(b)	improve operational efficiency and expand economies of scale after completion of the Merger.

7.	BOARD APPROVAL, INDEPENDENT BOARD COMMITTEE AND INDEPENDENT FINANCIAL ADVISER

The Board approved the Merger and its related matters at its board meeting on 10 May 2024.

Pursuant to Rule 2.8 of the Takeovers Code, the Independent Board Committee is required to comprise all the non-executive Directors who have no direct or indirect interest in the Merger other than as Shareholders. Mr. TANG Xinfa, the non-executive Director of the Company, is a director of the Offeror and is presumed to be acting in concert with the Offeror by virtue of falling into class (2) of the definition of ‘‘acting in concert’’ in the Takeovers Code. Accordingly, Mr. TANG Xinfa is regarded as being interested in the Merger for the purpose of Rule 2.8 of the Takeovers Code. The Board has therefore established the Independent Board Committee, consisting of all of the independent non-executive Directors, being Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen. Such committee will advise the Independent Shareholders as to: (a) whether the terms of the Merger are fair and reasonable for the purpose of the Takeovers Code; and (b) whether to vote in favour of or against the Merger at the EGM and the H Shareholders’ Class Meeting.

Gram Capital has been appointed as the Independent Financial Adviser, with the approval of the Independent Board Committee pursuant to Rule 2.1 of the Takeovers Code, to provide advice to it in respect of the Merger. The Independent Board Committee is evaluating the Merger and its views and recommendations will be set out in the Composite Document to be despatched to the Shareholders.

8.	DESPATCH OF THE COMPOSITE DOCUMENT

The Composite Document containing, among others, (i) further details of the Merger and the Merger Agreement and other matters in relation to the Merger; (ii) a letter of advice issued by Gram Capital to the Independent Board Committee; (iii) recommendations and advice from the Independent Board Committee; and (iv) an advanced draft or a copy of the Listing Document, together with a notice of the EGM, a notice of the H Shareholders’ Class Meeting and proxy form are expected to be despatched to the Shareholders within seven days after fulfilment of the Pre- Conditions. The Offeror will apply to the Executive for its consent under Note 2 to Rule 8.2 of the Takeovers Code to permit the Composite Document to be posted within (1) seven days after the date of fulfilment of the Pre-Conditions or (2) 7 July 2025, whichever is the earlier.

9.	RESUMPTION OF TRADING

At the request of the Company, trading in the H Shares on the Stock Exchange was halted from 9: 00 a.m. on 10 May 2024. An application has been made by the Company to the Stock Exchange for the resumption of trading in the H Shares from 9: 00 a.m. on 13 May 2024.

The Pre-Conditions and the Conditions to effectiveness must be fulfilled before the Merger Agreement becoming effective. The Merger Agreement becoming effective is therefore a possibility only. Further, Shareholders, investors and potential investors in the securities of the Company should be aware that the implementation of the Merger is subject to the Conditions to implementation set out in this joint announcement being fulfilled or waived, as applicable. Neither the Offeror nor the Company provides any assurance that any or all Pre- Conditions or Conditions can be fulfilled, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Shareholders, investors and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action to take and the implications arising from the Merger should consult their stockbroker, bank manager, solicitor or other professional advisers (including tax adviser regarding the tax consequences of the cancellation of the Shares and the implementation of the Merger).

NOTICE TO H SHAREHOLDERS

This joint announcement appears for information purposes only and is not intended to and does not constitute, or form part of, any offer to sell or an invitation or solicitation of an offer to acquire, purchase or subscribe for any securities of the Offeror or the Company or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities of the Offeror or the Company in any jurisdiction in contravention of applicable law or regulation. This joint announcement does not constitute a prospectus or a prospectus equivalent document. H Shareholders are advised to carefully read the formal documentation in relation to the Merger once it has been despatched.

In particular, this joint announcement is not an offer of securities for sale or the solicitation of an offer to buy any securities in the United States or any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offeror H Shares to be issued in connection with the Merger have not been, and will not be, registered under the U.S. Securities Act or under the securities law of any state, district or other jurisdiction of the United States, and no regulatory clearance in respect of the Merger or the distribution of the Offeror H Shares has been, or will be, applied for in any jurisdiction other than Hong Kong and the PRC. The Offeror H Shares may not be offered, sold, transferred or delivered, directly or indirectly, in any other jurisdiction where to do so would violate the laws of that jurisdiction or would require registration thereof in such jurisdiction. Certain H Shareholders may be excluded from receiving the Offeror H Shares if such H Shareholders reside in any country, jurisdiction or territory outside Hong Kong and the PRC where receiving the Offeror H Shares would require the Offeror to comply with any registration or other legal requirements. Any person resident outside Hong Kong and the PRC wishing to elect to receive the Offeror H Shares is responsible for fully observing and complying with the laws of the relevant country, jurisdiction or territory, including obtaining any government or other consents that may be required and observing any other formalities in such country, jurisdiction or territory.

NOTICE TO U.S. H SHAREHOLDERS

The Merger will be implemented by way of a merger by absorption provided for under the laws of the PRC, which will involve the exchange of securities of two companies incorporated in the PRC with limited liability and the cancellation of the securities of a company incorporated in the PRC with limited liability. The Merger is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial information included in this joint announcement has been prepared in accordance with IFRS and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Merger will be made in the United States pursuant to the applicable U.S. tender offer rules or certain available exemptions or exceptions therefrom and otherwise in accordance with the requirements of the laws of Hong Kong and the PRC. Accordingly, the Merger will be subject to Hong Kong and PRC disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

This joint announcement is not an offer of securities for sale nor a solicitation of an offer to buy securities in the United States. The Offeror H Shares to be issued in connection with the Merger have not been, and will not be, registered under the U.S. Securities Act or under the securities law of any state, district or other jurisdiction of the United States, and no regulatory clearance in respect of the Merger or the distribution of the Offeror H Shares has been, or will be, applied for in any jurisdiction other than Hong Kong and the PRC. Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act. The Offeror H Shares are expected to be issued to U.S. H Shareholders in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements. The Offeror H Shares to be issued pursuant to the Merger will be ‘‘restricted securities’’ within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Share Exchange H Shares for which they were exchanged in the Merger.

The receipt of Offeror H Shares pursuant to the Merger by a U.S. H Shareholder or the receipt of cash by a U.S. Dissenting Shareholder pursuant to the Merger, in each case as consideration for the cancellation of its Shares pursuant to the Merger, may be a taxable transaction for U.S. federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each U.S. H Shareholder is urged to consult his/her/its independent professional advisor immediately regarding the tax consequences of the implementation of the Merger.

U.S. H Shareholders may encounter difficulty enforcing their rights and any claims arising out of the U.S. federal securities laws, as the Offeror and the Company are located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. H Shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. H Shareholders may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

In accordance with the Takeovers Code and Rule 14e-5(b) of the U.S. Exchange Act, CICC and its affiliates may continue to act as exempt principal traders in the Shares on the Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, provided that any such purchase or arrangement complies with applicable law, including but not limited to the Takeovers Code, and is made outside the United States. Any information about such purchases will be reported to the SFC in accordance with the requirements of the Takeovers Code and, to the extent made public by the SFC, will be available on the website of the SFC at http://www.sfc.hk and the Stock Exchange at www.hkexnews.hk.

1.	INTRODUCTION

Reference is made to the announcements of the Company dated 8 March 2024, 8 April 2024 and 7 May 2024 pursuant to Rule 3.7 of the Takeovers Code in relation to, among others, the Merger.

The Offeror and the Company are pleased to jointly announce that on 10 May 2024, the Offeror and the Company have entered into the Merger Agreement, pursuant to which the Offeror and the Company have agreed to implement the Merger subject to the terms and conditions of the Merger Agreement, including the Pre-Conditions and the Conditions. Following the fulfilment (or waiver, as applicable) of the Pre-Conditions and Conditions and the completion of the Share Exchange, the Company will be delisted from the Stock Exchange, the Offeror H Shares will be listed on the Main Board of the Stock Exchange by way of introduction and the Company will be merged into and absorbed by the Offeror in accordance with the terms of the Merger Agreement and PRC Company Law and other applicable PRC Laws.

The Offeror has appointed CICC to act as its financial adviser in connection with the Merger.

The Company has appointed GF Capital to act as its financial adviser in connection with the Merger.

2.	PROPOSED TRANSACTION

Pursuant to the Merger Agreement, conditional upon the fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions set out in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’ below, the Share Exchange Shareholders will be entitled to receive from the Offeror:

For every Share Exchange H Share cancelled . . . . . . . 0.263614 new Offeror H Share

The Offeror proposes to issue 112,712,832 Offeror H shares in exchange for all of the issued H Shares held by the Share Exchange Shareholders at the Share Exchange Ratio.

The Listing and the issuance of the Offeror H Shares to the Share Exchange Shareholders will only take place if all of the Pre-Conditions and the Conditions (being the Conditions to effectiveness and the Conditions to implementation) have been fulfilled or waived (as applicable).

Following the fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions and the completion of the Share Exchange, (i) the Offeror H Shares will be listed on the Main Board of the Stock Exchange by way of introduction; and (ii) the Share Exchange Shareholders will become shareholders of the Offeror. The Offeror will assume all assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations of the Company from the Implementation Date; and the Company will be eventually deregistered in the PRC.

The Share Exchange Ratio will not be adjusted and the Offeror does not reserve the right to do so.

Neither the Offeror nor the Company intends to declare and/or pay any dividend (save for the Special Dividend, the details of which are set out in the section headed ‘‘5. PROPOSED SPECIAL DIVIDEND’’ below) before the Delisting Date or the date on which the Merger is not approved or otherwise lapses (as the case may be).

3.	PRINCIPAL TERMS OF THE MERGER AGREEMENT

The principal terms and conditions of the Merger Agreement include:

Parties	(1)	The Offeror; and
	(2)	the Company.

Overview of the Merger	Subject to the terms and conditions of the Merger Agreement and the requirements of the PRC Company Law, the Takeovers Code, the Listing Rules, the Articles and the articles of association of the Offeror, the Merger will be implemented by the Offeror merging the Company by way of merger by absorption, namely:

	(1)	The Offeror will issue the Offeror H Shares as consideration to acquire the Share Exchange H Shares held by the Share Exchange Shareholders;

	(2)	The Offeror will apply to the Stock Exchange for the listing of, and permission to deal in, the Offeror H Shares by way of introduction;

	(3)	The Company will be delisted from the Stock Exchange; and

	(4)	The Share Exchange Shareholders will become shareholders of the Offeror.

After completion of the Merger, the Offeror will assume all assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations of the Company and the Company will be eventually deregistered in the PRC.

Consideration	Pursuant to the Merger Agreement, conditional upon the fulfilment (or waiver, as applicable) of the Pre-Conditions, the Conditions to effectiveness and the Conditions to implementation set out in the paragraphs headed ‘‘Pre-Conditions to the Merger Agreement becoming effective’’, ‘‘Conditions to effectiveness’’ and ‘‘Conditions to implementation’’ below, the Share Exchange Shareholders will be entitled to receive from the Offeror:

For every Share Exchange
H Share cancelled. . . . . . . . . . . . . . . . . . .0.263614 new Offeror H Share

Application will be made to the Stock Exchange for the Offeror H Shares to be listed and traded on the Stock Exchange by way of introduction.

All rights attaching to all H Shares held by the Share Exchange Shareholders shall cease to have effect from and including the Settlement Date and the relevant H Shares shall be cancelled. The share certificates for all H Shares held by the Share Exchange Shareholders will cease to have effect as documents or evidence of title from and including the Settlement Date.

Treatment of fractions of shares	Under the Share Exchange, the number of the Offeror H Shares obtained by Share Exchange Shareholders will be in whole numbers. If the number of the Offeror H Shares to be obtained by a Share Exchange Shareholder (calculated by the number of Shares held multiplied by the Share Exchange Ratio) will not result in a whole number, such Share Exchange Shareholders concerned will be ranked according to the fractional value after the decimal point from highest to lowest. One additional Offeror H Share will be given to each such Share Exchange Shareholder in such order until the aggregate number of the Offeror H Shares actually exchanged is equal to the total number of the Offeror H Shares proposed to be issued. If the number of Share Exchange Shareholders with the same fractional value after the decimal point is more than the number of remaining Offeror H Shares to be issued, the Offeror H Shares will be allocated randomly by a computerised system until the aggregate number of the Offeror H Shares actually exchanged is equal to the total number of the Offeror H Shares proposed to be issued.

Pre-Conditions to the Merger Agreement becoming effective	The Merger Agreement is subject to the fulfilment of the following pre-conditions, namely,

(1) the approval, filing or registration (if applicable) with or by (a) NDRC (if applicable); (b) MoC (if applicable) and (c) SAFE (if applicable), and such other applicable governmental approvals in respect of the Merger having been obtained. Subject to confirmation from SAFE, the approval, filing or registration with or by SAFE in (c) above may be applicable to the Merger and/or if any Shares held by a Dissenting Shareholder (if any) will be acquired by the Offeror with funds remitted from the PRC to Hong Kong. Save for the governmental approvals as mentioned in (a), (b) and (c) above, the Offeror is not currently aware of any other applicable governmental approvals which are required in respect of the Merger;

(2) the approval or filing by or with the Listing Committee of the Stock Exchange, the Department of International Cooperation of the CSRC and such other competent authorities which are necessary for the listing (by way of introduction) of, and permission to deal in, the Offeror H Shares on the Stock Exchange pursuant to the Listing; and

	(3)	approval by the shareholders meeting of the Offeror of the Merger in accordance with the PRC Laws and the articles of association of the Offeror (the ‘‘Pre-Conditions’’).

The above Pre-Conditions are not waivable. If any of the Pre- Conditions is not fulfilled by the Long-stop Date, the Merger Agreement will not become effective and will be automatically terminated.

Conditions to effectiveness	After the Pre-Conditions are fulfilled, the Merger Agreement shall become effective upon fulfilment of all of the following conditions (none of which is capable of being waived) (the ‘‘Conditions to effectiveness’’):

	(1)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Shareholders present and voting in person or by proxy at the EGM to approve the Merger under the Merger Agreement in accordance with the Articles and PRC Laws; and

	(2)	the passing of special resolution(s) by way of poll approving the Merger under the Merger Agreement at the H Shareholders’ Class Meeting to be convened for this purpose, provided that: (a) approval is given by at least 75% of the votes attaching to the H Shares held by the Independent H Shareholders that are cast either in person or by proxy; and (b) the number of votes cast against the resolution is not more than 10% of the votes attaching to all H Shares held by the Independent H Shareholders.

If the above Conditions to effectiveness are not fulfilled by the Long-stop Date, the Merger Agreement may be terminated by either party. Please also refer to the paragraph headed ‘‘Termination’’ in this section.

Conditions to implementation	After the Merger Agreement becomes effective upon fulfilment of the Pre-Conditions and all the Conditions to effectiveness, the implementation of the Merger shall be subject to the following conditions being fulfilled (the ‘‘Conditions to implementation’’, together with the Conditions to effectiveness, collectively, the ‘‘Conditions’’):

	(1)	there being no material breach of the representations, warranties or undertakings given by the Offeror in the Merger Agreement on the Delisting Date which has a material adverse impact on the Merger;

	(2)	there being no material breach of the representations, warranties or undertakings given by the Company in the Merger Agreement on the Delisting Date which has a material adverse impact on the Merger;

	(3)	there being no law, restriction or prohibition of any governmental authority or any judgment, decision or adjudication of any court on the Delisting Date which restricts, prohibits or terminates the Merger; and

	(4)	the necessary approval or filing for the listing (by way of introduction) of, and permission to deal in, the Offeror H Shares on the Stock Exchange pursuant to the Listing under Pre-Condition (2) not having been withdrawn and remain valid.

The Company shall be entitled to waive Condition (1) above and the Offeror shall be entitled to waive Condition (2) above. Conditions (3) and (4) above are not capable of being waived. If the above Conditions to implementation are not fulfilled or if applicable, waived, by the Long-stop Date, the Merger Agreement may be terminated by the relevant party as detailed in the paragraph headed ‘‘Termination’’ in this section.

Payment of consideration	The Offeror shall, as soon as possible and in any event no later than seven (7) business days after fulfilment (or waiver, as applicable) of the Pre-Conditions and all the Conditions (being the Conditions to effectiveness and the Conditions to implementation), issue the Offeror H Shares to all Share Exchange Shareholders as the consideration of the Share Exchange.

All rights attaching to all H Shares held by the Share Exchange Shareholders shall cease to have effect from and including the Settlement Date and the relevant H Shares shall be cancelled. The share certificates for all H Shares held by the Share Exchange Shareholders will cease to have effect as documents or evidence of title from and including the Settlement Date.

Issuance of Shares, Discloseable Transactions, Frustrating Actions and Dividend	Unless with the prior written consent of the Offeror, the Company shall not: (i) issue any Shares; (ii) carry out any material acquisition or disposal which may constitute a ‘‘discloseable transaction’’ under Chapter 14 of the Listing Rules; (iii) declare, make or pay any dividend or other distribution (whether in cash or in kind) to the Shareholders (save for the Special Dividend); or (iv) carry out any other action that may constitute a frustrating action pursuant to Rule 4 of the Takeovers Code, in each case from the date of the Merger Agreement to the date of termination of the Merger Agreement or the Delisting Date (whichever is earlier), provided that this shall not apply to (1) any profit distribution plan (pending approval by Shareholders’ meeting) which has been announced by the Company prior to the date of the Merger Agreement but has not yet been implemented; or (2) any transaction which has been announced by the Company prior to the date of the Merger Agreement but has not yet been completed.

Neither the Offeror nor the Company intends to declare and/or pay any dividend (save for the Special Dividend, the details of which are set out in the section headed ‘‘5. PROPOSED SPECIAL DIVIDEND’’ below) before the Delisting Date or the date on which the Merger is not approved or otherwise lapses (as the case may be).

Right of a Dissenting Shareholder	According to the PRC Company Law and the Articles, any Dissenting Shareholder may by written notice request the Company to acquire its Shares at a ‘‘fair price’’.

If any Dissenting Shareholder exercises its right, the Company, the Offeror (if so elected by the Company) or any other third party designated by the Company may acquire the Shares held by that Dissenting Shareholder at a ‘‘fair price’’.

If the Company designates a third party to acquire such Shares held by that Dissenting Shareholder, any Shares so acquired by the designated third party will be exchanged into the Offeror H Shares according to the Share Exchange Ratio on the Share Exchange Date, which will be held by the designated third party after the Share Exchange. Upon completion of the acquisition of such Shares by the designated third party from the Dissenting Shareholder, the Dissenting Shareholder shall not be entitled to make any further request to the Offeror, the Company and/or any other Shareholders who voted in favour of the Shareholders’ resolutions in respect of the Merger Agreement, the Merger and the relevant arrangements, nor shall such Dissenting Shareholder have the right to exchange its Shares into the Offeror H Shares.

The exercise of its right by a Dissenting Shareholder is subject to the following criteria:

	(1)	such Dissenting Shareholder having validly voted against the resolutions in respect of the Merger Agreement, the Merger and the relevant arrangements at the EGM and the H Shareholders’ Class Meeting;

	(2)	such Dissenting Shareholder having been validly registered as a Shareholder on the register of members of the Company since the record date for the EGM and the H Shareholders’ Class Meeting, and having held such Share(s) in respect of which it intends to exercise its right until the Dissenting Shareholders Settlement Date; and

	(3)	such Dissenting Shareholder having exercised its right during the Declaration Period in any event.

A Shareholder is not entitled to exercise its right in respect of such Share(s) held by it if:

	(1)	such Shareholder has undertaken to the Company to waive its right; or

	(2)	such Shareholder is prohibited from exercising its right in accordance with applicable laws; or

	(3)	any Share held by such Shareholder is subject to pledge, other third-party rights or judicial moratorium, without having legally obtained written consent or approval obtained from the relevant pledgee, third party or competent authority.

If a Dissenting Shareholder exercises its right, it shall return the Offeror H Shares received (if any) to the Offeror or its designated entity in an appropriate manner, otherwise such Dissenting Shareholder shall be deemed to have waived, and will no longer be able to exercise, its right in respect of the Shares held by it. For the avoidance of doubt, regardless of when the Dissenting Shareholder exercises its right, the Dissenting Shareholder will be deemed to have ceased to have any right in respect of the Shares (other than the right to request for a ‘‘fair price’’ pursuant to exercise of its right) as from the Dissenting Shareholders Settlement Date.

Further announcement(s) will be made by the Offeror and the Company in the event of any the exercise of the right of Dissenting Shareholders.

Termination	Subject to the requirements of the Takeovers Code and the regulatory requirements of the SFC and the Stock Exchange, the Merger Agreement may be terminated before the implementation of the Merger in any of the following circumstances:

	(1)	by either the Offeror or the Company, if

(i) any competent governmental authority issues any order, decree, ruling or take any other actions which permanently restricts, impedes or otherwise prohibits the Merger and which is final, binding and not capable of being appealed (both the Offeror and the Company shall use reasonable endeavours to procure the withdrawal of such order, decree, ruling or action); or

(ii) the Conditions to effectiveness not having been fulfilled on or before the Long-stop Date;

	(2)	by the Offeror, if the Company commits a material breach of the representations, warranties and undertakings under the Merger Agreement or any other agreement related to the Merger which has a material adverse impact on the Merger and such breach is not remedied by the Company within 30 days following written notice from the Offeror; or

(3) by the Company, if the Offeror commits a material breach of the representations, warranties and undertakings under the Merger Agreement or any other agreement related to the Merger which has a material adverse impact on the Merger and such breach is not remedied by the Offeror within 30 days following written notice from the Company.

In addition, as set out in the paragraph headed ‘‘Pre-Conditions to the Merger Agreement becoming effective’’, the Merger Agreement will be automatically terminated if any of the Pre- Conditions is not fulfilled by the Long-stop Date.

As at the date of this joint announcement, none of the Pre- Conditions and the Conditions has been fulfilled or waived.

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror and the Company may only invoke any or all of the conditions (1) to (4) set out in the paragraph headed ‘‘Conditions to implementation’’ in this section or terminate the Merger Agreement in accordance with the paragraph headed ‘‘Termination’’ in this section as a basis for not proceeding with the Merger only if the circumstances which give rise to the right to invoke any such condition or termination right are of material significance to the Offeror in the context of the Merger.

4.	SHARE EXCHANGE RATIO AND COMPARISON OF VALUE Basis for determining the Share Exchange Ratio

The Share Exchange Ratio of 0.263614 new Offeror H Share for every Share Exchange H Share cancelled was determined on commercial basis on arm’s length terms after taking into account, among other things:

(a)	the theoretical value of the Offeror H Shares under the Merger for each Share Exchange H Share, which is attractive for the Share Exchange Shareholders and represents a higher premium rate compared to the value of shares being offered as consideration in previous transactions involving privatisation and listing by way of introduction in Hong Kong;

(b)	the historical performance of the Offeror and the Company;

(c)	the prevailing and historical market price levels of the Company and the historical and current trading multiples of certain of the respective comparable companies of the Company;

(d)	the business potential of the Offeror Group after the Merger takes effect and the potential benefits of the Listing and the Merger for the Share Exchange Shareholders; and

(e)	the fact that the Offeror H Shares are being offered as consideration under the Merger, and that following completion of the Listing and the Merger, the Company will be merged into the Offeror and thus, the Share Exchange Shareholders will be able to continue to participate in the performance of the Company directly.

Valuation and Comparisons of value

The Valuation Adviser appointed by the Offeror to value the Offeror H Shares has estimated that the value of each Offeror H Share as at 8 March 2024 is in the range of approximately RMB62.39 to RMB70.92 (equivalent to approximately HK$68.74 to HK$78.14 based on the Exchange Rate) and is approximately RMB66.45 (equivalent to approximately HK$73.21 based on the Exchange Rate) based on the methodology detailed in Annex 2 of this joint announcement. On the basis of such valuation and that the Share Exchange Shareholders will receive 0.263614 Offeror H Share for every Share Exchange H Share cancelled, the theoretical value of the Offeror H Shares under the Merger for each Share Exchange H Share will be HK$19.30 and in the range of approximately HK$18.12 to HK$20.60.

The foregoing paragraph is subject to and should be read in conjunction with the bases, limitations and assumptions set out in the Valuation Report set out in Annex 2 of this joint announcement, which has been reported on by CICC. In particular, Shareholders, investors and potential investors should note that the value of the Offeror H Shares estimated by the Valuation Adviser does not represent the trading price of the Offeror H Shares immediately following completion of the Listing or at any time. The trading price of the Offeror H Shares may fluctuate subject to prevailing market conditions and may materially differ from the value estimated by the Valuation Adviser. Moreover, as the Independent Board Committee will make a recommendation only after taking into account of the advice from Gram Capital (to be included in the Composite Document), it is not expressing any view as to the contents of the Valuation Report. Accordingly, Shareholders, investors and potential investors should not rely on the Valuation Adviser’s estimated value of the Offeror H Shares as the basis for the trading price of the Offeror H Shares upon completion of the Listing.

On the basis of (1) the Share Exchange Ratio of 0.263614 Offeror H Share for every Share Exchange H Share cancelled and (2) the value estimated by the Valuation Adviser as at 8 March 2024 of HK$73.21 per Offeror H Share, the theoretical value of the Offeror H Shares under the Merger is equivalent to approximately HK$19.30 for each Share Exchange H Share and represents:

(a)	a premium of approximately 71.71% over the closing price of HK$11.24 per Share as quoted on the Stock Exchange on the Last Trading Day;

(b)	a premium of approximately 98.15% over the closing price of HK$11.24 per Share as quoted on the Stock Exchange on the Last Trading Day less the Special Dividend resulting in a net price of HK$9.74 per Share;

(c)	a premium of approximately 115.16% over the average closing price of approximately HK$8.97 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day;

(d)	a premium of approximately 158.37% over the average closing price of approximately HK$8.97 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$7.47 per Share;

(e)	a premium of approximately 115.40% over the average closing price of approximately HK$8.96 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day;

(f)	a premium of approximately 158.71% over the average closing price of approximately HK$8.96 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$7.46 per Share;

(g)	a premium of approximately 129.76% over the average closing price of approximately HK$8.40 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day;

(h)	a premium of approximately 179.71% over the average closing price of approximately HK$8.40 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$6.90 per Share;

(i)	a premium of approximately 146.17% over the average closing price of approximately HK$7.84 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day;

(j)	a premium of approximately 204.42% over the average closing price of approximately HK$7.84 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$6.34 per Share;

(k)	a premium of approximately 46.66% over the closing price of HK$13.16 per Share as quoted on the Stock Exchange on the last trading day prior to the publication of this joint announcement;

(l)	a premium of approximately 65.52% over the closing price of HK$13.16 per Share as quoted on the Stock Exchange on the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$11.66 per Share;

(m)	a premium of approximately 58.33% over the average closing price of approximately HK$12.19 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the last trading day prior to the publication of this joint announcement;

(n)	a premium of approximately 80.54% over the average closing price of approximately HK$12.19 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$10.69 per Share;

(o)	a premium of approximately 84.69% over the average closing price of approximately HK$10.45 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the last trading day prior to the publication of this joint announcement;

(p)	a premium of approximately 115.64% over the average closing price of approximately HK$10.45 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$8.95 per Share;

(q)	a premium of approximately 90.52% over the average closing price of approximately HK$10.13 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the last trading day prior to the publication of this joint announcement;

(r)	a premium of approximately 123.64% over the average closing price of approximately HK$10.13 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$8.63 per Share;

(s)	a premium of approximately 113.02% over the average closing price of approximately HK$9.06 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the last trading day prior to the publication of this joint announcement;

(t)	a premium of approximately 155.29% over the average closing price of approximately HK$9.06 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the last trading day prior to the publication of this joint announcement less the Special Dividend resulting in a net price of HK$7.56 per Share;

(u)	a premium of approximately 161.87% over the consolidated net asset value per Share as at 31 December 2022 derived from the audited consolidated financial statements for the year ended 31 December 2022 of approximately HK$7.37 (based on a total of 879,967,700 Shares in issue as at the date of this joint announcement and the equity attributable to owners of the Company of RMB5,884,884,000 (equivalent to approximately HK$6,483,648,984 based on the Exchange Rate) as at 31 December 2022 derived from the audited consolidated financial statements for the year ended 31 December 2022, as disclosed in the annual report of the Company published on 23 April 2023; and

(v)	a premium of approximately 94.16% over the audited consolidated net asset value per Share as at 31 December 2023 of approximately HK$9.94 (based on a total of 879,967,700 Shares in issue as at the date of this joint announcement and the equity attributable to owners of the Company of RMB7,935,513,000 (equivalent to approximately HK$8,742,921,831 based on the Exchange Rate) as at 31 December 2023 derived from the audited consolidated financial statements for the year ended 31 December 2023, as disclosed in the annual report of the Company published on 26 April 2024.

The Merger will be implemented at the Share Exchange Ratio. The comparisons above are provided solely for the convenience of investors. They are illustrations only. Shareholders should use the comparisons with care and take into account other disclosures in this joint announcement, including the reasons and benefits of the Merger.

The Share Exchange Ratio will not be adjusted and the Offeror does not reserve the right to do so.

Highest and lowest prices

During the six-month period preceding 8 March 2024 (being the commencement date of the Offer Period) and up to and including the Last Trading Day, the highest closing price of the H Shares as quoted on the Stock Exchange was HK$11.24 on 1 March 2024 and the lowest closing price of the H Shares as quoted on the Stock Exchange was HK$6.27 on 9 October 2023.

Value of the Merger

As at the date of this joint announcement, there are 879,967,700 Shares in issue, comprising 653,767,700 H Shares and 226,200,000 Domestic Shares. The Offeror holds approximately 51.41% of the Shares, comprising (a) a direct shareholding of 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (b)  an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company).

On the basis of the theoretical value of the Offeror H Shares per Share Exchange H Share (being the theoretical value of the Offeror H Shares determined on the basis of the estimated value of each Offeror H Share being approximately HK$73.21 as at 8 March 2024 as estimated by the Valuation Adviser), assuming (i) there will be no change in the number of Shares in issue prior to the Share Exchange Record Date; (ii)  the Merger Agreement becomes effective; and (iii) there will be no Dissenting Shareholder whose H Shares will not form part of the Share Exchange, the Merger values all of the Share Exchange H Shares at approximately HK$8,251.71 million, and the entire issued share capital of the Company at approximately HK$16,982.66 million.

On the basis of such number of Share Exchange H Shares and the Share Exchange Ratio, upon the fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions, an aggregate of 112,712,832 Offeror H Shares (representing approximately 24.29% of the entire issued share capital of the Offeror as at the date of this joint announcement, or approximately 19.55% of the entire issued share capital of the Offeror as enlarged by the issuance of such Offeror H Shares), will be issued by the Offeror.

All of the Offeror H Shares to be issued as consideration to the Share Exchange Shareholders will be free from all liens, charges and encumbrances and together with all rights attaching to them, including the right to receive all dividends and other distributions.

5.	PROPOSED SPECIAL DIVIDEND

Considering (1) the Company’s intention to return value to the Shareholders in the hope of the Shareholders’ continuous support of the Offeror’s listing by introduction and future development and (2) the Company’s intention to provide Shareholders with good cash returns despite the underperformance of the stock market, subject to the fulfilment (or waiver, as applicable) of all the Pre-Conditions and the Conditions, the Company will pay a special dividend to the Shareholders whose names appear on the register of members of the Company on the Special Dividend Record Date other than the Offeror and its subsidiaries (if applicable). The Offeror has indicated that, subject to its shareholders’ approval, it and its subsidiaries (if applicable) will waive their entitlements to the Special Dividend.

The Special Dividend will only be paid to the Shareholders if all of the Pre-Conditions and the Conditions have been fulfilled or waived (as applicable), and thus the Special Dividend may or may not materialise. Shareholders, investors and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action to take should consult their stockbroker, bank manager, solicitor or other professional advisers.

The payment of the Special Dividend will not result in any adjustment to the Share Exchange Ratio.

6.	REASONS AND BENEFITS OF THE MERGER AND THE LISTING

Background and Reasons of the Merger and the Listing

The Offeror plans to further integrate with the Company to become a leading global comprehensive pharmaceutical company driven by independent R&D and incorporating R&D, production and sales capabilities, further capitalising on the scale effect and synergies to unleash greater growth potential.

(1)	Through the Merger, the Post-Merger Offeror will become a vertically integrated pharmaceutical company engaged in R&D, production and commercialisation of pharmaceutical products, which will consolidate its leading position as a comprehensive pharmaceutical company

Before the completion of the Merger, the Company lacks an independent R&D system, and its revenue and profits mainly come from its core product, Kewei (oseltamivir phosphate). The product structure is relatively simple and the channels for acquiring new products are limited. Through the full integration of the Offeror and the Company, the Post-Merger Offeror will further promote the vertically integrated operation and management of R&D, production and commercialisation. By fully integrating the Offeror’s leading R&D capability and strong R&D pipeline and the Company’s strong nationwide sales capability, the Post-Merger Offeror will make use of the synergy effect of the Merger. The Post-Merger Offeror will reduce its dependence on major products through Post-Merger Offeror’s diverse and robust drug pipeline, achieve long-term sustainable growth, expand its market value, and consolidate its position as a leading comprehensive pharmaceutical company.

(2)	Integration of domestic and overseas sales channels to build a leading global pharmaceutical company

Before the completion of the Merger, based on the agreement to avoid peer competition between the Company and the Offeror, the Company was responsible for the sales of medicines in China, while the Offeror was responsible for drug R&D and overseas sales. After years of development, the Company has formed a large domestic sales network in the PRC, while the overseas sales and distribution network of the Offeror covers more than eight jurisdictions and regions including but not limited to the United States, Germany, and the United Kingdom. It has established an independent brand with good reputation and formed certain sales capabilities. Through this integration, the domestic and overseas sales channels of the Offeror and the Company can be fully integrated, so that the Post-Merger Offeror can carry out its business operations more flexibly and meet the unfulfilled medical needs of various medicines without being subject to the constraints of the agreement to avoid peer competition between the Offeror and the Company, and provide a rich and strong pipeline of medicines in both domestic and overseas markets, which is conducive to the creation of a global pharmaceutical company and the enhancement of the Offeror’s leading industry position and global influence.

(3)	Improve overall corporate efficiency for long-term sustainable and resilient growth

Under the current arrangement, the review chain of major business decision-making processes is long and requires approval from each of the Offeror and the Company. It also takes a long time to implement the approval process for connected transactions of the Company, and strategic opportunities for product development may be missed. After completion of the Merger, the Offeror’s and the Company’s R&D and sales capabilities will be integrated to optimise the management structure, shorten the business decision-making process, improve the management operation efficiency and integrate the R&D system, production facilities and sales network, thus achieving long-term sustainable and resilient growth.

Benefits to the Share Exchange Shareholders

The board of the Offeror believes that the Post-Merger Offeror will be an attractive investment target. Upon completion of the Merger, the Share Exchange Shareholders will not only be able to continue investing in the Company (as a part of the Offeror) which is equipped with excellent commercialisation capabilities, but will also be able to share in the benefits brought by the potential synergies that can be realised as a result of the Merger. In addition, apart from the greater capital market potential of the investment target, the Share Exchange Shareholders will also directly receive immediate cash value by receiving the Special Dividend of HK$1.50 per Share to be distributed by the Company, thus enabling the Share Exchange Shareholders to realise a certain level of capital return from their investment. As the Offeror does not need to raise large-scale external capital for the Listing, the proposed transaction will be less exposed to capital market volatility. In summary, the Offeror believes that the overall offer structure is in the interests of the Share Exchange Shareholders and that the long-term growth benefits to the Share Exchange Shareholders include the following:

(1)	Share the Offeror’s vertically integrated and independent R&D system and its R&D platform that covers the complete development cycle of drugs to create long-term value

According to the industry data collected by Frost & Sullivan, the market size of China’s anti-influenza drug market in 2022 was RMB4.4 billion and the market size in 2023 was estimated to be approximately RMB8.5 billion. Kewei (oseltamivir phosphate), a core product of the Company, accounts for approximately 69.8% of China’s anti-influenza drug market in 2022, which is already at a high market share level. In order to promote the long-term sustainable development of the Company, apart from ensuring the growth of revenue from existing pharmaceutical products, it is necessary for the Company to build up a strong product pipeline and continue to introduce new pharmaceutical products to ensure long-term growth potential. The Offeror has leading pharmaceutical R&D capability in the PRC and has established a vertically integrated and proprietary R&D system and a R&D platform covering the complete development cycle of small and large molecule drugs. It possesses proprietary and systematic R&D capability that enable rapid commercialisation of the Company’s drugs under development. Relying on its R&D platform, the Offeror has established pipelines in three major therapeutic areas with huge unfulfilled needs, and has formed distinct differentiated development paths in each R&D field: (1) indications in the field of infectious diseases covering hepatitis B, hepatitis C, influenza and acute respiratory infection, establishing a leading R&D position in domestic anti-infective drug; (2) establishing a leading diabetes drug portfolio in the field of chronic diseases, continuing to expand product lines for respiratory system diseases including, among others, pulmonary fibrosis, pulmonary hypertension, chronic obstructive pulmonary disease and asthma, and gradually expanding to metabolic disorders such as gout and obesity and neuropsychiatric disorders; (3) the oncology pipeline focusing on the treatment of solid tumour and blood cancers (hematological malignancy) utilising technologies such as precise targeting. According to the industry data collected by Frost & Sullivan, the global diabetes drugs market is expected to reach US$118.9 billion in 2030, China’s anti-hepatitis B drugs market is expected to reach RMB50.1 billion, China’s depression drugs market is expected to reach RMB35.4 billion and China’s pulmonary fibrosis drugs market is expected to reach RMB3 billion. The future pipeline of the Post-Merger Offeror group will focus on significantly enlarged market size, reduce performance volatility through the gradual commercialisation of its product pipeline in various fields, and become a comprehensive pharmaceutical enterprise with both growth and profitability.

Through this integration, the Share Exchange Shareholders will become the shareholders of the Post-Merger Offeror, and share the R&D results from the R&D platform and three focused key areas of the Offeror. The Post-Merger Offeror will achieve a positive cycle business model of integrated research, production and sales, mainly focus on innovative new drugs, and is also involved in modified new drugs, generic drugs and biosimilars. The major products of the Post-Merger Offeror will continuously generate strong cash flow to support R&D investments, and the strong R&D capabilities of the Post-Merger Offeror will enrich the range of long-term commercialised products in the future, which will be conducive to the realisation of sustainable business growth and creation of long-term value.

(2)	Enhance profit sustainability and create long-term returns for shareholders

Prior to the Merger, the Company’s revenue and profit were mainly derived from its core product, Kewei (oseltamivir phosphate), with a high degree of dependence on this single product and insufficient risk resistance. The Company currently does not have an independent R&D system, while the Offeror has domestically leading pharmaceutical R&D capabilities, and has established a comprehensive, integrated and independent R&D system and an R&D platform that covers the complete development cycle of small and large molecule drugs. Its strong in-house R&D capabilities have translated into a diverse and robust drug pipeline, enabling swift advancement of its drugs under development to commercialisation. Focusing on the fields of infectious diseases, chronic diseases and oncology, the Offeror has established a pipeline of drugs with differentiation and high commercial potential. The Offeror’s core pipeline in development is expected to progressively realise revenues from 2025 onwards and cash inflows from 2028 onwards. Upon completion of the Merger, the Post-Merger Offeror group will have an in-house R&D system and a rich pipeline of commercialised products in the future, achieving sustainable and resilient long-term business growth and generating long-term returns for its shareholders.

(3)	Competitive exchange premium and cash return level

The theoretical value of the Offeror H Shares under the Merger will present the Share Exchange Shareholders with an attractive premium over the market value of the Company, with an implied value of the Share Exchange H Shares that is significantly higher than recent historical trading prices of the Shares. In addition, the Share Exchange Shareholders will be able to realise a level of capital return on their investment by receiving immediate cash value directly through the Special Dividend. At the same time, the Share Exchange Shareholders will also be able to share the revenue and profits to be realised by the Offeror in the future and obtain a long-term return on their capital investment.

(4)	Improve operational efficiency and expand economies of scale

Under the current shareholding structure, the Offeror and the Company are required to comply with the agreement to avoid peer competition and make arrangements in respect of the business separation, which constitutes a continuing connected transaction under the Listing Rules.

Upon this integration, the Post-Merger Offeror will be able to complete the integration of R&D, production and sales, resulting in a more streamlined and efficient decision-making process and enabling it to respond to demands in the marketplace more quickly and with more economical commercial arrangements. In addition, the Post-Merger Offeror will be able to utilise the supply chain system and leading manufacturing bases of the Offeror and the Company, which will further reduce the procurement and manufacturing costs, thus enhancing management efficiency, reducing the overall business operating costs, maximising cooperation efficiency and realising economies of scale.

(5)	Enhance overall performance in the capital market

Firstly, prior to the implementation of the Merger, the Company did not have an independent R&D system, and its capital market valuation was obviously at a low level. After completion of the Merger, the Post-Merger Offeror will become a comprehensive pharmaceutical enterprise integrating production, marketing and research, and a listed entity with a complete business chain, enhancing investors’ market confidence in the Post-Merger Offeror.

Secondly, the Post-Merger Offeror will have significantly reduced number of continuing connected transactions as well as reduced additional restrictions against peer competition, which are conducive to reduce administrative and compliance costs, thus boost overall business performance.

Thirdly, prior to the implementation of the Merger, the Company’s sources of major revenue and profits were relatively concentrated. After completion of the Merger, the Post-Merger Offeror will have stronger R&D capabilities and a richer future drug pipeline to cope with changing market competition, and will have greater long-term investment value. The above changes will also make the Post- Merger Offeror attractive to more investors.

In summary, after the Merger becomes unconditional and upon completion of the Listing, the Post-Merger Offeror will become a comprehensive pharmaceutical enterprise integrating R&D, production and sales, with reduced additional management costs and compliance costs, and a more stable and continuously growing source of revenue and profits, thus enhancing the overall performance of the Post-Merger Offeror in the capital market.

Strategic Plans of the Offeror Group

The Offeror is committed to becoming an integrated world-class pharmaceutical enterprise under the dual driving forces of ‘‘innovation’’ and ‘‘internationalisation’’. By adhering to the corporate mission of ‘‘scientific innovation of new drugs for high-quality of healthy life’’, and focusing on research, development, production and sales of innovative drugs, while also involving in modified new drugs, generic drugs and biosimilars, the Offeror is dedicated to developing products that are first-of-its-kind or best-in-class with breakthrough potential in both domestic and overseas markets. Through this integration, the Offeror intends to achieve structural optimisation and business integration. The Merger and the Listing will enable the Offeror to reap further synergies from the integration of ‘‘research, production and marketing’’ and enhance its market competitiveness, which in turn will maximise returns for shareholders.

(1)	Clarify the direction of future development and enhance the ability to give back to shareholders

Prior to the completion of Merger, the Company is still at the stage of continuously exploring further development opportunities. Although the Company has achieved profitability in recent years, the Company’s dividend policy is relatively conservative due to the need to respond to the opportunities and challenges brought about by rapid changes in the market. Upon completion of the Merger, the Post-Merger Offeror group will have a clear development direction to become a comprehensive pharmaceutical enterprise integrating research, production and sales. The overall improvement in competitiveness of the Post-Merger Offeror will enhance its ability to give back to shareholders.

(2)	Expedite product innovation, continuously upgrading and iterating product technology to enhance leadership position

The Post-Merger Offeror group will continue to invest into enhancing its own R&D platform to provide patients with better health solutions and affordable quality products, with a focus on first-of-its-kind or best-in-class drugs for the field of indications with huge market potential. Such strong R&D capabilities will also continue to enrich the range of long-term commercialised products of the Post- Merger Offeror in the future, building the foundation for the Post-Merger Offeror’s sustainable business growth and long-term competitive advantage.

(3)	Reduce the competition and connected transactions between the Company and the Offeror as well as enhance operating efficiency

After completion of the Merger, the Post-Merger Offeror will be able to enjoy a streamlined decision-making process and shortened business decision-making time as there will no longer be peer competition restrictions between the Post-Merger Offeror and the Company (as part of the Post-Merger Offeror) and transactions between both parties will no longer constitute connected transactions under the Listing Rules. The Post-Merger Offeror will be able to promptly react to market changes and various challenges, and flexibly reschedule its various drug sales channels to facilitate the dual globalised development of market and technology, creating a Chinese brand that becomes a leading international pharmaceutical innovation enterprise.

(4)	Establish presence in global capital market and enhance corporate image

Upon completion of the Listing, the Post-Merger Offeror will be able to tap into international capital market as a listed company. The Post-Merger Offeror will also be able to further enhance its level of corporate governance through the introduction of international investors as well as its business agility through flexible financing. Upon the Merger becoming unconditional and the completion of the Listing, the Post-Merger Offeror will be listed on the Main Board of the Stock Exchange with a view to becoming a leading pharmaceutical listed company in the industry, which will help enhance its market image among its customers, suppliers and other business partners.

In the future, the Post-Merger Offeror group will further broaden its financing channels and enhance its brand influence, promote the effective interaction between its business development and the capital market, and bring better long-term capital market returns to the Share Exchange Shareholders and widely attract talents through potential and diverse equity incentive schemes, which will also benefit all the Share Exchange Shareholders.

Future Development and Integration Initiatives of the Offeror Group

(1)	Facilitate the integration and development of R&D platforms and product pipelines to consistently strengthen competitiveness

The Post-Merger Offeror will continue to devote to build an all-round and comprehensive independent R&D system and a R&D platform that covers the complete development cycle of drugs, while continue to invest in R&D platform and technology upgrading to facilitate the continuous commercial development of products such as innovative drugs, modified new drugs, generic drugs and biosimilars, with an aim to continuously consolidate its competitive strength by creating a stable, sustainable and tiered product pipeline.

(2)	Enhance its renowned brand image and establish an efficient distribution network

The Post-Merger Offeror will continue to strengthen its brand building in the market. Leveraging on the leading market position and brand awareness of Kewei (oseltamivir phosphate) and the Offeror’s rich product pipelines, the Post-Merger Offeror would be able to enhance its brand image as a leading integrated pharmaceutical company that integrates drug R&D, production and sales, and continue to foster its own brand image as a PRC pharmaceutical company in overseas markets and boost its international reputation through overseas cooperation.

To facilitate the commercial development of the Post-Merger Offeror’s product pipelines, the Post-Merger Offeror will continue its efforts to develop a more transparent and efficient international distribution network, strengthen the digitalisation of its marketing network and its data analysis capabilities, enhance the efficiency of sales process, and keep optimising its branding and marketing strategies.

(3)	Optimise the overall production system and enhance systematic operation efficiency

The Post-Merger Offeror will focus on upgrading all aspects of its production system, accelerating the integration of production facilities and capacity planning, strengthening the deployment of production automation and information technology, coordinating supply chain resources and improving procurement and logistics planning. These would further optimise the cost structure, and quality of its product pipelines, which in turn would enhance the systematic production operation efficiency of the Offeror.

(4)	Consolidate structure and reduce governance costs

The Post-Merger Offeror will accelerate the integration of its mid-to-back office structure and promote a smart mid-to-back office system that integrates all processes, incorporating finance, R&D, sales, purchasing, inventory, administrative office systems and digital infrastructure. Moreover, the Post-Merger Offeror will optimise and adjust the previous arrangement for connected transactions to improve decision-making and reduce governance costs.

The Board (other than members of the Independent Board Committee, whose views will be given after receiving the opinion of Gram Capital) is of the view that the terms of the Merger are fair and reasonable and in the interests of the Company and its Shareholders as a whole.

7.	INFORMATION ON THE OFFEROR AND THE COMPANY

(1)	Information on the Offeror

Overview of the Offeror

The Offeror was established in 2003. It is an integrated pharmaceutical company driven by independent R&D, rooted in China and opened to the world. It has comprehensive strength in R&D, production and sales. The Offeror focuses on the three key areas of infectious diseases, chronic diseases and oncology. In particular, according to the industry data collected by Frost & Sullivan, Kewei (oseltamivir phosphate), the core product in the anti-infectious field, has a leading position in the influenza market with a market share of approximately 69.8% of China’s anti-influenza drug market in 2022. With its rich pipeline of anti-infective drugs, it has been approved by the Ministry of Science and Technology of the PRC to establish a State Key Laboratory of Anti-Infective Drug Development. The Offeror focuses on innovative drugs and is also involved in modified new drugs, generic drugs and biosimilars. It currently has a diversified and large product portfolio and a sustainable development pipeline. After over 20 years of experience accumulation, the Offeror has established a leading R&D platform, international standard production capacity and a global sales network. The Offeror has been named in the Top 20 of ‘‘China Drug Research and Development Comprehensive Strength Ranking’’ published by Yaozh.com, for seven consecutive years since 2017. In 2023, it was successfully selected as one of the ‘‘Top 100 Competitive Enterprises in Chinese Pharmaceutical Industry’’ and ranked at the top of the list of the ‘‘Top 100 Chinese Pharmaceutical Innovators for 2023’’ released by Healthcare Executive Magazine.

The Offeror is committed to developing products that are first-of-its-kind or best-in-class with breakthrough potential in the global market. It has built outstanding R&D capabilities and created a diversified and robust pipeline portfolio with broad and deep indication coverage through differentiated molecular design and comprehensive technology platforms. The Offeror has formed a large-scale, professional and comprehensive R&D team with more than 1,200 personnels as of 31 March 2024, and has established a comprehensive and integrated independent R&D system and a R&D platform covering the complete development cycle of large and small molecule drugs. Its R&D capabilities are independent and systematic, which enables the Offeror to swiftly advance its drugs under development to commercialisation. As of 31 March 2024, the Offeror has 146 approved drugs in the world, including in China, the United States and Europe, more than 100 drugs in the pipeline, including 45 Class I Innovative Drugs candidates among which three are under the NMPA’s review for launching in China and 10 are in Phases II or III of clinical trials. The Offeror is one of a handful of PRC pharmaceutical companies who has successfully launched one Class I Innovative Drug and applied for the launch of three Class I Innovative Drugs through in-house R&D. The Offeror attaches great importance to the protection of core technologies. Its patents cover new drug compounds, protein molecular structures, manufacturing processes, usage and preparation formulation, providing a sufficient and long-life patent protection strategy for the Offeror’s products. As of 31 December 2023, the Offeror had applied for a total of 2,306 invention patents, including 350 Patent Cooperation Treaty (PCT) applications, 1,076 domestic invention patents, and 880 overseas invention patents; among them, a total of 1,260 invention patents have been granted by the relevant patent authorities, including 651 domestic invention patents and 609 overseas invention patents. According to Frost & Sullivan, the Offeror ranked first among PRC pharmaceutical companies in the number of patents published and the number of authorised patent announcements in China between 1 January 2014 and 31 December 2023, and the Offeror ranked 44th in the world and 4th in China in terms of the number of public invention patent applications for the global biomedical industry in 2022.

As of 31 December 2023, the Offeror has two high-standard production bases in Songshan Lake, Dongguan, Guangdong and Yidu, Hubei, covering a total area of more than 1,300 mu, covering the entire pharmaceutical production process in respect of the formulation production. It has production capabilities for tablets, capsules, granules, dry suspensions and freeze-dried powder injections. The Offeror has also formed a pharmaceutical production and quality management system with international standards, aiming to provide high-quality medicines and laying the foundation for the subsequent sales of the Offeror’s products in overseas jurisdictions.

The Offeror has an extensive global sales network, covering the Chinese mainland market, European market, North American market and other areas of the world. In the domestic market, as of 31 December 2023, the Offeror has a nationwide sales and distribution network and more than 1,788 professional sales personnels, covering 32 provincial-level regions and nearly 300 prefecture-level cities. The Offeror extensively covers more than 2,400 Class III Hospitals, more than 8,900 Class II Hospitals and more than 65,000 Class I Hospitals in the PRC as well as many large-scale national or regional pharmacy chains.

As at the date of this joint announcement, the Offeror has a total issued share capital of 463,943,215 ordinary shares. The Offeror has no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as at the date of this joint announcement. The ultimate controlling shareholders of the Offeror are Ms. Guo Meilan and her son Mr. Zhang Yushuai controlling approximately 62.12% equity interests in the Offeror as at the date of this joint announcement. Please refer to the paragraph headed “Shareholding in the Company” in this section for further details.

Advantages of the Offeror

(i)	The Offeror is an R&D-driven international pharmaceutical company with comprehensive integrated capabilities as well as China’s domestic leading company in antiviral drug sales in the past five years:

After over 20 years of development, the Offeror has managed to create a virtuous circle in respect of its business model through its integrated capabilities in R&D, production and sales, and is one of the domestic pharmaceutical companies with the ability to carry out international R&D and sales. The Offeror continues to make forward-looking plans around drug innovation, focusing on the three major fields of infectious diseases, chronic diseases and oncology. With its excellent commercialisation capabilities, it continues to cultivate a large variety of drugs, gradually growing into a company with comprehensive capabilities in R&D, production and sales. Such competitive advantage can enhance the Offeror’s position in the fast-growing pharmaceutical industry in China and around the world.

(a)	The Offeror is one of the top PRC pharmaceutical companies in clinical development of innovative drugs

The Offeror has one of the largest in-house R&D teams among PRC pharmaceutical companies. It has formed a large-scale, professional and comprehensive R&D team of more than 1,200 personnels. The core members of the team have profound industry insights and rich drug R&D experience. The Offeror has its own R&D platform and is one of the first companies in China to get involved in the development of innovative drugs. It has created a series of innovative drug pipelines, with one Class  I Innovative Drug launched, three Class I Innovative Drugs under application for the NMPA’s review for launching in China, and 10 Class I Innovative Drugs in Phases II or III clinical trials. The Offeror’s pipeline assets and core technologies are also protected by a comprehensive patent portfolio. As of 31 December 2023, the Offeror has applied for a total of 2,306 invention patents, including 350 Patent Cooperation Treaty (PCT) applications, 1,076 domestic invention patents, and 880 overseas invention patents; in particular, a total of 1,260 invention patents have been granted by the relevant patent authorities, including 651 domestic invention patents and 609 overseas invention patents. Based on its fruitful R&D results, the Offeror has won a number of national platform titles, including the State Key Laboratory of Anti-Infective Drug Development (as approved by the Ministry of Science and Technology of the PRC), the National Intellectual Property Model Enterprise (as designated by the China National Intellectual Property Administration) and a postdoctoral research workstation. According to Frost & Sullivan, the Offeror is among the top PRC pharmaceutical companies in terms of the number of innovative drugs under clinical development.

International layout is also an important strategy for the sustainable development of the Offeror. The Offeror is one of the leading companies in the internationalisation of pharmaceutical preparations in China. As of 31 March 2024, with its international platform, the Offeror had obtained 252 international drug approvals in respect of 70 overseas pharmaceutical products and 8 approvals for first generic drugs from the FDA, making it the PRC pharmaceutical company that has obtained the most overseas drugs approvals through its independent R&D.

(b)	The Offeror is China’s No. 1 domestic company in sales of antiviral drugs in the last five years and is steadily increasing its overseas market size

As of 31 March 2024, the Offeror had promoted and sold 45 pharmaceutical products in the PRC and 18 of which had been the winning bids in connection with the centralised tender with respect to medicine procurement by the PRC authorities including 2 insulin products which have become a reliable source of revenue for the Offeror. Specifically, Kewei (oseltamivir phosphate), the Offeror’s top brand of oseltamivir phosphate, is available for sale in more than 2,400 Class III Hospitals, more than 8,900 Class II Hospitals and more than 65,000 Class  I Hospitals in the PRC as well as many large-scale national or regional pharmacy chains.

As one of the pioneers in preparation export, the Offeror has 70 approved drugs abroad, including 36 in the United States and 31 in Europe. With the Fingolimod capsule, an FDA approved first generic drug, the Offeror has become the first PRC pharmaceutical company that successfully challenged the patent of a novel drug in the US. The large number of overseas approvals the Offeror has obtained can help the Offeror further improve its overseas market position, strengthen its product supply chain, and expand its market size.

(ii)	The Offeror has excellent R&D capabilities. It focuses on the fields of infectious diseases, chronic diseases and oncology, and has established a differentiated and high commercial potential drug pipeline:

(a)	The Offeror has a clear-cut drug pipeline blueprint with leading positions in key areas

The Offeror focuses on the three major fields of infectious diseases, chronic diseases and oncology, focusing on the R&D of first-in-class or best-in-class drugs for indications with huge market potential and clinical demand gaps. With its independent R&D capabilities, the Offeror has a huge product cluster, including 146 globally approved drugs and more than 100 products in the pipeline at different stages of R&D. In particular, the variety of innovative drugs under clinical research ranks highly among domestic pharmaceutical companies, and its abundant pipeline reserves ensure the sustainable development and commercialisation of the Offeror’s products. It is one of a handful of PRC pharmaceutical companies that has successfully developed and launched one Class I Innovative Drug and has applications for launching three Class I Innovative Drugs in China through in-house R&D.

(b)	The Offeror has a drug pipeline with differentiated advantages and high commercial potential

Anti-hepatitis C drug pipeline: The Offeror is the only PRC pharmaceutical company that has a commercialised Class  I Innovative Drug for the treatment of genotype-specific chronic hepatitis C and has Class I Innovative Drug candidates for the treatment of pan-genotypic chronic hepatitis C at the same time. It has the advantages of a complete pipeline, independent intellectual property rights.

Anti-hepatitis B drug pipeline: Morphothiadine mesylate is the only anti-hepatitis B virus capsid inhibitor in Phase III clinical trial in China.

Diabetes treatment drug pipeline: The Offeror has established a comprehensive product portfolio and drug pipeline, including chemical drugs and biologics, for the treatment of diabetes. Five insulin products have been approved for sale in the Chinese market as of 31 March 2024 and one innovative drug will be launched soon.

Idiopathic pulmonary fibrosis treatment drug pipeline: Yinfenidone hydrochloride is a Class I Innovative Drug candidate that the Offeror has been developing in-house for the treatment of idiopathic pulmonary fibrosis. It has a brand-new mechanism of action and best-in-class potential. It has completed Phase I clinical trials in China and the United States, and has obtained orphan drug designation from the FDA. The Offeror has been conducting its Phase II clinical trial in China and expects to obtain interim analysis data to submit its Phase III clinical trial application to the CDE to accelerate and the R&D and launching process of yinfenidone hydrochloride. It is expected to bring safer and more effective therapeutic drugs to patients with pulmonary fibrosis. The Offeror plans to submit a new drug application after Phase III clinical trial. When yinfenidone hydrochloride has been approved by the NMPA, the Offeror will launch it to the market and start to generate revenue. Subject to requirements of the NMPA, a Phase IV clinical trial may or may not begin after yinfenidone hydrochloride has been approved. The Offeror will conduct the Phase IV clinical trial as and when required by the NMPA.

Drug pipeline for the treatment of AML: Clifutinib besylate is a Class I Innovative Drug candidate the Offeror has been developing in-house for the treatment of AML and is the first highly selective FLT3 inhibitor (a type of targeted therapy used in the treatment of AML, which works by blocking the activity of the FLT3 protein, a receptor tyrosine kinase that plays a key role in the survival, proliferation and differentiation of hematopoietic stem/progenitor cells) drug candidate developed by a PRC pharmaceutical company via in-house R&D to enter Phase III clinical trials.

(iii)	The Offeror has the ability to continue to innovate, and has established an independent R&D platform that comprehensively covers the entire drug development cycle:

The Offeror has formed comprehensive global independent discovery and clinical development capabilities, covering chemistry, biology, pharmacology, toxicology, clinical, production and control and regulatory matters. Through a high degree of integration of all links, seamless operation and efficient support for drug R&D is achieved. The comprehensive and integrated drug discovery and development process has given the Offeror a significant advantage. In terms of small molecule drug discovery, the Offeror has always adhered to independent original research and innovation, and has established an early-stage drug R&D engine. Its 18 years of experience in the R&D of Class I Innovative Drugs has made the Offeror one of the first companies in China to enter the R&D of innovative drugs. It has established a complete R&D platform for recombinant proteins, antibodies, cells and gene therapy products which utilises various technologies such as target discovery and validation technology, whole human antibody library technology, phage and yeast display technology and various other technologies. In terms of clinical development, the Offeror has established strong internal clinical development capabilities, with a clinical research team of more than 300 people distributed in 8 offices across the PRC. Its expertise covers clinical medicine, clinical operations, data management, biostatistics, clinical pharmacology, drug safety and other functions, comprehensively covering all aspects of clinical development. It can complete Phases I, II and III clinical studies of innovative drugs independently, with high quality and speed.

In order to further promote the rapid discovery of candidate molecules, the Offeror continues to improve its technology platform and iteratively optimise it. The Offeror has built advanced technology platforms such as artificial intelligence driven drug design, small nucleic acid, protein degradation-targeting chimeric molecules, antibody-drug conjugates, specific antibodies, oncolytic viruses, and CAR-T to empower the research and development of innovative drugs and enhance innovation. In particular, in the field of artificial intelligence, based on the large amount of R&D data accumulated by the Offeror over the past 20 years, data suitable for artificial intelligence-assisted pharmaceuticals has been obtained through data governance; the Offeror cooperates with well-known technology companies in China to use its large language models to predict compound properties and screen drug molecules; the Offeror also uses open source models to pre-train and train its own compound chemical absorption, distribution, metabolism, excretion and toxicity attribute prediction and drug screening platform; the Offeror has applied the above artificial intelligence technology-assisted pharmaceutical technology to the early research and development of new small molecule drugs, and will gradually apply it to the research and development of new large molecule drugs.

(iv)	The Offeror has a strong sales and distribution network that fully covers China, and works closely with strategic partners around the world to gradually increase market penetration and brand influence:

(a)	The Offeror has a huge global sales network

The Offeror has a huge global sales network covering the PRC, the United States, Germany and the United Kingdom and other countries, and continues to expand to more international markets. Through close cooperation with local partners, the Offeror has established stable sales channels and distribution networks, providing customers with convenient product acquisition channels and high-quality after-sales services.

In the domestic market, the Offeror has a nationwide sales and distribution network and more than 1,788 professional sales personnels, covering 32 provincial-level regions (provinces, autonomous regions, and municipalities directly under the Central Government) and nearly 300 prefecture-level cities. The domestic marketing team is divided into the pediatric line represented by the Offeror’s core product Kewei (oseltamivir phosphate), the chronic disease line focusing on the Offeror’s insulin series products, the innovative drug line represented by the Offeror’s hepatitis C drug Emitasvir, and the centralised procurement and other market channels line represented by the Offeror’s esomeprazole magnesium enteric-coated capsules. In 2023, sales of each line showed high-quality and strong growth. As of 31 March 2024, the Offeror promoted and sold a total of 45 pharmaceutical products domestically. The Offeror extensively covered more than 2,400 Class  III Hospitals, more than 8,900 Class II Hospitals, and more than 65,000 Class  I Hospitals in the PRC as well as many large-scale national or regional pharmacy chains. In addition, the Offeror has actively participated in the national medical insurance negotiations. As of 31 March 2024, one of the Offeror’s Class I Innovative Drugs has been included in the NRDL. In foreign markets, the overseas sales and distribution network of the Offeror spans across eight countries including the United States, Germany and the United Kingdom. The Offeror plans to expand its overseas sales network to Africa and Latin America, forming a global sales network across five continents.

(b)	The Offeror has many global strategic partners

The Offeror has many global strategic partners. In the domestic market, it has established strategic partnerships with many well-known pharmaceutical companies and scientific research institutions; in foreign markets, it has maintained long-term sales cooperation with world-renowned companies.

(v)	The Offeror has a first-class production and supply chain system in China, and its production base fully complies with Chinese, U.S. and European GMP standards:

(a)	GMP quality management system in line with international standards

The production bases of the Offeror have adopted a comprehensive quality management system to ensure that the product quality of the Offeror reaches the highest standards. The Offeror strictly follows GMP and other quality standards set by relevant regulatory authorities, and has passed a number of audits by these regulators.

(b)	The Offeror has an efficient and high-yield manufacturing base

The Offeror has two production bases in Songshan Lake, Dongguan, Guangdong and Yidu, Hubei, covering a total area of more than 1,300 mu, covering the entire production process in respect of formulations. The Songshan Lake production base in Dongguan, Guangdong is China’s first-class solid chemical formulation and biologics production base, and has obtained GMP certificates from the United States, the European Union, and China, and recently passed the inspection conducted by the FDA in March 2024. The Yidu production base in Hubei is a production base for a wide range of insulin products and the largest oseltamivir phosphate formulation production base in the world as of 31 December 2023.

(c)	The Offeror is a national guaranteed reserve drug supplier

The Offeror is a supplier in the field of oseltamivir, providing reliable supply for the Chinese national drug reserve. Over the years, the Offeror has demonstrated strong and high standard production capabilities in response to influenza outbreaks. The Offeror has advanced facilities and high production standards which comply with GMP and other quality management systems.

(vi)	The Offeror has a visionary and experienced team with a proven track record, which enables its business to grow in the future:

(a)	The Offeror has a strong R&D team

The Offeror has established a technical management team consisting of scientists with extensive working experience in multinational pharmaceutical companies and pharmaceutical talents with wide-ranging experience in R&D practice. The members possess experience in pharmaceutical R&D across various stages of its life cycle as well as in corporate operation and management. Under the leadership of its technical management team, as of 31 March 2024, the Offeror has formed a large-scale, professional and comprehensive R&D team with 1,200 personnels, whose experience and qualifications spread across chemistry, pharmaceutics, analytics, biology, pharmacology, clinical medicine and other fields, which gives the Offeror significant edges in innovation and execution abilities and provides strong assurance to the efficient progression of its projects.

(b)	The Offeror has a solid management team

All members of the Offeror’s management team, on top of their comprehensive professional knowledge in fields such as R&D, production and marketing, also have over 10 years of relevant experience in the pharmaceutical industry or in professional management. They have contributed to the Offeror’s technological innovation and enhanced its project management and commercialisation abilities. Their professional knowledge and experience provide strong support to the R&D and operation of the Offeror and facilitate its continuous growth and success in the pharmaceutical industry.

Strategies of the Offeror

With the future vision of becoming a world-class pharmaceutical company by focusing on innovation and internationalisation and leveraging its excellent commercialisation capabilities, the Offeror implements the corporate mission of providing innovative, high-quality and affordable medications to patients around the world.

In order to achieve this goal, the Offeror plans to implement the following strategies:

a.	With innovation being the key driving force for its future growth, the Offeror will focus on upgrading its key R&D platforms and further strengthening its diverse and robust drug pipeline in order to achieve sustainable growth.

b.	With internationalisation being its key development strategy, the Offeror plans to accelerate its expansion into global markets and strive to become a world-leading innovative pharmaceutical company.

c.	The Offeror plans to strengthen its brand recognition and accelerate the commercialisation of its approved pharmaceutical products.

d.	The Offeror plans to attract and develop global pharmaceutical talents by establishing a modern human resources system that facilitates and incentivises career development.

e.	The Offeror plans to actively seek and work with global strategic partners.

Financial information of the Offeror

The following is a summary of certain financial information of the Offeror for the three years ended 31 December 2021, 2022 and 2023, based on the unaudited consolidated financial statements of the Offeror prepared in accordance with IFRS:

	Year ended 31 December	Year ended 31 December	Year ended 31 December
	2023	2022	2021
	(unaudited)	(unaudited)	(unaudited)
	(RMB Millions)	(RMB Millions)	(RMB Millions)
Revenue	6,386	3,814	1,058
Profit/(loss) after taxation for the year	1,014	-1,416	-2,046

	As at	As at	As at
	31 December	31 December	31 December
	2023	2022	2021
	(unaudited)	(unaudited)	(unaudited)
	(RMB Millions)	(RMB Millions)	(RMB Millions)
Total assets	12,658	10,689	9,844
Total liabilities	8,483	11,563	16,965
Net assets/(liabilities)	4,175	–874	–7,121

The Offeror’s unaudited profit figures (the ‘‘Profit Figures’’) included in this joint announcement, the Valuation Report in Annex 2 and the investor presentation in Annex 5 of this joint announcement constitute profit forecasts under Rule 10 of the Takeovers Code and should be reported on by the financial adviser and auditors or accountants of the Offeror in accordance with Rule  10.4 of the Takeovers Code. The Profit Figures are included in this joint announcement as they are required under the Listing Rules to be disclosed in the Offeror’s application for the listing of the Offeror H Shares, and are thus also material for disclosure in this joint announcement pursuant to General Principle 6 of the Takeovers Code. Under Rule 10.4 of the Takeovers Code, when a forecast is made in an announcement, that announcement must contain a statement that the forecast has been reported on in accordance with the Takeovers Code and the reports have been lodged with the Executive. However, the Offeror has encountered genuine practical difficulties in meeting the reporting requirements set out in Rule 10.4 of the Takeovers Code. The Profit Figures will be reported on in accordance with Rule 10.4 of the Takeovers Code unless the audited financial information of the Offeror has been published on or before the date of the Composite Document, in which case, the requirements to report on the Profit Figures will no longer apply.

Shareholders and potential investors should note that the Profit Figures have not been reported on in accordance with the requirements under Rule 10 of the Takeovers Code and do not meet the standard required by Rule 10 of the Takeovers Code. Shareholders and potential investors should therefore exercise caution in placing reliance on the Profit Figures in assessing the merits and demerits of the Merger and the Listing.

(2)	Listing of the Offeror H Shares

In connection with the Merger, the Offeror is seeking a listing of the Offeror H Shares by way of introduction on the Main Board of the Stock Exchange. The purpose of the Listing is to create liquidity for the Offeror H Shares and provide the Offeror with greater access to international capital through its listing platform, thereby increasing the attractiveness of the Offeror H Shares. At the same time, the distribution of the Offeror H Shares to a wide group of Share Exchange Shareholders pursuant to the Merger upon fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions will enable the Offeror to satisfy the minimum public float requirement under Rule 8.08(1)(b) of the Listing Rules. Accordingly, it is a Pre-Condition to the Merger that the Listing Committee of the Stock Exchange approves the listing (by way of introduction) of, and permission to deal in, the Offeror H Shares on the Stock Exchange and a Condition to implementation that such approval remains valid and it will be a condition to the Listing that the Merger Agreement becomes effective.

No Offeror H Shares will be issued in connection with the Merger other than to the Share Exchange Shareholders upon fulfilment (or waiver, as applicable) of the Pre- Conditions and the Conditions.

(3)	Information on the Company

The Company is a pharmaceutical manufacturing company that focuses on the production, sales and development of pharmaceutical products in the therapeutic areas of anti-infectives, endocrine and metabolism. The ultimate controlling Shareholders of the Company are Ms.  Guo Meilan and her son Mr. Zhang Yushuai as they control approximately 62.12% interests in the Offeror, which in turn controls approximately 51.41% interests in the Company.

(4)	Shareholding in the Company

As at the date of this joint announcement, the relevant securities of the Company in issue are 879,967,700 Shares, which comprise 653,767,700 H Shares and 226,200,000 Domestic Shares.

As at the date of this joint announcement, the Offeror holds approximately 51.41% of the Shares, comprising (a) a direct shareholding of 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (b) an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company). All the H Shares and Domestic Shares held by the Offeror (including those held through HEC (Hong Kong)) will not form part of the Share Exchange but will be cancelled after completion of the Merger.

For the avoidance of doubt, all H Shares and Domestic Shares will be cancelled after completion of the Merger.

Set out below is a shareholding table of the Company as at the date of this joint announcement.

				Approximate
	Class of	Number of	Approximate percentage of the relevant class of	percentage of the total issued share capital of the
Shareholder	Shares held	Shares held	Shares	Company
The Offeror	Domestic Shares	226,200,000	100%	25.71% (Note 4)
HEC (Hong Kong)	H Shares	226,200,000	34.60%	25.71% (Note 4)
Guangdong HEC	H Shares	21,815,200	3.34%	2.48% (Note 5)
The Offeror and its concert parties	Domestic Shares and H Shares	474,215,200	/	53.89%
Independent H Shareholders	H Shares	405,752,500	62.06%	46.11%
Total:		879,967,700		100%

Set out below is the simplified shareholding structure of the Company as at the date of this joint announcement:

Notes:

1.	As at the date of this joint announcement, Ms. Guo Meilan and her son Mr. Zhang Yushuai are the ultimate controlling shareholders of the Offeror controlling approximately 62.12% interests in the Offeror (including approximately 15.68% direct interests via Shenzhen HEC Industrial, which is wholly owned by entities controlled by Mr. Zhang Yushuai and Ms. Guo Meilan, and interests via other entities controlled by Mr. Zhang Yushuai or Mr. Zhang Yushuai together with Ms. Guo Meilan). Each of the employee incentive platform companies of the Offeror group, Yidu Fangwenwen and Yidu Yingwenfang, holds approximately 2.47% interests in the Offeror. CICC group indirectly controls approximately 0.71% interests in the Offeror. Other shareholders, who are all independent third parties of the Offeror, control approximately 32.22% interests in the Offeror. Further details of the above shareholding structure are set out in Annex 1 to this joint announcement.

2.	As at the date of this joint announcement, Ms. Guo Meilan and her son Mr. Zhang Yushuai are the ultimate beneficial owners of Guangdong HEC controlling approximately 51.33% interests in Guangdong HEC (including 19.13% interests via Shenzhen HEC Industrial, which is wholly owned by entities controlled by Mr. Zhang Yushuai and Ms. Guo Meilan, and interests via other entities controlled by Mr. Zhang Yushuai or Mr. Zhang Yushuai together with Ms. Guo Meilan).

3.	As at the date of this joint announcement, each of the employee incentive platform companies of the Offeror, Yidu Fangwenwen and Yidu Yingwenfang, holds approximately 2.47% interests in the Offeror. As the sole general partner of both Yidu Fangwenwen and Yidu Yingwenfang is Dr. ZHANG Yingjun, a director of the Offeror, they are presumed to be acting in concert with the Offeror by virtue of falling into class (2) of the definition of ‘‘acting in concert’’ in the Takeovers Code.

4.	As at the date of this joint announcement, the Offeror holds approximately 51.41% of the Shares, comprising (a) a direct shareholding of 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (b) an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company).

Reference is made to the announcement of the Company dated 8 March 2024 pursuant to Rule 3.7 of the Takeovers Code. On 8 March 2024 (after trading hours), the Offeror and its wholly-owned subsidiary HEC (Hong Kong) entered into a share transfer agreement pursuant to which HEC (Hong Kong) will, subject to the terms and conditions of such agreement, transfer to the Offeror 226,200,000 H Shares (representing approximately 25.71% of the total issued share capital of the Company) at a consideration of HK$9.14 per Share. Completion of the transfer of the rights and obligations attached to, and the profit or loss arising from, such H Shares has already taken place on 8 March 2024. HEC (Hong Kong) further undertakes that it will use its best endeavours to procure the Company to complete the updating of the register of members of the Company in relation to such transfer of H Shares.

5.	Guangdong HEC directly holds 21,815,200 H Shares (representing approximately 3.34% of the total number of H Shares in issue and approximately 2.48% of the total issued share capital of the Company).

6.	As at the date of this joint announcement, Mr. Zhang Jianbin, an Offeror director, his wife Ms. Pang Ran and Mr. Tang Xinfa, the Company’s non-executive Director and an Offeror director, together hold approximately 0.03% of the Shares (comprising direct shareholdings of 60,800 H Shares, 122,400 H Shares and 65,200 H Shares respectively).

Set out below is the simplified shareholding structure of the Offeror immediately upon the completion of the Merger assuming there is no Dissenting Shareholder:

As at the date of this joint announcement, there are no outstanding options, warrants or convertible securities issued by the Company.

Note:

1.	As at the date of this joint announcement, Ms. Guo Meilan and her son Mr. Zhang Yushuai are the ultimate controlling shareholders of the Offeror controlling approximately 62.12% interests in the Offeror (including 15.68% direct interests via Shenzhen HEC Industrial, which is wholly owned by entities controlled by Mr. Zhang Yushuai and Ms. Guo Meilan, and interests via other entities controlled by Mr. Zhang Yushuai or Mr. Zhang Yushuai together with Ms. Guo Meilan). Each of the employee incentive platform companies of the Offeror group, Yidu Fangwenwen and Yidu Yingwenfang, holds approximately 2.47% interests in the Offeror. CICC group indirectly controls approximately 0.71% interests in the Offeror. Other shareholders, who are all independent third parties of the Offeror, control approximately 32.22% interests in the Offeror. Further details of the above shareholding structure are set out in Annex 1 to this joint announcement.

(5)	Financial information of the Company

Set out below is a summary of certain financial information of the Company extracted from the audited consolidated financial statements included in the annual report of the Company for the year ended 31 December 2022 and the annual report of the Company for the year ended 31 December 2023 dated 26 April 2024.

	For the	For the
	year ended	year ended
	31 December	31 December
	2023	2022
	(unaudited)
	(RMB’000)	(RMB’000)
Revenue	6,294,585	3,744,952
Gross profit	4,985,764	2,846,074
Profit before taxation	2,126,771	39,422

	As at	As at
	31 December	31 December
	2023	2022
	(unaudited)
	(RMB’000)	(RMB’000)
Total equity	7,935,513	6,070,001

(6)	Rights and interests in the relevant securities of the Offeror and Shares and respective derivatives

As at the date of this joint announcement:

(i)	save as disclosed in the paragraph headed ‘‘Shareholding in the Company’’ in this section above, there is no existing holding of voting rights and rights over Shares which the Offeror owns or over which it has control or direction;

(ii)	save as disclosed in the paragraph headed ‘‘Shareholding in the Company’’ in this section above, there is no existing holding of voting rights and rights over Shares which is owned or controlled or directed by any person acting in concert with the Offeror (except those which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code and also excluding Shares held on behalf of non-discretionary investment clients of the CICC group);

(iii)	there is no existing holding of voting rights and rights over Shares in respect of which the Offeror or any person acting in concert with it has received an irrevocable commitment in relation to the voting of the resolutions in respect of the Merger;

(iv)	there is no existing holding of voting rights and rights over Shares in respect of which the Offeror or any person acting in concert with it (except those which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code and also excluding Shares held on behalf of non-discretionary investment clients of the CICC group) holds convertible securities, warrants or options;

(v)	there is no outstanding derivative in respect of securities in the Company entered into by the Offeror or any person acting in concert with it (except those which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code and also excluding derivatives held on behalf of non-discretionary investment clients of the CICC group);

(vi)	save for the Merger Agreement, the Listing and the transactions contemplated thereunder, there is no arrangement (whether by way of option, indemnity or otherwise) in relation to the securities of the Offeror or the Shares and which might be material to the Merger;

(vii)	there is no agreement or arrangement (other than the Merger Agreement and the transactions contemplated thereunder) to which the Offeror is a party which relates to the circumstances in which it may or may not invoke or seek to invoke a Pre-Condition or Condition of the Merger;

(viii)	there are no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company which the Offeror or any person acting in concert with it has borrowed or lent (except those which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code and also excluding derivatives held on behalf of non-discretionary investment clients of the CICC group); and

(ix)	the Merger does not involve or otherwise relate to a sale (directly or indirectly) by a vendor of Shares.

However, Shares held by members of the CICC group acting in the capacity of an exempt principal trader connected with the Offeror or the Company will not be voted at the EGM and the H Shareholders’ Class Meeting in accordance with the requirements of Rule 35.4 of the Takeovers Code. Unless such Shares are held for and on behalf of the Offeror or its concert parties, Shares held by any member of the CICC group in the capacity of an exempt principal trader for and on behalf of non-discretionary investment clients (that are not the Offeror or its concert parties) may be voted at the EGM and the H Shareholders’ Class Meeting if (i) the relevant connected exempt principal trader holds the Shares as a simple custodian for and on behalf of non-discretionary clients, and (ii) there are contractual arrangements in place between the relevant connected exempt principal trader and its clients that strictly prohibit the relevant connected exempt principal trader from exercising any voting discretion over the relevant Shares, and (iii) all voting instructions originate from the client only (if no instructions are given, then no votes shall be cast for the relevant Shares held by the relevant connected exempt principal trader).

Save as disclosed in the paragraph headed ‘‘Shareholding in the Company’’ in this section above, there is no understanding, arrangement or agreement or special deal (as defined under Rule 25 of the Takeovers Code) between (i) any Shareholder; and (ii)(a) the Offeror and any person acting in concert with it or (b) the Company, its subsidiaries or associated companies.

There is no other consideration, compensation or benefit in any form paid or to be paid by the Offeror and any person acting in concert with it in relation to the Merger, other than the issue of the Offeror H Shares.

8.	BOARD APPROVAL, INDEPENDENT BOARD COMMITTEE AND INDEPENDENT FINANCIAL ADVISER

The Board approved the Merger and its related matters at its board meeting on 10 May 2024.

Pursuant to Rule 2.8 of the Takeovers Code, the Independent Board Committee is required to comprise all the non-executive Directors who have no direct or indirect interest in the Merger other than as Shareholders. Mr. TANG Xinfa, the non-executive Director of the Company, is a director of the Offeror and is presumed to be acting in concert with the Offeror by virtue of falling into class (2) of the definition of ‘‘acting in concert’’ in the Takeovers Code. Accordingly, Mr. TANG Xinfa is regarded as being interested in the Merger for the purpose of Rule 2.8 of the Takeovers Code. The Board has therefore established the Independent Board Committee, consisting of all of the independent non-executive Directors, being Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen. Such committee will advise the Independent Shareholders as to: (a) whether the terms of the Merger are fair and reasonable for the purpose of the Takeovers Code; and (b) whether to vote in favour of or against the Merger at the EGM and the H Shareholders’ Class Meeting.

Gram Capital has been appointed as the Independent Financial Adviser, with the approval of the Independent Board Committee pursuant to Rule 2.1 of the Takeovers Code, to provide advice to it in respect of the Merger. The Independent Board Committee is evaluating the Merger and its views and recommendations will be set out in the Composite Document to be despatched to the Shareholders.

9.	PROPOSED WITHDRAWAL OF LISTING OF H SHARES

Upon fulfilment of the Pre-Conditions and all the Conditions to effectiveness, the Company will apply to the Stock Exchange for voluntary withdrawal of the listing of the H Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

The Company will issue separate announcement(s) notifying H Shareholders of the proposed withdrawal of listing and the exact dates and relevant arrangements for the last day for dealing in H Shares on the Stock Exchange as well as when the formal delisting of the H Shares will become effective.

The listing of the H Shares on the Stock Exchange will not be withdrawn if the Merger is not approved or lapses or does not become unconditional for any reason.

10.	EGM AND H SHAREHOLDERS’ CLASS MEETING AND THE COMPOSITE DOCUMENT

The Company will convene the EGM and the H Shareholders’ Class Meeting for the Shareholders and the H Shareholders respectively, to consider and, if thought fit, approve matters including the Merger. The Composite Document containing, among others, (i) further details of the Merger and the Merger Agreement and other matters in relation to the Merger; (ii) a letter of advice issued by Gram Capital to the Independent Board Committee; (iii) recommendations and advice from the Independent Board Committee; and (iv) an advanced draft or a copy of the Listing Document, together with a notice of the EGM, a notice of the H Shareholders’ Class Meeting and proxy form are expected to be despatched to the Shareholders within seven days after fulfilment of the Pre-Conditions. The Offeror will apply to the Executive for its consent under Note 2 to Rule 8.2 of the Takeovers Code to permit the Composite Document to be posted within seven days after the earlier of (1) the date of fulfilment of the Pre-Conditions or (2) 30 June 2025 or such other date as agreed between the Offeror and the Company with the consent of the Executive (i.e. the Long-stop Date).

11.	RESPONSIBILITIES OF STOCKBROKERS, BANKS AND OTHER INTERMEDIARIES

In accordance with Rule 3.8 of the Takeovers Code, associates of the Offeror and the Company (including persons who owns or controls 5% or more of any class of relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Offeror or the Company) are hereby reminded to disclose their dealings in any shares in the Offeror and the Company pursuant to the requirements of the Takeovers Code.

In accordance with Rule 3.8 of the Takeovers Code, reproduced below is the full text of Note 11 to Rule 22 of the Takeovers Code:

‘‘Responsibilities of stockbrokers, banks and other intermediaries

Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates of an offeror or the offeree company and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than HK$1 million.

This dispensation does not alter the obligations of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.’’

12.	TAXATION AND INDEPENDENT ADVICE

Share Exchange Shareholders are recommended to consult their own professional advisers if they are in any doubt as to the taxation implications of accepting the Merger. It is emphasised that none of the Offeror, the Company or any of their respective directors, officers or associates or any other person involved in the Merger accepts responsibility (other than in respect of themselves, if applicable) for any taxation effects on, or liabilities of, any other persons as a result of their acceptance or rejection of the Merger.

13.	INVESTOR PRESENTATION

Annex 5 sets out a copy of the investor presentation relating to the Merger and the Listing, which forms part of this joint announcement.

14.	APPOINTMENT OF VALUATION ADVISER AND THE VALUATION REPORT

The Offeror has appointed China Sunrise Capital Limited, the Valuation Adviser, to advise on the value of the Offeror H Shares. The Valuation Report containing the Valuation Adviser’s estimate of the value of the Offeror H Shares is set out in Annex 2 of this joint announcement.

The valuation report of the Valuation Adviser has been reported on by CICC in accordance with the requirements under Rules 10.3(b) and 11.1(b)  of the Takeovers Code and by KPMG in accordance with the requirements under Rules  10.3(b)  and 11.1(a) of the Takeovers Code respectively and the reports from CICC and KPMG have been lodged with the Executive. A copy of the reports from CICC and KPMG is also set out in Annexes 3 and 4 of this joint announcement respectively.

15.	PRECAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This joint announcement includes certain ‘‘forward-looking statements’’. These statements are based on the current expectations of the management of the Offeror and/ or the Company (as the case may be) and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained in this joint announcement include statements about the expected effects on the Offeror and the Company of the Merger, the expected timing and scope of the Merger, and all other statements in this joint announcement other than historical facts.

Forward-looking statements include, without limitation, statements typically containing words such as ‘‘intends’’, ‘‘expects’’, ‘‘anticipates’’, ‘‘targets’’, ‘‘estimates’’, ‘‘envisages’’ and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions to the Merger, as well as additional factors, such as general, social, economic and political conditions in the countries in which the Offeror and/or the Offeror Group operate or other countries which have an impact on the Offeror and/or the Offeror Group’s business activities or investments, interest rates, the monetary and interest rate policies of the countries in which the Offeror and/or the Offeror Group operate, inflation or deflation, foreign exchange rates, the performance of the financial markets in the countries in which the Offeror and/or the Offeror Group operate and globally, changes in domestic and foreign laws, regulations and taxes, changes in competition and the pricing environments in the countries in which the Offeror and/or Offeror Group operate and regional or general changes in asset valuations and disruptions or reductions in operations due to natural or man-made disasters, pandemics, epidemics, or outbreaks of infectious or contagious diseases such as the novel coronavirus. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements.

All written and oral forward-looking statements attributable to the Offeror, the Company or persons acting on behalf of any of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this joint announcement.

Any forward-looking statement contained in this joint announcement based on past or current trends and/or activities of the relevant company should not be taken as a representation that such trends or activities will continue in the future. No statement in this joint announcement is intended to be a profit forecast or to imply that the earnings of the relevant company for the current year or future years will necessarily match or exceed its historical or published earnings. Each forward-looking statement speaks only as at the date of the particular statement. Subject to the requirements of the Takeovers Code and other applicable laws and regulations, each of the Offeror and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions of circumstances on which any such statement is based.

16.	RESUMPTION OF TRADING

At the request of the Company, trading in the H Shares on the Stock Exchange was halted from 9: 00 a.m. on 10 May 2024. An application has been made by the Company to the Stock Exchange for the resumption of trading in the H Shares from 9: 00 a.m. on 13 May 2024.

17.	WARNING

The Pre-Conditions and the Conditions to effectiveness must be fulfilled before the Merger Agreement becoming effective. The Merger Agreement becoming effective is therefore a possibility only. Further, Shareholders, investors and potential investors in the securities of the Company should be aware that the implementation of the Merger is subject to the Conditions to implementation set out in this joint announcement being fulfilled or waived, as applicable. Neither the Offeror nor the Company provides any assurance that any or all Conditions or Pre-Conditions can be fulfilled, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Shareholders, investors and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action to take and the implications arising from the Merger should consult their stockbroker, bank manager, solicitor or other professional advisers (including tax adviser regarding the tax consequences of the cancellation of the Shares and the implementation of the Merger).

18.	DEFINITIONS

In this joint announcement, unless the context otherwise requires, the following expressions shall have the meanings set out below:

‘‘AML’’	acute myeloid leukemia, a cancer of the myeloid line of blood cells, characterised by the rapid growth of abnormal cells that build up in the bone marrow and blood and interfere with normal blood cells;

‘‘API(s)’’	active pharmaceutical ingredient (API) (or drug substance), any substance or mixture of substances intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of a drug, becomes an active ingredient of the drug product;

‘‘Articles’’	the articles of association of the Company;

‘‘Board’’	board of Directors;

‘‘business day’’	a day on which the Stock Exchange is open for the transaction of business;

‘‘CAR-T’’	chimeric antigen receptor T-cell, a type of treatment in which a patient’s T cells (a type of immune system cell) are changed in the laboratory so they will attack cancer cells;

‘‘cccDNA’’	covalently closed circular DNA, a special DNA structure that arises during the propagation of some viruses in the cell nucleus and may remain permanently there;

‘‘CDE’’	the Centre for Drug Evaluation of the PRC, a division of the NMPA;

‘‘CICC’’	China International Capital Corporation Hong Kong Securities Limited, the financial adviser to the Offeror. CICC is a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 2 (dealing in futures contracts), Type 4 (advising on securities), Type 5 (advising on futures contracts) and Type 6 (advising on corporate finance) regulated activities;

‘‘Class I Hospital’’	township or community hospitals designated as Class I hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as National Health Commission of the PRC (中華人民共和國國家衛生健康委員會)) with a primary focus on preventive care, minimal health services and rehabilitation;

‘‘Class II Hospital’’	regional hospitals designated as Class II hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as National Health Commission of the PRC (中華人民共和國國家衛生健康委員會)), typically providing multiple communities with integrated healthcare services and undertaking certain academic and scientific research missions;

‘‘Class III Hospital’’	largest regional hospitals with the highest standard in the PRC designated as Class III hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as National Health Commission of the PRC (中華人民共和國國家衛生健康委員會)), typically providing high-quality professional healthcare services covering a wide geographic area and undertaking higher academic and scientific research initiatives;

‘‘Class I Innovative Drug’’	innovative drug that has never been marketed worldwide, being API and its preparation that contain new compounds with clearly defined structure and pharmacological effects;

‘‘Company’’	YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (宜昌東 陽光長江藥業股份有限公司), a joint stock company incorporated in the PRC with limited liability, whose H Shares are listed and traded on the Stock Exchange (Stock Code: 1558);

‘‘Composite Document’’	the document to be issued by or on behalf of the Offeror and the Company to all Shareholders in accordance with the Takeovers Code containing, among others, details of the Merger, as may be revised or supplemented as appropriate;

‘‘Conditions’’	has the meaning given to it in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’;

‘‘Conditions to effectiveness’’	has the meaning given to it in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’;

‘‘Conditions to implementation’’	has the meaning given to it in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’;

‘‘CSRC’’	the China Securities Regulatory Commission;

‘‘Declaration Period’’	the business hours from 9: 00 a.m. to 4: 30 p.m. on the second business day after the date on which the Merger is approved at the EGM and the H Shareholders’ Class Meeting during which any Dissenting Shareholder may declare to exercise its right;

‘‘Delisting Date’’	the date on which the listing of the Company on the Stock Exchange has been withdrawn;

‘‘Director(s)’’	director(s) of the Company;

‘‘Dissenting Shareholder’’	an H Shareholder who has validly voted against the resolutions in respect of the Merger Agreement, the Merger and the relevant arrangements at the EGM and the H Shareholders’ Class Meeting;

‘‘Dissenting Shareholders Settlement Date’’	the date on which the Company, the Offeror (if so elected by the Company) or any other third party designated by the Company acquires the Shares held by the Dissenting Shareholders who have effectively declared to exercise their right to dissent and validly exercised their right to request their Shares to be acquired by the relevant entity at a ‘‘fair price’’;

‘‘Domestic Share(s)’’	the domestic shares of the Company, with a RMB denominated par value of RMB1.00 each, representing approximately 25.71% of the issued share capital of the Company as at the date of this joint announcement;

‘‘Domestic Shareholder’’	the holder of Domestic Shares, being the Offeror;

‘‘EGM’’	the extraordinary general meeting of the Company to be convened, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and the relevant arrangements;

‘‘Exchange Rate’’	the exchange rate of HK$1:RMB0.90765, which is the central parity rate of RMB to Hong Kong Dollar as at 8 March 2024 (being the effective date of the Valuation Report) as announced by the People’s Bank of China;

‘‘Executive’’	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

‘‘FDA’’	the Food and Drugs Administration of the United States;

‘‘Frost & Sullivan’’	Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., an independent industry consultant engaged by the Offeror in 2023 to conduct a detailed analysis and prepare an industry report on the pharmaceutical market;

‘‘GF Capital’’	GF Capital (Hong Kong) Limited, a licensed corporation to carry out Type 6 (advising on corporate finance) regulated activity under the SFO, being the financial adviser to the Company;

‘‘GMP’’	good manufacturing practice, a quality system enforced by relevant regulatory authorities to ensure that the products produced meet specific requirements for identity, strength, quality and purity;

‘‘Gram Capital’’ or ‘‘Independent Financial Adviser’’	Gram Capital Limited, a licensed corporation to carry out Type 6 (advising on corporate finance) regulated activity under the SFO, being the independent financial adviser appointed by the Independent Board Committee to advise the Independent Board Committee in respect of (among others) the Merger;

‘‘Guangdong HEC’’	Guangdong HEC Technology Holding Co., Ltd (廣東東陽光科技控股股份有限公司), a company listed on the Shanghai Stock Exchange (Stock Code: 600673) and an H Shareholder holding approximately 2.48% of the issued share capital of the Company as at the date of this joint announcement;

‘‘H Share(s)’’	the ordinary shares issued by the Company, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Stock Exchange, representing approximately 74.29% of the issued share capital of the Company as at the date of this joint announcement;

‘‘H Shareholder(s)’’	the holder(s) of H Shares;

‘‘H Shareholders’ Class Meeting’’	the class meeting of the Company to be convened for H Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and the relevant arrangements;

‘‘Healthcare Executive Magazine’’	Healthcare Executive Magazine (E藥經理人), a reputable business magazine for the healthcare industry in the PRC and a professional media platform for the Chinese pharmaceutical industry, which is sponsored by China Pharmaceutical Enterprise Association and Hunan Science and Technology Press. Established in 2008, its circulation exceeds 300,000 copies per month and its new media matrix includes platforms such as WeChat Official Accounts, Toutiao (Jinri Toutiao), Snowball (Xueqiu), TikTok (Douyin) and Weibo, with a total follower base exceeding 700,000);

‘‘HEC (Hong Kong)’’	HEC (Hong Kong) Sales Co., Limited, a company incorporated in Hong Kong with limited liability, a wholly-owned subsidiary of the Offeror and an immediate H Shareholder holding approximately 25.71% of the total issued share capital of the Company as at the date of this joint announcement;

‘‘HK$’’ or ‘‘Hong Kong Dollar’’	Hong Kong dollars, the lawful currency of Hong Kong;

‘‘Hong Kong’’	the Hong Kong Special Administrative Region of the People’s Republic of China;

‘‘IFRS’’	International Financial Reporting Standards Accounting Standards;

‘‘Implementation Date’’	the implementation date of the Merger agreed between the Offeror and the Company upon which the Offeror will assume all assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations of the Company;

‘‘Independent Board Committee’’	the independent board committee established by the Company for the purposes of considering the Merger, which comprises Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen;

‘‘Independent H Shareholders’’	H Shareholders other than the Offeror and its concert parties;

‘‘Independent Shareholders’’	Shareholders other than the Offeror and its concert parties;

‘‘Kewei (oseltamivir phosphate)’’	a core product of the Company;

‘‘KPMG’’	KPMG, the reporting accountants of the Offeror;

‘‘Last Trading Day’’	1 March 2024, the last trading day on which the H Shares were traded on the Stock Exchange prior to the first announcement of the Company dated 8 March 2024 pursuant to Rule 3.7 of the Takeovers Code;

‘‘Listing’’	the listing (by way of introduction) of, and permission to deal in, the Offeror H Shares on the Main Board of the Stock Exchange;

‘‘Listing Document’’	the listing document to be published by the Offeror in connection with the Listing;

‘‘Listing Rules’’	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as revised, supplemented or otherwise modified from time to time);

‘‘Long-stop Date’’	the last date the Pre-Conditions, the Conditions to effectiveness and the Conditions to implementation can be fulfilled or waived, as applicable, being 30 June 2025 or such other date as agreed between the Offeror and the Company with the consent of the Executive;

‘‘Merger’’	the proposed merger by absorption of the Company by the Offeror in accordance with the PRC Company Law and other applicable PRC Laws as contemplated under the Merger Agreement;

‘‘Merger Agreement’’	the merger agreement entered into between the Offeror and the Company on 10 May 2024 in relation to the Merger;

‘‘MoC’’	the Ministry of Commerce of the PRC (or its local authority, as applicable);

‘‘NDRC’’	the National Development and Reform Commission of the PRC (or its local authority, as applicable);

‘‘NMPA’’	the National Medical Products Administration of the PRC (國家藥品監督管理局);

‘‘NRDL’’	the National Reimbursement Drug List of the PRC (中國國家醫保藥品目錄);

‘‘Offer Period’’	has the meaning ascribed to it under the Takeovers Code, being the period commencing on 8 March 2024 (being the date of the first announcement of the Company pursuant to Rule 3.7 of the Takeovers Code) and ending on the Delisting Date, the date on which the Merger is not approved or otherwise lapses or such other date determined by the Executive, whichever is the earliest;

‘‘Offeror’’	Sunshine Lake Pharma Co., Ltd. (廣東東陽光藥業股份有限 公 司), a company incorporated in the PRC with limited liability;

‘‘Offeror Group’’	the Offeror and its subsidiaries (including the Company);

‘‘Offeror H Share(s)’’	shares in the ordinary share capital of the Offeror, with a nominal value of RMB1 each, which are to be traded in HK$ and which are to be issued and listed on the Stock Exchange pursuant to the Listing;

‘‘Post-Merger Offeror’’	the Offeror after the completion of the Merger, as the surviving entity following the Merger;

‘‘PRC’’ or ‘‘China’’	the People’s Republic of China, which for the purposes of this joint announcement does not include Hong Kong, the Macau Special Administrative Region and Taiwan unless the context otherwise specifies;

‘‘PRC Company Law’’	the Company Law of the PRC, as amended, supplemented or otherwise modified from time to time;

‘‘PRC Laws’’	any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations as may be in force and publicly available in the PRC from time to time;

‘‘Pre-Conditions’’	has the meaning given to it in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’;

‘‘R&D’’	research and development;

‘‘RMB’’	Renminbi, the lawful currency of the PRC;

‘‘SAFE’’	the State Administration of Foreign Exchange of the PRC (or its local authority, as applicable);

‘‘Settlement Date’’	a date during the seven (7) business days after the fulfilment (or waiver, as applicable) of the Pre-Conditions and all the Conditions to be confirmed by the Offeror for the purpose of issuing the Offeror H Shares to all Share Exchange Shareholders;

‘‘SFC’’	the Securities and Futures Commission of Hong Kong;

‘‘SFO’’	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (as revised, supplemented or otherwise modified from time to time);

‘‘Share Exchange’’	exchange of the H Shares held by the Share Exchange Shareholders into the Offeror H Shares according to the Share Exchange Ratio and the terms of the Merger Agreement;

‘‘Share Exchange Date’’	the date, to be decided and announced by the Offeror and the Company, on which the Share Exchange takes place;

‘‘Share Exchange Ratio’’	1 H Share to exchange for 0.263614 Offeror H Share, meaning that the Offeror will issue 0.263614 Offeror H Share to exchange for 1 H Share;

‘‘Share Exchange Record Date’’	the trading day of the Stock Exchange, to be decided and announced by the Offeror and the Company, on which a list of the Share Exchange Shareholders who are eligible to participate in the Share Exchange and the number of H Shares held by such Share Exchange Shareholders will be confirmed;

‘‘Share Exchange H Share(s)’’	the H Shares held by the Share Exchange Shareholders which will be exchanged into the Offeror H Shares according to the Share Exchange Ratio pursuant to the Share Exchange;

‘‘Share Exchange Shareholder(s)’’	the Shareholders who are registered on the register of members of the Company on the Share Exchange Record Date (other than the Offeror or its subsidiaries (if any)) including the Shareholders who, on the Share Exchange Record Date, do not declare, only partially declare, are ineligible to declare or invalidly declare to exercise the right of the Dissenting Shareholders and any third party designated by the Company which has acquired Shares held by the Dissenting Shareholder(s)(if any);

‘‘Shareholders’’	collectively, H Shareholders and the Domestic Shareholder;

‘‘Shares’’	collectively, H Shares and Domestic Shares;

‘‘Shenzhen HEC Industrial’’	Shenzhen HEC Industrial Development Co., Ltd.* (深圳市東陽光實業發展有限公司), a company established in the PRC with limited liability on 27 January 1997;

‘‘Special Dividend’’	subject to, the fulfilment (or waiver, as applicable) of all the Pre-Conditions and the Conditions, the proposed special dividend of HK$1.50 per Share to be declared by the Company payable in cash to the Shareholders whose names appear on the register of members of the Company on the Special Dividend Record Date other than the Offeror and its subsidiaries (if applicable);

‘‘Special Dividend Record Date’’	the record date for determining the entitlements of Shareholders to the proposed Special Dividend, which will be decided by the Board and announced by the Company;

‘‘Stock Exchange’’	The Stock Exchange of Hong Kong Limited;

‘‘Takeovers Code’’	the Code on Takeovers and Mergers published by the SFC (as revised, supplemented or otherwise modified from time to time);

‘‘trading day’’	a day on which the Stock Exchange is open for dealing or trading in securities;

‘‘United States’’ or ‘‘U.S.’’	the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

‘‘U.S. Exchange Act’’	the U.S. Securities Exchange Act of 1934, as amended;

‘‘U.S. Securities Act’’	the U.S. Securities Act of 1933, as amended;

‘‘Valuation Adviser’’	China Sunrise Capital Limited, the adviser appointed by the Offeror to value the Offeror H Shares and which is a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities;

‘‘Valuation Report’’	the valuation report issued by the Valuation Adviser on the value of the Offeror H Shares as at 8 March 2024;

‘‘Yaozh.com’’	Yaozh.com (藥智網), a well-known healthcare industry data provider in the PRC and one of the earliest data application service providers in the pharmaceutical field in the PRC, which has created over 200 professional databases, covering the entire life cycle of the pharmaceutical industry, including R&D, production, marketing, rational drug use and investment decision-making. Its number of users has exceeded 1.5 million, and the number of institutional members has surpassed 30,000 since its establishment in 2009;

‘‘Yidu Fangwenwen’’	Yidu Fangwenwen Equity Investment Limited (Limited Partnership)* (宜都芳文文股權投資合夥企業(有限合夥)), a limited liability partnership established in the PRC on 5 February 2021 of which Dr. ZHANG Yingjun is the sole general partner, and one of the Offeror’s employee incentive platforms;

‘‘Yidu Yingwenfang’’	Yidu Yingwenfang Equity Investment Limited (Limited Partnership)* (宜都英文芳股權投資合夥企業(有限合夥)), a limited liability partnership established in the PRC on 9 February 2021 of which Dr. ZHANG Yingjun is the sole general partner, and one of the Offeror’s employee incentive platforms; and

‘‘%’’	per cent.

By order of the board of Sunshine Lake Pharma Co., Ltd. ZHANG Yingjun Chairman	By order of the board of YiChang HEC ChangJiang Pharmaceutical Co., Ltd. TANG Xinfa Chairman

Hubei, the PRC

10 May 2024

As at the date of this joint announcement, the Offeror’s directors are Dr. ZHANG Yingjun, Ms. LI Wenjia, Mr. Zhang Yushuai, Mr. TANG Xinfa, Mr. ZHU Yingwei, Mr.  ZHANG Jianbin, Ms. DONG Xiaowei, Ms. WANG Lei, Dr. LI Xintian, Dr. MA Dawei, Dr. YIN Hang Hubert and Dr. LIN Aimei. The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Company or the Directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Company or the Directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, the Board consists of Mr. JIANG Juncai, Mr.  WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors. The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Offeror or its directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Offeror or its directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

* For identification purposes only

ANNEX 1

SHAREHOLDING STRUCTURE OF THE OFFEROR AS AT THE DATE OF THIS JOINT ANNOUNCEMENT

Notes:

(1)	Ruyuan Yao Autonomous County Shuaicai Investment Service Partnership (L.P.)* (乳源瑤族自治縣帥才投資服務合夥企業(有限合夥)) (‘‘Ruyuan Shuaicai Investment’’) is a limited partnership established under the laws of the PRC and its general partner is Mr. Zhang Yushuai, holding 90% interest therein. The limited partners of Ruyuan Shuaicai Investment are Hu Zhidong, Wei Cailiang and Zhou Lin, who are independent third parties and holding 3.75%, 3.13% and 3.13% interest, respectively, in Ruyuan Shuaicai Investment.

(2)	The remaining 0.3% equity interest in Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd.* (乳源瑤族自治縣寓能電子實業有限公司) (‘‘Ruyuan Yuneng Electric’’) is held by Zhang Hongwei, an independent third party.

(3)	Ruyuan Yao Autonomous County Xinwei Investment Service Partnership (G.P.)* (乳源瑤族自治縣新偉投資服務合夥企業(普通合夥)) (‘‘Ruyuan Xinwei Investment’’) is a general partnership established under the laws of the PRC. Ruyuan Xinwei Investment’s partners are Lu Yuxin, Zhang Hongwei, Zhu Yingwei, Deng Xinhua and Tang Xinfa, holding 23.81%, 23.81%, 23.81%, 14.29% and 14.29% interest, respectively. Save for Zhu Yingwei and Tang Xinfa who are the Offeror’s directors, the other partners are independent third parties.

(4)	The remaining 12.17% equity interest in Linzhi HEC Pharmaceutical Research Co., Ltd.* (林芝東陽光藥業研發有限公司) (‘‘Linzhi HEC Pharmaceutical Research’’) is held by Yidu HEC Industrial Development Co., Ltd.* (宜都市東陽光實業發展有限公司) and Yichang HEC Medicine Co., Ltd.* (宜昌東陽光藥業股份有限公司) as to approximately 9.19% and 2.98%, respectively. These entities are ultimately jointly controlled by Ms. Guo Meilan and Mr. Zhang Yushuai.

(5)	Linzhi Bayi District Gaoyuanzhiguang Investment Co., Ltd.* (林芝市巴宜區高原之光投資有限公司) (‘‘Linzhi Bayi Gaoyuanzhiguang’’) is a limited company established under the laws of the PRC, which is wholly-owned by He Xin, an independent third party.

(6)	The remaining 8% equity interest of Ruyuan Yao Autonomous County HEC Industrial Development Co., Ltd.* (乳源瑤族自治縣東陽光實業發展有限公司) (‘‘Ruyuan HEC Industrial’’) is held by Ruyuan Yao Autonomous County Yangzhiguang Industrial Development Co., Ltd.* (乳源瑤族自治縣陽之光實業發展有限公司).

(7) and (12)	Yidu Shuaixinwei Equity Investment Limited (Limited Partnership)*(宜都帥新偉股權投資合夥企業有限合夥)）(‘‘Yidu Shuaixinwei’’) and Yidu Junjiafang Equity Investment Limited (Limited Partnership)* (宜都俊佳芳股權投資合夥企業有限合夥)）(‘‘Yidu Junjiafang’’) are the share incentive plan platforms of the Offeror at the shareholder level, and Mr. Zhang Yushuai is the sole general partner of these platforms.

(8)	Ms. Guo Meilan and her son Mr. Zhang Yushuai are the ultimate beneficial owners of Guangdong HEC controlling approximately 51.33% interests in Guangdong HEC (including 19.13% interests via Shenzhen HEC Industrial, which is wholly owned by entities controlled by Mr. Zhang Yushuai and Ms. Guo Meilan, and interests via other entities controlled by Mr. Zhang Yushuai or Mr. Zhang Yushuai together with Ms. Guo Meilan).

(9)	The remaining 13.26% equity interest in Yichang HEC Research Co., Ltd.* (宜昌東陽光藥研發有限公司) (‘‘Yichang HEC Research’’) is held by Dongyang City Caitong Renyao Equity Investment Partnership (L.P.)* (東陽市財通仁藥股權投資合夥企業(有限合夥)) (‘‘Caitong Renyao’’), with its general partner being Zhejiang Caitong Capital Investment Co., Ltd.* (為浙江財通資本投資有限公司), which is a wholly-owned subsidiary of Caitong Securities Co., Ltd.* (財通證券股份有限公司), whose shares are listed on the Shanghai Stock Exchange (stock code: 601108) and are ultimately controlled by the Zhejiang Provincial Department of Finance. The limited partner of Caitong Renyao is Dongyang City State-owned Assets Investment Co., Ltd. (東陽市國有資產投資有限公司), which is owned 90% equity interests by the Dongyang City State-owned Assets Supervision and Administration Office (東陽市國有資產監督管理辦公室) and 10% equity interests by Zhejiang Financial Development Co., Ltd. (浙江省財務開發有 限責任公司) (wholly owned by the Zhejiang Provincial Department of Finance).

(10) and (11)	Each of the employee incentive platform companies of the Offeror, Yidu Fangwenwen and Yidu Yingwenfang, holds approximately 2.47% interests in the Offeror.

ANNEX 2

VALUATION REPORT

The following is the text of the letter from China Sunrise Capital Limited to the Board of the Offeror prepared for the purpose of incorporation into this joint announcement.

CHINA SUNRISE CAPITAL LIMITED

Unit 4513, 45th Floor

The Center

99 Queen’s Road Central

Hong Kong

The Board of Directors

The Offeror

No. 368 Zhen’an Middle Road

Chang’an Town, Dongguan City

Guangdong Province

the People’s Republic of China

China International Capital Corporation Hong Kong Securities Limited

29/F, One International Finance Centre

1 Harbour View Street, Central

Hong Kong

10 May 2024

Dear Sirs,

PROPOSED PRE-CONDITIONAL PRIVATISATION OF THE COMPANY

BY THE OFFEROR BY WAY OF MERGER

BY ABSORPTION OF THE COMPANY

ESTIMATED VALUE OF THE OFFEROR H SHARES

I.	INTRODUCTION

We refer to our engagement as the Valuation Adviser to the board of directors of the Offeror in respect of providing an estimated value of the Offeror H Shares (‘‘Estimated Value’’). The Offeror H Shares are to be issued to the shareholders of the Company according to the proposed pre-conditional privatisation of the Company. Capitalised terms used in this letter shall have the same meanings as those defined in the joint announcement dated 10 May 2024 jointly issued by the Offeror and the Company (the ‘‘Joint Announcement’’) unless the context requires otherwise.

On 10 May 2024, the Offeror and the Company have entered into the Merger Agreement, pursuant to which the Offeror and the Company have agreed to implement the Merger subject to the terms and conditions of the Merger Agreement, including the Pre-Conditions and the Conditions. Following the fulfilment (or waiver, as applicable) of the Pre-Conditions and Conditions and the completion of the Share Exchange, the Company will be delisted from the Stock Exchange, the Offeror H Shares will be listed on the Main Board of the Stock Exchange by way of introduction and the Company will be merged into and absorbed by the Offeror in accordance with the terms of the Merger Agreement and PRC Company Law and other applicable PRC Laws. The Share Exchange Shareholders (which do not include the Offeror or its subsidiaries (if any)) will become shareholders of the Offeror.

We have been appointed to provide the Estimated Value of the Offeror H Shares, to be offered to the Shareholders, pursuant to paragraph 30 of Schedule I of the Takeovers Code which provides that the offer document should contain ‘‘when the offer involves the issue of unlisted securities, an estimate of the value of such securities by an appropriate adviser, together with the assumptions and methodology used in arriving at the value’’. Although as at the date of this letter the Offeror H Shares are not listed on any stock exchange, it is one of the Pre-Conditions of the Merger that the Listing Committee of the Stock Exchange approves the listing of and permission to deal in the Offeror H Shares on the Stock Exchange pursuant to the Listing.

II.	PURPOSE

The Estimated Value has been provided to the board of directors of the Offeror and CICC solely for the purpose of paragraph 30 of Schedule I of the Takeovers Code and shall not be used or relied upon for any other purpose whatsoever. This letter is not addressed to and may not be relied upon by any third party for any purposes whatsoever and we expressly disclaim any duty or liability to any third party with respect to the contents of this letter.

The Estimated Value assumes a willing buyer and seller, neither being under any compulsion to buy or sell, dealing on an arm’s length basis, each having knowledge of all relevant facts. The Estimated Value is also prepared on the basis of a value as to investors acquiring a minority interest as a portfolio investment. It does not include any premium for control.

The Estimated Value does not constitute an opinion as to the price at which the Offeror H Shares may trade at any point, present or in the future, or represent the value that a holder of the Offeror H Shares may realise on any sale, present or in the future, where such a value may be higher or lower than the Estimated Value contained in this letter. We assume no obligation to update or revise the Estimated Value based upon circumstances or events occurring after the date of this letter.

In formulating the Estimated Value, we have reviewed, among other things, the following materials (the ‘‘Materials’’):

1.	the Joint Announcement;

2.	the unaudited financial report of the Offeror for year ended 31 December (‘‘FY’’) 2023;

3.	the announcement of the Company for FY2023; and

4.	other publicly available information related to the Offeror and the Company

We have assumed that all information, facts, opinions and representations contained in the Materials which we have relied on, are true, complete and accurate and not misleading in all material respects. We have not conducted any independent verification of the Materials.

We would like to draw your attention that the Shares are publicly traded securities and will be subject to the fluctuations of the capital market. Those certain market uncertainties and contingencies are difficult to predict and are beyond our control. Consequently, the Estimated Value expressed in this letter is not necessarily indicative of the price at which the Offeror H Shares might actually trade in any public market as at the date of this letter or at any future date, or the amount which might be realised upon a sale of the Offeror H Shares to a third party. The Estimated Value may differ substantially from estimates available from other sources such as research reports published by brokers. In addition, our view would be expected to fluctuate with changes in prevailing market conditions, the financial conditions and prospects of the Offeror and other factors which generally influence the valuation of securities. As a result, there can be no assurance that the actual price of the Offeror H Shares will be higher or lower than implied by the Estimated Value.

III.	METHODOLOGY

There are three generally accepted approaches to appraise the Estimated Value of the Offeror H Shares, namely the income approach, the asset-based approach and the market approach. All three of them have been considered regarding this valuation:

1.	Income Approach

The income approach provides an indication of value based on the principle that an informed buyer would pay no more than the present value of anticipated future economic benefits generated by the subject asset.

The fundamental method for income approach is the discounted cash flow (‘‘DCF’’) method. Under the DCF method, the value depends on the present value of future economic benefits to be derived from the ownership of the enterprise. Thus, an indication of the equity value is calculated as the present value of the future free cash flow of a company less outstanding interest-bearing debt, if any. The future cash flow is discounted at the market-derived rate of return appropriate for the risks and hazards of investing in a similar business.

2.	Asset-based Approach

The asset-based approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation arising from condition, utility, age, wear and tear, or obsolescence (physical, functional or economical) present, taking into consideration the past and present maintenance policy and rebuilding history.

3.	Market Approach

The market approach provides an indication of value by comparing the subject asset to the same asset or similar assets that have been sold in the market, with appropriate adjustments for the differences between the subject asset and the assets that are comparable to the subject asset.

There are three methods under the market approach. Firstly, the guideline company method computes a price multiple for publicly listed companies that are considered to be comparable to the subject company and then applies the multiple to the corresponding financial metric of the subject company. Secondly, the comparable transaction method computes a price multiple using recent transactions of assets that are considered to be comparable to the subject asset and then applies the result to the corresponding financial metric of the subject company. Thirdly, the market price method directly takes reference to the trading prices of the assets in the open market.

4.	Selected Valuation Approach

Each of the above-mentioned approaches is appropriate in one or more circumstances, and sometimes, two or more approaches may be used together. Whether to adopt a certain approach will be determined by the most adopted practice in valuing business entities that are similar in nature.

For the purpose of this valuation, we have determined that sum-of-the-parts approach is the most appropriate valuation methodology as we have taken into consideration the following:

(a)	referring to the discussion with the management team of the Offeror (the ‘‘Management’’) and the review of all the Offeror’s subsidiaries (which are all wholly-owned subsidiaries), we understand that out of the 25 subsidiaries of the Offeror, 9 subsidiaries do not have any principal business activities. Additionally, the remaining subsidiaries, except Shenzhen HEC Detection Technology Co. Ltd. (‘‘Shenzhen HEC DT’’), that are currently in operation are experiencing losses (details as set out in the table below). For Shenzhen HEC DT, although it is profit-making, its revenue and profit only accounted for approximately 0.45% and 0.66% of that of the Offeror, respectively, according to the unaudited report for FY2023.

Considering that all 25 subsidiaries of the Offeror, although they are either operational or possess assets, and none of them exhibit significant cash generating activities, we believe it is appropriate to employ the asset-based approach for the valuation of the 25 subsidiaries;

(b)	the Offeror directly holds approximately 51.41% equity interest in the Company (the ‘‘Long-term Equity Investment’’) which is evaluated by market approach; and

(c)	the Offeror has been investing into its pipeline products (the ‘‘Pipeline Products’’) through research and development, which has built assets with substantial value in the form of capitalized expenditure and directly holds them. Such capitalized expenditure is expected to provide income benefit streams in the future. Therefore, income approach is appropriate for the Pipeline Products.

Table 1 — List of 25 subsidiaries of the Offeror

Number	Company name	Principal business

1	Shenzhen HEC Detection Technology Co. Ltd.*	Pharmaceutical testing business
(深圳市東陽光檢測技術有限公司)

2	Dongguan HEC New Pharmaceutical R&D Co., Ltd.*	No principal business
(東莞市東陽光新藥研發有限公司)

3	Guangzhou HEC Pharmaceutical R&D Co., Ltd.*	Clinical business in Guangzhou
(廣州東陽光醫藥研發有限公司)

4	Shanghai HEC Pharmaceutical R&D Co., Ltd.*	Clinical business in Shanghai
(上海東陽光醫藥研發有限公司)

5	Yichang HEC Moxidectin for Anti-Hepatitis B Patented Pharmaceuticals Co., Ltd.*	Project company has no principal business
(宜昌東陽光莫非賽定抗乙肝專利新藥有限 公司)

6	Dongguan HEC Pirfenidone for Antifibrotic Patented Pharmaceuticals Co., Ltd*	Project company has no principal business
(東莞市東陽光伊非尼酮抗纖維化專利新藥 有限公司)

7	Shaoguan HEC Tosylate for Anti-Lung Cancer Patented Pharmaceuticals Co., Ltd*	Project company has no principal business
(韶關市東陽光寧格替尼抗肺癌專利新藥有限公司)

8	Shaoguan HEC Erlotinib for Anti-Oesophageal Cancer Patented Pharmaceuticals Co., Ltd*	Project company has no principal business
(韶關市東陽光萊洛替尼抗食道癌專利新藥 有限公司)

9	Yichang HEC Whole Genome for Anti-Hepatitis C Patented Pharmaceuticals Co., Ltd.*	Project company has no principal business
(宜昌東陽光全基因抗丙肝專利新藥有限公 司)

10	Dongguan HEC Empagliflozin for Anti-Diabetic Patented Pharmaceuticals Co., Ltd.*	Project company has no principal business
(東莞市東陽光榮格列淨抗糖尿病專利新藥 有限公司)

11	Dongguan HEC Pharmaceutical Co., Ltd.*	No principal business
(東莞東陽光製藥有限公司)

12	Dongguan HEC Generic Pharmaceutical R&D Co., Ltd.*	Research and development of generic drugs
(東莞市東陽光仿製藥研發有限公司)

Number	Company name	Principal business

13	Dongguan HEC Biopharmaceutical R&D Co., Ltd.* (東莞市東陽光生物藥研發有限公司)	Research and development of biopharmaceutical drugs

14	Dongguan HEC Monoclonal Antibodies Co., Ltd.* (東莞市東陽光單抗生物藥有限公司)	Research and development of monoclonal antibodies

15	Dongguan HEC Oral Insulin Patented Pharmaceuticals Co., Ltd.*	Project company has no principal business
(東莞市東陽光口服胰島素專利新藥有限公 司)

16	HEC (Hong. Kong) Sales Co., Limited	Sales of overseas pharmaceutical products.
(‘‘香港東陽光銷售公司’’)

17–24	HEC Pharm USA Inc./PT Hec Pharm Indonesia/HEC Group Pty Ltd (Australia)/ HEC Pharm UK Limited/Japan/Korea/India/ Thailand	Sales of overseas pharmaceutical products.

25	HEC Pharm GmbH (Germany)	Sales of overseas pharmaceutical products.

Thus, we determined that the asset-based approach was the most appropriate valuation approach to value the 25 wholly-owned subsidiaries of the Offeror and we have applied the adjusted net assets value method under the asset-based approach in this valuation by considering the assets and liabilities of the 25 subsidiaries.

Apart from the asset-based approach, we adopted market approach for the Long-term Equity Investment and income approach for the Pipeline Products.

(i)	Long-term Equity Investment

Given that the Shares are listed on the Stock Exchange, we are of the view that the market price reflects the willingness of buyers and sellers to transact at a particular price, making it an objective and representative measure of the investment’s value. We have adopted the 90-trading day timeframe which allows us to consider the medium-term perspective, looking beyond short-term fluctuations.

(ii)	Intangible assets and development expenditure — Pipeline Products

We understand from the Management that capitalised development expenditure are mainly for the Pipeline Products. As the Pipeline Products are expected to generate income benefit streams in the future, by which the value of the Pipeline Products is determined, we consider that the income benefit streams could be valued as intangible assets. The capitalised development expenditure would be assigned nil value as its value is included in the valuation of the Pipeline Products.

The income benefit streams of the Pipeline Products could be identified based on projected cash flows prepared by the Management. Therefore, we consider income approach is applicable for the Pipeline Products.

The Exchange Rate of HK$1 = RMB0.90765 as at 8 March 2024, being the market reference date (the ‘‘Market Reference Date’’) prior to the date of this Valuation Report for the purpose of ascertaining certain information contained in this Valuation Report was applied in our calculations.

IV.	INFORMATION OF THE OFFEROR

1.	Overview of the Offeror

The Offeror was established in 2003. It is an integrated pharmaceutical company driven by independent R&D, rooted in China and opened to the world. It has comprehensive strength in R&D, production and sales. The Offeror focuses on the three key areas of infectious diseases, chronic diseases and oncology. In particular, according to the industry data collected by Frost & Sullivan, Kewei (oseltamivir phosphate), the core product in the anti-infectious field, has a leading position in the influenza market with a market share of approximately 69.8% of China’s anti-influenza drug market in 2022. With its rich pipeline of anti-infective drugs, it has been approved by the Ministry of Science and Technology of the PRC to establish a State Key Laboratory of Anti-Infective Drug Development. The Offeror focuses on innovative drugs and is also involved in modified new drugs, generic drugs and biosimilars. It currently has a diversified and large product portfolio and a sustainable development pipeline. After over 20 years of experience accumulation, the Offeror has established a leading R&D platform, international standard production capacity and a global sales network. The Offeror has been named in the Top 20 of ‘‘China Drug Research and Development Comprehensive Strength Ranking’’ published by Yaozh.com, for seven consecutive years since 2017. In 2023, it was successfully selected as one of the ‘‘Top 100 Competitive Enterprises in Chinese Pharmaceutical Industry’’ and ranked at the top of the list of the ‘‘Top 100 Chinese Pharmaceutical Innovators for 2023’’ released by Healthcare Executive Magazine.

The Offeror is committed to developing products that are first-of-its-kind or best-in-class with breakthrough potential in the global market. It has built outstanding R&D capabilities and created a diversified and robust pipeline portfolio with broad and deep indication coverage through differentiated molecular design and comprehensive technology platforms. The Offeror has formed a large-scale, professional and comprehensive R&D team with more than 1,200 personnels as of 31 March 2024, and has established a comprehensive and integrated independent R&D system and a R&D platform covering the complete development cycle of large and small molecule drugs. Its R&D capabilities are independent and systematic, which enables the Offeror to swiftly advance its drugs under development to commercialisation. As of 31 March 2024, the Offeror has 146 approved drugs in the world, including in China, the United States and Europe, more than 100 drugs in the pipeline, including 45 Class I Innovative Drugs candidates among which three are under the NMPA’s review for launching in China and 10 are in Phases II or III of clinical trials. The Offeror is one of a handful of PRC pharmaceutical companies who has successfully launched one Class I Innovative Drug and applied for the launch of three Class I Innovative Drugs through in-house R&D. The Offeror attaches great importance to the protection of core technologies. Its patents cover new drug compounds, protein molecular structures, manufacturing processes, usage and preparation formulation, providing a sufficient and long-life patent protection strategy for the Offeror’s products. As of 31 December 2023, the Offeror had applied for a total of 2,306 invention patents, including 350 Patent Cooperation Treaty (PCT) applications, 1,076 domestic invention patents, and 880 overseas invention patents; among them, a total of 1,260 invention patents have been granted by the relevant patent authorities, including 651 domestic invention patents and 609 overseas invention patents. According to Frost & Sullivan, the Offeror ranked first among PRC pharmaceutical companies in the number of patents published and the number of authorised patent announcements in China between 1 January 2014 and 31 December 2023, and the Offeror ranked 44th in the world and 4th in China in terms of the number of public invention patent applications for the global biomedical industry in 2022.

As of 31 December 2023, the Offeror has two high-standard production bases in Songshan Lake, Dongguan, Guangdong and Yidu, Hubei, covering a total area of more than 1,300 mu, covering the entire pharmaceutical production process in respect of the formulation production. It has production capabilities for tablets, capsules, granules, dry suspensions and freeze-dried powder injections. The Offeror has also formed a pharmaceutical production and quality management system with international standards, aiming to provide high-quality medicines and laying the foundation for the subsequent sales of the Offeror’s products in overseas jurisdictions.

The Offeror has an extensive global sales network, covering the Chinese mainland market, European market, North American market and other areas of the world. In the domestic market, as of 31 December 2023, the Offeror has a nationwide sales and distribution network and more than 1,788 professional sales personnels, covering 32 provincial-level regions and nearly 300 prefecture-level cities. The Offeror extensively covers more than 2,400 Class III Hospitals, more than 8,900 Class II Hospitals and more than 65,000 Class I Hospitals in the PRC as well as many large-scale national or regional pharmacy chains.

As at the date of the joint announcement, the Offeror has a total issued share capital of 463,943,215 ordinary shares. The Offeror has no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as at the date of the joint announcement. The ultimate controlling shareholders of the Offeror are Ms. Guo Meilan and her son Mr. Zhang Yushuai, who together controlling approximately 62.12% equity interests in the Offeror as at the date of the joint announcement.

Please refer to section 7(1) headed ‘‘Information on the Offeror’’ in the Joint Announcement for further details of the Offeror.

2.	Financial highlights of the Offeror

	FY2023	FY2022
	(unaudited)	(unaudited)
	(RMB Million)	(RMB Million)
Revenue	6,386	3,814
Profit/(loss) for the year	1,014	(1,416)

Non-current assets	6,246	6,538
Property, plant and equipment	3,732	3,528
Intangible assets	1,605	1,915
Current assets	6,412	4,151
Inventories	529	366
Cash and cash equivalents	1,920	972
Non-current liabilities	2,330	2,605
Current liabilities	6,153	8,958
Total equity/(deficit)	4,175	(874)

For the year ended 31 December 2023, the Offeror recorded revenue of approximately RMB6,386 million, representing an increase of approximately 67.44% as compared with the that of the previous financial year. The net profit for the year of the Offeror recorded approximately RMB1,014 million for the year ended 31 December 2023, reversing the loss of approximately RMB1,416 million as at 31 December 2022.

As at 31 December 2023, the Offeror had cash and cash equivalents of approximately RMB1,920 million, registered an increase of approximately 97.65% as compared with approximately RMB972 million as at 31 December 2022. The net asset value attributable to shareholders of the Offeror was approximately RMB4,175 million as at 31 December 2023, reversing the deficit of approximately RMB874 million as at 31 December 2022.

3.	Shareholding structure

The diagram below shows the existing shareholding structure of the Offeror.

* Most of the other subsidiaries are wholly-owned by the Offeror.

V.	INFORMATION OF THE COMPANY

1.	Overview of the Company

The Company is a pharmaceutical manufacturing company that focuses on the production, sales and development of pharmaceutical products in the therapeutic areas of anti-infectives, endocrine and metabolism. The ultimate controlling Shareholders owners of the Company are Ms. Guo Meilan and her son Mr. Zhang Yushuai as they control approximately 62.12% interests in the Offeror, which in turn controls approximately 51.41% interests in the Company.

Please refer to section 8(3) headed ‘‘Information on the Company’’ in the Joint Announcement for further details of the Company.

2.	Financial highlights of the Company

	FY2023	FY2022
	(audited)	(audited)
	(RMB’000)	(RMB’000)
Revenue	6,294,585	3,744,952
Gross profit	4,985,764	2,846,074
Profit for the year	1,855,826	49,239

Non-current assets	6,691,273	6,875,780
Fixed assets	3,740,424	3,518,765
Intangible assets	2,565,626	2,920,646
Current assets	6,065,056	5,014,020
Inventories	409,050	315,027
Cash and cash equivalents	1,674,413	923,543
Non-current liabilities	476,596	879,018
Current liabilities	4,332,220	4,940,781
Total equity	7,935,513	6,070,001

For the year ended 31 December 2023, the Company had revenue of approximately RMB6,294.6 million, representing an increase of approximately 68.1% as compared with the previous financial year. Net profit for year recorded RMB1,855.8 million for the year ended 31 December 2023, increased by approximately 3,669.0% from RMB49.2 million for the year ended 31 December 2022.

As at 31 December 2023, the Company had cash and cash equivalents of approximately RMB1,674.4 million, an increase of approximately 81.3% as compared with approximately RMB923.5 million as at 31 December 2022. The net asset value attributable to shareholders was approximately RMB7,935.5 million as at 31 December 2023, approximately 30.7% comparing with approximately RMB6,070.0 million as at 31 December 2022.

VI.	OVERVIEW OF PHARMACEUTICAL MARKET

1.	Pharmaceutical market in China

The pharmaceutical market in China has been expanding rapidly, driven by factors such as an aging population, increasing healthcare expenditure, rising middle-class incomes, government initiatives to improve healthcare access, the decline in birth rate of newborns and the increase in life expectancy, the gaining trend of the Chinese population is accelerating. From 2018 to 2022, the ageing of the Chinese population continued to intensify, with approximately 209.8 million people over 65 years old in 2022. This number is expected to reach approximately 243.3 million by 2026, growing at a compounded annual growth rate of approximately 3.77% from 2022 to 2026. China’s ageing population is expected to reach approximately 273.2 million by 2030, accounting for approximately 19.57% of the total population.

Chart 1: China ageing population trend, 2018–2030E

Source: National Bureau of Statistics and Frost and Sullivan

China’s total health expenditure has been increasing significantly over the years as the country focuses on improving healthcare access and quality for its population. China’s total health expenditure has been growing at a robust rate, driven by factors such as population growth, urbanisation, aging population, and increased healthcare needs. The Chinese government has been increasing its healthcare budget to meet these demands and actively investing in healthcare infrastructure, facilities, and services. It has implemented several healthcare reform initiatives to enhance healthcare access, including the establishment of primary healthcare centers, the expansion of healthcare insurance coverage, and the implementation of the ‘‘Healthy China 2030 plan’’* (健康中國2030規劃綱要).

The demand for medical and health services in China is on the rise due to the increasing prevalence of adult diseases at younger ages. As a result, health expenditure per capita in the country has been experiencing rapid growth. According to the National Bureau of Statistics, from 2018 to 2021, health expenditure per capita increased from approximately RMB4,206.7 to approximately RMB5,348.1, reflecting a compound annual growth rate of approximately 8.33%. Projections indicate that by 2025 and 2030, health expenditure per capita is expected to reach approximately RMB7,723.7 and approximately RMB11,242.8, respectively, with a compound annual growth rate of approximately 7.80%.

Chart 2: China health expenditure, 2018–2030E

Source: National Bureau of Statistics and Frost and Sullivan

During the period from 2018 to 2021, China witnessed a substantial increase in total healthcare expenditure, rising from approximately RMB5.9 trillion to approximately RMB7.6 trillion, reflecting a compound annual growth rate of approximately 8.54% during the period. This upward trend is projected to continue in the future, with China’s total health expenditure expected to reach approximately RMB11.0 trillion by 2025 and approximately RMB16.3 trillion by 2030.

From 2018 to 2022, the total size of China’s pharmaceutical market increased from approximately RMB1,533.4 billion to approximately RMB1,554.1 billion, with a compound annual growth rate of approximately 0.34%. It is expected to reach approximately RMB2,095.8 billion in 2026 and approximately RMB2,624.5 billion in 2030.

Chart 3: China medical market, 2018–2030E

Source: National Bureau of Statistics and Frost and Sullivan

In 2022, the chemical medicines market dominated the China medical market, with a value of approximately RMB710.7 billion, representing approximately 45.73% of the total market. The remaining market share is divided between the biological medicines market and Chinese traditional medicines. However, projections indicate a shift in the future years, with the biological medicines market expected to surpass the chemical medicines market. By 2027, the biological medicines market is anticipated to reach a value of approximately RMB867.1 billion, accounting for approximately 38.94% of the total market.

2.	Driving forces of China’s pharmaceutical market development

(i)	Improvement of people’s health awareness and medical expenditure

China’s medical expenditure has been on the rise, driven by the improved health awareness of its population and the increase in residents’ disposable income. This shift in focus from merely treating diseases to a more holistic approach of long-term comprehensive health management, along with the prevention and treatment of complications, has been observed with the progress of people’s health awareness. The 2020 Report on the Status of Nutrition and Chronic Diseases* (中國營養與慢性病狀況報告(2020年)) in China highlights a significant increase in the proportion of individuals regularly monitoring health indicators such as weight, blood pressure, blood sugar, and blood lipids. This growing health consciousness among patients with chronic diseases is expected to contribute to the development of China’s pharmaceutical market to a certain degree.

(ii)	Growing demand for chronic disease management due to ageing

China’s economic and social development, along with advancements in health services, have led to a continuous increase in life expectancy per capita. Consequently, the survival period for patients with chronic diseases like diabetes, cardiovascular diseases, and cerebrovascular diseases has significantly lengthened. Additionally, factors such as an aging population, urbanisation, industrialisation, and lifestyle changes have contributed to a notable rise in the incidence of chronic diseases in China. As a result, the number of patients with chronic diseases has been expanding steadily, which in turn drives further growth in the related pharmaceutical market.

(iii)	Government policy support

The Chinese government has implemented a range of policies in recent years to foster the growth of the pharmaceutical industry. In October  2019, the National Development and Reform Commission introduced the Industrial Structure Adjustment Guidance Catalogue (2019 Edition)* (產業結構調整指導目錄(2019年本)) which, for the first time, included the development and production of new drugs with independent intellectual property rights and the production of generic drugs for the prevention and treatment of major diseases in China. These industries were listed among those encouraged for development.

Furthermore, the ‘‘14th Five-Year Plan’’ outline, released by the National People’s Congress in March 2021, identifies biopharmaceutical technology innovation and antibody drug research and development as frontier areas of scientific and technological research. These initiatives aim to establish a new pillar in the industrial system. The outline also emphasises the need to expedite the growth of biomedicine and other industries to further enhance the bioeconomy’s size and strength. The introduction of various innovation incentives by the government has provided a significant boost to the pharmaceutical industry’s development and innovation efforts.

(iv)	Expansion of health insurance coverage

As medical reform progresses, the accessibility of healthcare services in China has been steadily enhancing. The Chinese government has prioritised investments in the construction and modernisation of medical infrastructure, as well as the expansion of medical insurance coverage. According to the Chinese Pharmaceutical Association, there has been a consistent increase in the proportion of medical insurance drugs within the drugs utilised by medical institutions since 2018. This trend has further solidified the dominant position of medical insurance drugs, resulting in improved rationality in clinical drug usage. Simultaneously, the inclusion of innovative drugs in medical insurance has been accelerated, significantly reducing the approval cycle and enhancing patient accessibility to these medications.

3.	Development trend of China’s pharmaceutical market

(i)	Increased access to medications

In 2022, the State Council of China issued the Opinions on Deepening the Reform of the Medical Security System* (關於深化醫藥衛生體制改革的意見), which outlines the importance of enhancing the basic medical insurance system. The document emphasises the need to establish a comprehensive and inclusive medical insurance system and policy framework that covers all citizens in accordance with the law. It also highlights the importance of unifying the medical insurance catalog and standardising medical insurance payment processes.

Medical insurance payment serves as a crucial mechanism to ensure that citizens can avail themselves of high-quality medical services. To adapt to the advancements in innovative pharmaceutical research and development technology and meet the clinical needs of the population, the dynamic adjustment mechanism of the medical insurance catalog is being optimised and improved. This ensures that drugs with significant clinical value and excellent economic evaluation are included in the scope of medical insurance, enhancing patients’ accessibility to clinically beneficial medications.

(ii)	Accelerated expansion of the innovative drug market

In 2021, several key departments, including the Ministry of Industry and Information Technology, the National Health Commission, the National Health Insurance Administration, and the State Food and Drug Administration, collaborated to issue the ‘‘14th Five-Year Plan for the Development of the Pharmaceutical Industry’’* (‘‘十四五’’國家藥品安全及促進高品質發展規劃). This plan highlights the significant progress made during the ‘‘13th Five-Year Plan’’ period, with traditional pharmaceutical companies accelerating their innovation and transformation efforts. The number of innovative pharmaceutical companies has also seen a notable increase, accompanied by a rise in the number of new drugs entering the clinical stage and a surge in research and development investments. Driven by a range of incentive policies promoting innovation-driven transformation, the pharmaceutical industry is poised to continue its investment in innovation, expedite transformation processes, and facilitate sustained growth in the number of new drugs entering the clinical stage. Furthermore, the plan sets forth a target for the ‘‘14th Five- Year Plan’’ period, aiming for an average annual growth rate of research and development investment across the entire industry of over 10.00%. This strategic focus will contribute to the emergence of transformative innovative drugs and therapies, fostering the continuous expansion of China’s drug market.

(iii)	Research and development of innovative drugs that meet clinical needs

Chronic diseases, including diabetes, have emerged as the leading cause of death in China, and their prevalence is escalating due to the aging population. The State Council’s Report on the Status of Nutrition and Chronic Diseases in China (2020)* (中國營養與慢性病狀況報告(2020年)) reveals that chronic diseases accounted for approximately 88.50% of all deaths in China in 2019. Furthermore, as the population continues to age, the incidence of new cancer cases is projected to rise, highlighting the increasing demand for anti-tumor drugs. This industry landscape propels the acceleration of technological innovation in the field of anti-tumor drugs to cater to the evolving clinical requirements of tumor treatments. Simultaneously, the misuse of anti-infective drugs is contributing to the surge in drug resistance. Coupled with growing consumer health awareness, the use of anti-infective drugs is becoming more cautious, with consumers seeking safer, more effective, and reliable alternatives. Presently, the government places greater emphasis on drug treatments for diseases with significant clinical burdens such as diabetes, cardiovascular and cerebrovascular diseases, central nervous system diseases, tumors, and infections. In the future, the development of innovative drugs in China will prioritise medications that meet the criteria of safety, long-term efficacy, patient compliance, and comprehensive benefits. These innovative drugs will occupy a significant position in the research and development landscape, aligning with the evolving needs of the population.

4.	Pipeline Products of the Offeror

The Offeror’s products are primarily developed through independent research and development. The pipeline is rich and focuses on innovative drugs, innovative formulations, and high-end generics in the areas of infection, oncology, and chronic diseases. As of the end of 2023, the Offeror had a portfolio of 112 marketed products and 100 products in the pipeline, and 10 drugs were in phase II and III clinical trials as at the end of 2023.

VII.	OVERALL VALUATION OF THE OFFEROR

1.	Valuation Assumptions

(i)	General assumptions

a.	It is assumed that there are no force majeure factors and unforeseeable factors that will have a material adverse impact on the Offeror’s continuous operation.

b.	It is assumed that the business scope (operation scope), operation model, product structure and decision-making procedures of the Offeror are basically consistent with those currently in place based on the existing management mode (model) and management level, and the future development trend of its business is basically consistent with the development trend of the industry in which it operates as at the Market Reference Date.

c.	It is assumed that the operator of the Offeror is responsible and its management is capable of performing its duties and responsibilities.

d.	It is assumed that all business-related qualifications of the appraised entity can successfully obtain the approval of relevant authorities after the expiration of the validity period, and the industry qualifications will remain valid.

e.	The Offeror is currently involved in a pending legal action. The pending legal action is a lawsuit on the basis of copyright infringement and the Offeror is one of the defendants. It is pending judgement from the court of first instance. The plaintiff of the pending legal action has claimed approximately RMB50,000,000. We do not consider this potential claim amount is material because the product, which is the subject of the pending legal action, is not one of the main products of the Offeror. Based on our discussion with the management of the Offeror and KPMG, the reporting accountants of the Offeror, the accrued provision for the potential outcome of the legal proceedings is sufficient as Dongguan HEC New Pharmaceutical R&D Co., Ltd, an indirect substantial shareholder of the Offeror, has indemnified the Offeror for any potential claims or damages resulting from the pending legal action. Therefore, it is assumed that the main operating assets and businesses of the appraised entity are free from material legal disputes and obstacles, and the property rights of the assets are clear.

f.	It is assumed that the enterprise will maintain its existing credit policy and will not encounter any major problem of fund recovery in the future.

g.	It is assumed that the contracts and agreements entered into by the appraised entity in previous years and the current year are valid and enforceable.

h.	It is assumed that the Offeror fully complies with all relevant current laws and regulations.

(ii)	Specific assumptions for income approach

a.	Assumption of continuous use of assets: continuous use assumption is an assumption of the conditions of the market where the assets are intended to enter and the status of the assets under such market conditions. Firstly, the appraised assets associated with the Pipeline Products are in use, and secondly, it is assumed that the assets associated with the Pipeline Products will continue to be used.

b.	Enterprise going concern assumption: the production and operation of the appraised entity associated with the Pipeline Products can continue to operate in its current condition, and there will be no material changes in its operating conditions in the foreseeable operating period (i.e. 10 years).

(iii)	Valuation of restricted conditions

The valuation results from three different approaches are derived from the evaluation of various factors. The asset-based approach considers the value, book value, and appraisal value of assets and liabilities of the Offeror (excluding the Long-term Equity Investment and the Pipeline Products). The market approach focuses on the market price of the Long-term Equity Investment. Lastly, the income approach estimates the present value of the income benefit streams generated by the Pipeline Products. By utilizing these three approaches, a comprehensive assessment of the valuation is obtained, considering different aspects of the assets, liabilities, and income potential.

Based on the assumption of an open market, the appraised value does not consider the impact of potential price fluctuations in special transactions, nor does it consider the influence of macroeconomic changes, natural forces, or other force majeure events on the asset price.

The valuation results in this Valuation Report are based on the above assumptions and limitations. When the above valuation assumptions and limitations change significantly, the valuation results will be invalid.

2.	Asset-based approach

(i)	Application of specific valuation methods for various assets and liabilities under the asset-based approach

As the Offeror has provided the list of main assets of the Offeror which are normally used or in use, and the replacement value of the relevant assets of the Offeror is easily accessible and the depreciation can be reasonably predicted, the asset-based approach is suitable for this valuation excluding the Pipeline Products.

(ii)	Valuation of current assets

a.	Monetary funds

Monetary funds include bank deposits and other monetary funds. For non-foreign currency accounts, the appraised value is determined based on the verified book value. For foreign currency accounts, the appraised value is determined by multiplying the foreign currency exchange rate on the Market Reference Date by the book value of foreign currency.

b.	Bills receivables

Bills receivable are non-interest bearing bank acceptance bills. The appraised value is determined based on the verified book value.

c.	Trade and other receivables

On the basis of verification, the appraised value of various receivables is determined based on the amount of each payment that may be recovered. For the receivables that are believed to be fully recoverable with reasons, the appraised value is calculated based on the entire amount of receivables; for the amounts that may be partially unrecoverable, in the event that it is difficult to determine the amount of unrecoverable accounts, the amounts are estimated based on the historical information and on-site investigation, specifically analysing the amount, time and reason of the arrears, recovery of the amounts, the funds, credit, operation and management status of the debtors, and with reference to the ageing analysis method, and the appraised value is calculated after deducting the risk loss; for those that have conclusive evidence that they are unable to be recovered, the appraised value is zero; as the aforementioned calculation of trade and other receivables has taken provision for bad debts and the deduction of risk loss into consideration, the Offeror’s subsidiaries have made provisions for all receivables. Therefore, the appraised value of ‘‘provision for bad debts’’ items of the accounts is zero.

d.	Prepayments

The valuation of prepayment is based on the accounting treatment as to determine if the value of assets or rights of the corresponding goods that can be recovered. We have also discussed with the Management and understand that, historically, the Offeror has not experienced any recoverability issues involving the prepayment. Therefore, the verified book value is taken as the appraised value.

e.	Inventories

Inventories evaluated include materials procurement (material in transportation), raw materials, work in progress, finished goods and goods delivered. Based on the spot check and verification of the reported quantity and amount, the estimations are as follows:

For materials procurement and raw materials, the replacement cost method is adopted which is based on the prevailing market prices of various materials, plus reasonable transportation and miscellaneous expenses and other reasonable expenses, multiplied by the actual quantity and recognised as the appraised value.

For semi finished products, on the basis of verification, considering that the production cycle is short, the enterprise records the actual cost. The cost comprised raw materials used for production, and the book value can basically be reflected in the current value of the products. Therefore, the verified book value is recognised as the appraised value.

For finished products, the appraised value is determined by multiplying the verified quantity by the prevailing market selling price after deducting reasonable sales costs, taxes and appropriate profits.

(iii)	Valuation of long-term equity investments

a.	For the Long-term Equity Investment, the book value is replaced by the value obtained from the market approach, details of which are set out below in section ‘‘3. Market approach for the Long-term Equity Investment’’;

b.	For the Offeror’s interests in subsidiaries (other than the Company), we conducted an overall asset appraisal based on their operation condition:

(i)	for the 9 subsidiaries have assets but do not have any principal business activities, we conducted an overall asset appraisal;

(ii)	for the remaining subsidiaries, except Shenzhen HEC DT, they are currently in operation but are experiencing losses, we conducted an overall asset appraisal; and

(iii)	for Shenzhen HEC DT, since it is not significant cash generating in nature as its revenue and profit only accounts for approximately 0.45% and 0.66% of that of the Offeror, respectively, we conducted an overall asset appraisal.

(iv)	Valuation of fixed assets

The verified book value is taken as the appraised value in this valuation.

(v)	Valuation of right-of-use assets

The verified book value is taken as the appraised value in this valuation.

(vi)	Valuation of intangible assets — land use rights

The verified book value is taken as the appraised value in this valuation.

(vii)	Valuation of intangible assets — other intangible assets

As at the Market Reference Date, intangible assets — other intangible assets include purchased software and off-book research and development projects recorded in the book.

a.	Purchased software and other intangible assets

We have reviewed the book value of the software system and estimated the amortisation of the software system based on the market selling price. The estimated value after amortisation is equivalent to the book value. The verified book value is taken as the appraised value in this valuation.

b.	Research and development projects

The Pipeline Products in the research and development projects are appraised based on income approach, details of which are set out below in section ‘‘4. Income approach for the Pipeline Products’’.

(viii)	Valuation of development expenditures

In this valuation, the development expenditures are appraised as part of the research and development projects of other assets in intangible assets. The capitalized development expenditure would be assigned nil value as its value is replaced by the valuation of the Pipeline Products.

(ix)	Valuation of other non-current assets

All other non-current assets are receivables, which we have adopted the same valuation as trade receivable as set out above in the subsection headed c. Trade and other receivables.

(x)	Valuation of liabilities

Liabilities include short-term borrowings, note payable, accounts payable, contract liabilities, staff emoluments payable, taxes payable, other payables, long-term borrowings, lease liabilities, long-term payables, provisions and deferred income.

a.	Contract liabilities

The appraised amount is determined according to the subsequent obligations agreed in the contracts and the relevant tax payment obligations. For advances from other non-related parties, as the contract cost cannot be reasonably estimated, the appraised amount is determined based on the verified book value.

b.	Borrowings

On the basis of verification, the appraised amount is determined based on the amount of principal and interest payable according to actual term of the borrowings.

c.	Accounts and other payable

On the basis verification and out of the purpose of conservatism, the appraised amount is determined based on the verified book value, except for accounts and other payable aged more than 5 years with non-related parties, which are appraised as nil.

d.	Estimated liability

As estimated liability only involve the contingent liability under a pending legal action, on the basis verification and out of the purpose of conservatism, the appraised amount is determined based on the verified book value.

e.	Other liabilities

On the basis of verification, the appraised amount is determined based on the book value.

3.	Market approach for the Long-term Equity Investment

We have chosen to analyze the Company’s stock performance over a 90-trading day period as part of our evaluation of the Long-term Equity Investment. This approach is based on the market’s assessment, which reflects the willingness of buyers and sellers to transact at a particular price, making it an objective and representative measure of the investment’s value. We have considered the Company’s positive profit alert dated 26 July 2023 and the interim results for the six months ended 30 June 2023, which were announced on 31 August 2023. Since then, we have not observed any announcements that significantly impacted the performance of the shares. It is important to note that the market may take time to fully reflect such announcements in stock prices. As the 90-trading day timeframe allows us to consider the medium-term perspective, looking beyond short-term fluctuations, we believe it is reasonable to reference the 90-trading day period for the purpose of valuing the Long-term Equity Investment.

Taking reference to 90-trading day average price of the Shares, which is from 20 October 2023 to 1 March 2024, the last trading day before the Market Reference Date, the estimated value of the Company is approximately RMB7,155.5 million or approximately for RMB8.13 per share (equivalent to approximately HK$8.96 per share based on the Exchange Rate).

As such, the valuation of the Long-term Equity Investment is approximately RMB3,678.6 million.

Moreover, the appraised value above in relation to the Long-term Equity Investment does not constitute an opinion as to the price at which the Offeror H Shares may trade at any point, present or in the future, or represent the value that a holder of the H Shares may realise on any sale, present or in the future, where such a value may be higher or lower than the appraised value above.

4.	Income approach for the Pipeline Products

Considering that research and development projects, which are the Pipeline Products, are the main business of pharmaceutical research and development enterprises and the main source of future profits of enterprises, the income approach is adopted in this valuation for the Offeror’s innovative drugs and biological drugs research and development projects.

In connection with the Pipeline Products, assuming that (i) the future income can be reasonably estimated and measured; (ii) the risks associated with the expected returns can be measured; and (iii) the income period can be determined or reasonably expected, we have adopted income approach by conducting discounted cashflow valuation. The appraisal period of the Pipeline Products is 10 years. We consider the appraisal period of 10 years is reasonable on the following basis:

(i)	forecasting accuracy: as the time horizon increases, the uncertainty and difficulty in accurately predicting future cash flows also increase. The longer the appraisal period, the more likely the estimates will be less reliable due to various factors such as changes in the business environment, market conditions, and technological advancements. A 10-year period is often considered a reasonable compromise between capturing long-term value and maintaining a reasonable level of forecasting accuracy;

(ii)	business cycles: many businesses and industries experience cyclical patterns that can significantly impact their performance. By using a 10-year period, we aim to capture at least one full business cycle, including periods of expansion and contraction. This allows for a more comprehensive assessment of the investment’s potential over different economic conditions; and

(iii)	stages of Pipeline Products: The Pipeline Products are anticipated to be listed within the next 1–3 years. Using a shorter evaluation period may not significantly improve the accuracy of the valuation.

Additionally, considering that the Pipeline Products are in various stages of development, their valuation will be affected by the timing of listing and success probabilities. Therefore, the WACC (as defined below) will be used to discount projected pre-listing costs and post-listing revenues for each year and for each Selected Pipeline Products (as defined below).

(i)	Pipeline Products with clinical approvals

The Pipeline Products that have reached clinical stage (the ‘‘Selected Pipeline Products’’, as set out in the table below) are valued mainly based on their expected revenue, research and development expenses, expected commercialisation date and success probability.

Table 2: Selected Pipeline Products

		Latest
		clinical	Success
Indication(s)	Name	stage	probabilities
Diabetes	Guang Jian You* (光健優)	Applying for listing	93%
	Guang Jian Tang* (光健坦)	Pre-clinical phase	81%
	Guang Jian Da* (光健達)	Clinical phase 3/ Clinical phase 1	93%
	Guang Jian Cheng* (光健成)	Completed Clinical phase 1	81%
	Guang Jian Bao* (光健寶)	Clinical phase 2/ Completed clinical phase 1	61%
Hepatitis	Dong Antai* (東安泰)	Applying for listing	90%
	Dong Andi* (東安帝)	Clinical phase 3	67%
Depression	Dong Tong Shen* (東通神)	Clinical phase 2/3	61%
Esophageal carcinoma	Dong Ningguan* (東寧冠)	Clinical phase 3	67%
Acute myelogenous leukemia	Dong Ningchun* (東寧春)	Clinical phase 3	67%
Idiopathic pulmonary fibrosis	Dong Jiandi* (東健帝)	Clinical phase 2	61%
Cancer-associated anemia	Dong Ningsheng* (東寧生)	Clinical phase 2	61%
Alzheimer’s disease	Injector* (美金剛長效注射劑)	Clinical phase 1	52%
Asthma	Inhalers*吸入噴霧劑	Pre-clinical phase	52%
Gastric ulcer	Vonoprazan Fumarate* 富馬酸伏諾拉生*	Completed clinical phase 1	57%
Other	Other (New drugs)	Clinical phase 1/2	47%

(ii)	Basis of success probabilities of the Selected Pipeline Products

The Management has provided the expected success probabilities of the Selected Pipeline Products. Having reviewed the average success probabilities of the industry, the reasons provided by the Management and the discussion with the industry adviser, Frost and Sullivan, we have adjusted downward the success probabilities to better reflect the risk nature of the Selected Pipeline Products and be closer to the industry average suggested below.

We have also reviewed the data of average success probabilities of the industry provided by Frost and Sullivan and academic journal (International Journal of Pharmacology, 18 (6): 1137–1150, 2022) which summarized the success probabilities of various stages in China, which are approximately 30%–91%. In addition, we have reference to Frost and Sullivan’s report and the average success probabilities of the industry, combined with the different clinical stages of the Pipeline Products, in order to determine the success probabilities. Thus, we consider the success probabilities are reasonable and able to reflect the risk nature of the Selected Pipeline Products. For the success probabilities, of the Selected Pipeline Products, please refer to the table 2 above.

(iii)	Basis of revenue

Revenue is projected by the estimated number of patients for indication of each Selected Pipeline Products respectively, diagnostic rate, treatment rate, product penetration rate and unit revenue.

(iv)	Basis of cost of sales

Cost of sales represents the direct cost incurred in the production. According to the Management, the cost of sales for new drugs is higher and then gradually decreases due to scale of economics. We have reviewed the industry average (the ‘‘Industry Average’’) and the industry median (the ‘‘Industry Median’’) of the Comparable Public Companies (as defined below under the subsection headed ‘‘(3) Beta’’), which are approximately 21.5% and 20.1%, respectively. Due to the high cost of sales for new drugs and for the purpose of conservatism, the costs of sales will be 25.00% of the projected revenue for the first year of listing for each Selected Pipeline Products, and then drop by 1.00% per year until it reaches 15.00% as we have discussed with Frost and Sullivan and noted that such decrease in percentage is due to scale of economics and in line with industry average in terms of new drugs. Such decrease in costs per year is based on the equal distribution taken into consideration of resource planning and cost management, the assumption of which can assist the company to maintain stability and sustainability in expenses throughout the appraisal period.

(v)	Basis of operating expenses

In the financial projection, the operating expenses consist of the following items:

(1)	Tax and surcharge

Tax and surcharge were projected as a percentage of revenue. It is understood that taxes and surcharges include urban construction and maintenance tax, education surcharge, real estate tax, land use tax, stamp duty, etc., but not corporate income tax. As the tax and surcharge of the Offeror in the past 3 years prior to the appraisal period was 1.41% in average, it is projected to remain stable at approximately 1.41% during the appraisal period.

(2)	Selling expenses

Selling expenses were projected as a percentage of revenue. We have reviewed the Industry Average and the Industry Median of the selling expenses, which are approximately 31.5% and 32.8%, respectively. We understand from the Management that, the selling expenses of new drugs at first are higher and then gradually drops. Therefore, the selling expense percentage of revenue is projected to be 40.00%, and then drop by 1.00% per year until it reaches 30.00%, which is closer to the industry average.

(3)	Management expenses

Management expenses were projected as a percentage of revenue. We have reviewed the Industry Average and the Industry Median of the management expenses, which are approximately 9.2% and 8.2%, respectively. The management expense of the Offeror in the past 3 years prior to the appraisal period was approximately 6.53%, 23.29% and 25.73%, respectively and was 18.51% in average. We have discussed with the Management and noted that such high percentages were mainly due to the distortion of the pandemic that leads to the decrease in revenue, which in turn increases the management expenses in terms of the percentage of revenue.

Therefore, we have also reviewed the 2-year period before the pandemic and noted that the average of the management expense in terms of percentage of revenue is approximately 6.25%. We assume that the percentage will drop and resume to the pre-pandemic level. However, for the purpose of conservatism, we suggest that percentage will decrease gradually. we adopted the average of approximately 18.51%, rather than the latest year figure, for the first year of the appraisal period, and then drop by 1.00% per year over the appraisal period of 10 years by which it reaches approximately 8.51%, which is closer to the Industry Average. Besides, although the management expenses should cover the whole business of the Offeror, for the purpose of the valuation, we adopted activity-based costing, by which we identified the cost of the Selected Pipeline Products and allocated the corresponding management expenses based on their revenue respectively.

(4)	Research and development expenses

The Management has provided the research and development plan for the Pipeline Products, which includes the budget covering the clinical trial expenses, material costs, salaries, patent registry and maintenance costs, etc. Certain part of the expenses is capitalised into research and development expense on the balance sheet, depending on the clinical trial stage. Based on the prevailing accounting treatment, expenses incurred during the pre-clinical phase to clinical phase 3 of a project are not capitalized. However, during the clinical phase 3 to pre-listing stage, a substantial portion of expenses, typically ranging from 90% to 100%, are capitalized and recorded as research and development expenses on the balance sheet.

(5)	Depreciation and amortisation

As the depreciation expenses of the fixed assets, not including the research and development projects, in the past 3 years prior to the appraisal period were 7.03% of the beginning balance of the fixed assets in average, they were projected with the assumption that the annual depreciation is 7.03% of the beginning balance of the fixed assets.

As the depreciation and amortisation expenses of the research and development expenses in the past 3 years prior to the appraisal period were 3.43% and 0.05% respectively, they were projected with the assumption that the annual depreciation and amortisation are 3.43% and 0.05%, respectively.

As the depreciation expenses of the fixed assets and the depreciation and amortisation expenses of the research and development expenses are non-cash items, such amounts would be subsequently added back when calculating the cash flow for the year.

(vi)	Basis of capital expenditure

Capital expenditure represented expenditure to be incurred in the construction of additional production lines and upgrade or replacement of existing fixed assets. Referring to the Management, there is a capital expenditure plan to ensure that the capacity of production lines can match with the future revenue.

(vii)	Working capital requirement

Working capital mainly includes accounts receivable, prepayment, inventory, bills payable, trade payable, salary payable and tax payable. In order to determine the movement of net working capital, working capital is projected based on the estimation of the Management and historical working capital ratios as follows:

i.	Accounts receivables would be collected in approximately 43.28 days;

ii.	Prepayment would be exchanged into services or products in approximately 136.58 days;

iii.	Inventory would be sold and replaced in approximately 108.89 days;

iv.	Bills payables would be paid in approximately 110.95 days;

v.	Trade payable would be paid in approximately 110.95 days;

vi.	Salary payable would be paid in approximately 160.49 days; and

vii.	Tax payable would be paid in approximately 15.64 days.

(viii)	Basis of corporate income taxes

Referring to the Management, the corporate income tax rate of the Offeror is 15.00% as it is a national high-tech enterprise that enjoys a lower corporate income tax in accordance with ‘‘Administrative measures for the determination of high and new technology enterprises’’* (高新技術企業認定管理辦法).

(ix)	Other projects of new drugs and biological drugs (‘‘Other (New drugs)’’)

Other (New drugs), are the drugs and biological drugs that have entered the clinical stage I or II but are excluded from the Selected Pipeline Products. Despite considering that they are at the early stage of research and development and the research and development cycle is long, from the perspective of cash outflow, their research and development expenses pose impacts on future cash flow. In view of this, we include them into valuation while adjust their success probabilities to approximately 47.00% based on the average industry success probabilities in China from the academic journal (International Journal of Pharmacology, 18 (6): 1137–1150, 2022).

(x)	Determination of discount rate

We developed weighted average cost of capital (the ‘‘WACC’’), which is based on the cost of equity for this valuation based on data and factors relevant to the economy, the industry as at the Market Reference Date, and the cost of debt based on the Offeror’s historical financial information and capital structure.

a.	Cost of Equity

(1)	Modified capital asset pricing model (‘‘MCAPM’’)

MCAPM, as applied to this valuation, can be summarised as follows:

Re = Rf + Beta * ERP + RPu

Where

Re:	Cost of equity,

Rf:	Risk free rate;

Beta:	A measure of systematic risk;

ERP:	Equity risk premium; and

RPu:	Specific company adjustment

(2)	Risk free rate

Risk free rate was determined by identifying the return yields of the local government bonds. Ideally, the duration of the security used as an indication of risk free rate should match the horizon of the projected cash flows that were being discounted, which was into perpetuity in the present case. Despite the Offeror’s intention to pursue a listing in Hong Kong, we relied on the 10-year MOF-China Government Bond Yield, which was 2.28% as at the Market Reference Date according to Ministry of Finance of the PRC, taking into consideration below:

1.	Geographic relevance: Since the Offeror’s business operations are primarily located in China, it makes sense to use a risk-free rate that reflects the local economic and financial conditions. The MOF-China Government Bond Yield represents the prevailing interest rate on government bonds in China, which is directly tied to the local market and economic factors; and

2.	Currency alignment: Using the MOF-China Government Bond Yield ensures consistency in terms of currency. By adopting a risk-free rate based on China’s financial market, which operates in RMB, we could align the valuation with the same currency in which the Offeror conducts its business operations. This approach avoids potential inconsistencies that could arise from using a risk-free rate based on a different currency.

By taking into consideration the Offeror’s business operations, we have selected the 10-year MOF-China Government Bond Yield as the risk free rate which is more appropriate in the current context. The 10-year MOF-China Government Bond Yield is more align with the Offeror’s business operations, which are primarily located in China and directly tied to the local market and economic factors. By using the 10-year MOF-China Government Bond Yield, we aim to capture the risk and market conditions that closely impact the Offeror’s operations. We believe that the 10-year MOF-China Government Bond Yield provides a more appropriate basis for the risk free rate. In the event that if the 10-year yield-to-maturity of Hong Kong was adopted as the risk free rate, for illustration purpose, the Appraised value of the Pipeline Products under the base-case scenario would be approximately RMB26,519.3 million, which is lower by approximately 16%.

(3)	Beta

In the MCAPM formula, beta is a measure of the systematic risk of a particular investment relative to the market for all investment assets. Due to the business nature of the Offeror is different from the Company, we selected an exhaustive list of comparable companies and obtained betas of nine (9) comparable public companies (the ‘‘Comparable Public Companies’’) for this valuation. In order to obtain betas of the Comparable Public Companies, we have collected the historical daily price data for FY2023, including the Hang Seng Index as the benchmark index and the Comparable Public Companies. After calculating the daily returns of the benchmark index Comparable Public Companies, covariance between the daily return of the benchmark index and the Comparable Public Companies, and the variance of the benchmark return, we could obtain the betas which is a measure of systematic risk and represents the stock’s sensitivity to market movements. The identified betas have been un-levered to remove the effects of financial leverage on the indication of relative risk provided by the beta, then taken the market capitalisation weighted average, and re-levered at the estimated capital structure of the Offeror in the long run.

As aforementioned, the Comparable Public Companies were selected to compute beta in the determination of cost of equity, we have selected the companies based on the following criteria:

1.	pharmaceutical companies listed on the Sock Exchange;

2.	companies principally engaged in the production, sale and development of pharmaceutical products;

3.	companies focused on drug research and development; and

4.	companies that are primarily engaged in retail, distribution, contract manufacturing organisation or contract development and manufacturing organisation are excluded.

The median of market capitalisation weighted average of beta is approximately 0.89 and that of un-levered beta is approximately 0.74.

(4)	Equity risk premium

Equity risk premium is the excess return equity investors required to compensate them for taking on relatively higher equity risks above zero risks. We acknowledged the Offeror is planning to seek listing on the Stock Exchange, we have referred to equity risk premium of the Hong Kong stock market published by GuruFocus (GuruFocus, established in Texas, United States in 2024, is a website for stock market research, data and tools, with over 1 million user base, the clientele of which includes, among others, the Wall Street Journal, Fortune, Forbes and BusinessWeek), which is approximately 6.97%, as at the Market Reference Date.

(5)	Specific company adjustment

Specific company adjustment for unsystematic risk attributable to the specific company is designed to account for additional risk factors specific to this valuation.

In this valuation, considering that the Offeror’s businesses comprise both sales of developed products, which are generating income stream and track records, and research and development projects, which involve the development of innovative drug candidates and as such consist of uncertainty regarding the future income stream. To address these concerns, we have examined analyst reports on pharmaceutical companies in PRC and Hong Kong that have a similar business nature of the Offeror issued by various brokers within 6 months. They in general recommend incorporating a company-specific adjustment ranging from 0.00% to 6.00% as a risk premium in valuation for pharmaceutical companies. Following discussions with the Management, we consider a specific company adjustment of 3.00% risk premium in this valuation is appropriate, which represents a market mid-point average.

b.	Cost of debt

The cost of debt is the effective interest expense over the total amount of interest-bearing debt, which was 7.63% based on the unaudited report of the Offeror for FY2023. Using FY2023 data, the forecasted cost of debt can be determined with the highest degree of accuracy.

c.	WACC

The WACC, as applied to this valuation as discount rate, can be summarised as follows:

Where	WACC:	Weighted average cost of capital;

	Re:	Cost of equity

	E:	Total amount of shareholders’ equity

	D:	Total amount of interest-bearing debt

	Rd:	Cost of debt

	Tax rate:	15.00%

For the total amount of shareholders’ equity and total amount of interest-bearing debt, we understand from the Management that, within 5 years after listing by introduction, they intend to modify the capital structure of the Offeror that is closer to the Industry Average, which consists of approximately 20% debt and approximately 80% equity. Therefore, we adopted the Industry Average of the capital structure as the estimated capital structure of the Offeror in the long run. The WACC is approximately 9.64%.

(xi)	Determination of value

To determine total the value of a company’s cash flows beyond the projected period, known as the terminal value, there are three commonly used approaches:

1.	Exit Multiple Method: This method involves applying a multiple to relevant financial metrics, such as enterprise multiple to estimate the terminal value. However, this method is applicable only to the entire company and not specific product lines.

2.	Perpetuity Growth Method: This method assumes that the company’s cash flows will continue to grow at a constant rate indefinitely into the future.

3.	Liquidation method: This method assumes that the company will cease operations at a point in time in the future and sell the assets it has accumulated to the highest bidders.

Since the exit multiple method and liquidation method are not suitable for evaluating specific product lines and considering our inability to predict the impact and timing of new drug advancements, we can only rely on the perpetuity growth method to obtain the terminal value for the Pipeline Products.

As we adopted the perpetual cash flow model, this model calculates the terminal value by summing up its future cashflow beyond the appraisal period (i.e. 10 years) discounted by the corresponding compounded WACC for each year. It is noteworthy that such assumption of the perpetual cash flow is only applicable to the calculation of the terminal value while the appraisal period remains 10 years and such terminal value is discounted by 10-year compounded WACC.

As required by the perpetuity growth method, we have to assign a long-term sustainable growth rate (the ‘‘Growth Rate’’) and we assume to be 1.00% for the purpose of conservatism, whereas it is often to be the expected gross domestic product growth rate in the country of its business and operation.

The formula for calculating the terminal value using the perpetual cash flow model is:

Terminal Value = Cash Flow in the Last Forecasted Year * (1 + Growth Rate) / (WACC – Growth Rate)

After that, we applied WACC to discount the cash flow and the terminal value so as to obtain the valuation.

Based on the investigation and analysis stated above and on the valuation method employed, it was our opinion that the appraised value of the Pipeline Products as at the Market Reference Date was as follows:

As the appraisal period is 10 years which we may capture at least one full business cycle, we have considered the best-case scenario which contains optimistic assumptions about the key variables and the worst-case scenario which contains pessimistic assumptions about the key variables.

Based on our discussion with the Management, the best-case scenario assumes that (i) the gross profit margin improves by 1.00%; and (ii) the operating expenses, including but not limited to tax and surcharge, selling expenses and management expenses, decrease by the range from 0.10%–0.50%.

Based on our discussion with the Management, the worst-case scenario assumes that (i) the gross profit margin deteriorates by 1.00%; and (ii) the operating expenses, including but not limited to tax and surcharge, selling expenses and management expenses, increase by the range from 0.10%–0.50%.

Table 3 Appraised value of the Pipeline Products as at the Market Reference Date

Indication(s)	Product name	Best-case valuation	Base-case valuation	Worst- case valuation
		(RMB million)	(RMB million)	(RMB million)
Diabetes	Guang Jian You* (光健優)	6,010.80	5,659.60	5,369.30
	Guang Jian Tan* (光健坦)	1,196.60	1,124.40	1,058.80
	Guang Jian Da* (光健達)	1,448.30	1,357.50	1,272.60
	Guang Jian Cheng* (光健成)	2,261.60	2,113.10	1,974.10
	Guang Jian Bao* (光健寶)	2,927.60	2,725.10	2,536.20
Hepatitis	Dong Antai* (東安泰)	4,514.00	4,268.00	4,047.40
	Dong Andi* (東安帝)	3,866.50	3,627.30	3,402.90
Depression	Dong Tong Shen* (東通神)	2,539.60	2,380.90	2,233.60
Esophageal carcinoma	Dong Ningguan* (東寧冠)	2,169.30	2,035.30	1,909.70
Acute myelogenous leukemia	Dong Ningchun* (東寧春)	1,164.60	1,086.00	1,015.30
Idiopathic pulmonary fibrosis	Dong Jiandi* (東健帝)	2,492.10	2,337.50	2,192.50
Cancer-associated anemia	Dong Ningsheng* (東寧生)	545.7	509.3	475.5
Alzheimer’s disease	Injector* (美金剛長效注射劑)	802.1	752.9	706.8
Asthma	Inhalers* (吸入噴霧劑)	139.8	124.7	110.6
Gastric ulcer	Vonoprazan Fumarate* 富馬酸伏諾拉生*	511.3	478.8	448.3
Other	Other (New drugs)	357	294.1	235.1
Total		32,947.00	30,874.50	28,989.00

Sensitivity Analysis

The WACC, the Growth Rate, gross profit margin and selling expenses play the pivotal roles in the valuation given their high sensitivity to the appraised value of the Pipeline Products. The appraised value of the Pipeline Products under different combination of the WACC, the Growth Rate, gross profit margin and selling expenses are presented below:

As slight change in the WACC and the Growth Rate will lead to large valuation deviation, we have discussed with the Management and relied on the industry practice. To demonstrate the sensitivity of the valuation to the WACC and Growth Rate, we considered the WACC range of approximately 9.16% to 10.12% (with a deviation of 5.00% from the WACC of approximately 9.64%) and the Growth Rate range of approximately 0.95% to 1.05% (with a deviation of 5.00% from the Growth Rate of 1.00%), the valuation is estimated to range from approximately RMB28,158.7 million to approximately RMB33,987.6 million.

Table 4 Sensitivity analysis — Change in WACC and Growth Rate to the appraised value of the Pipeline Products

WACC	Growth rate
RMB Million	0.95%	0.96%	0.97%	0.98%	0.99%	1.00%	1.01%	1.02%	1.03%	1.04%	1.05%
10.12%	28,158.70	28,185.09	28,211.53	28,238.03	28,264.59	28,291.21	28,317.89	28,344.63	28,371.42	28,398.27	28,425.19
10.02%	28,646.32	28,673.49	28,700.72	28,728.01	28,755.35	28,782.76	28,810.23	28,837.76	28,865.35	28,893.01	28,920.72
9.93%	29,145.93	29,173.91	29,201.95	29,230.05	29,258.21	29,286.44	29,314.73	29,343.09	29,371.51	29,399.99	29,428.54
9.83%	29,657.91	29,686.73	29,715.62	29,744.57	29,773.58	29,802.66	29,831.81	29,861.02	29,890.30	29,919.64	29,949.06
9.73%	30,182.70	30,212.40	30,242.16	30,271.99	30,301.88	30,331.85	30,361.88	30,391.98	30,422.16	30,452.40	30,482.71
9.64%	30,720.74	30,751.34	30,782.01	30,812.75	30,843.57	30,874.45	30,905.41	30,936.43	30,967.54	30,998.71	31,029.95
9.54%	31,272.47	31,304.02	31,335.64	31,367.33	31,399.10	31,430.94	31,462.85	31,494.84	31,526.91	31,559.05	31,591.27
9.45%	31,838.39	31,870.92	31,903.52	31,936.21	31,968.96	32,001.80	32,034.71	32,067.71	32,100.78	32,133.93	32,167.15
9.35%	32,419.00	32,452.55	32,486.18	32,519.89	32,553.68	32,587.55	32,621.50	32,655.54	32,689.65	32,723.85	32,758.13
9.25%	33,014.82	33,049.44	33,084.13	33,118.91	33,153.78	33,188.73	33,223.76	33,258.88	33,294.08	33,329.37	33,364.75
9.16%	33,626.41	33,662.13	33,697.94	33,733.84	33,769.82	33,805.89	33,842.05	33,878.30	33,914.64	33,951.06	33,987.58

Table 5 Sensitivity analysis — Change in gross profit margin and selling expenses as percentage of revenue to the appraised value of the Pipeline Products

In order to demonstrate the sensitivity of the gross profit margin and selling expenses as percentage of revenue in line with the best-case and worst-case scenario, we considered the gross profit margin range of 74.00% to 76.00% (with a deviation of approximately 1.00% around the gross profit margin of 25.00%) and the selling expenses as percentage of revenue range of 39.50% to 40.50% (with a deviation of approximately 0.50% around the selling expenses as percentage of revenue of 40.00%). The valuation is estimated to range from approximately RMB29,487.61million to approximately RMB32,261.3million.

It provides a systematic way of analyzing the sensitivity of the valuation output to different key input parameters according to the best-case and worst-case scenario.

Gross profit margin	Selling expenses as percentage of revenue
RMB Million	39.50%	39.60%	39.70%	39.80%	39.90%	40.00%	40.10%	40.20%	40.30%	40.40%	40.50%
76.00%	32,261.29	32,163.34	32,065.39	31,967.44	31,869.49	31,771.54	31,673.59	31,575.63	31,477.68	31,379.73	31,281.78
75.80%	32,081.88	31,983.93	31,885.97	31,788.02	31,690.07	31,592.12	31,494.17	31,396.22	31,298.27	31,200.31	31,102.36
75.60%	31,902.46	31,804.51	31,706.56	31,608.61	31,510.65	31,412.70	31,314.75	31,216.80	31,118.85	31,020.90	30,922.95
75.40%	31,723.04	31,625.09	31,527.14	31,429.19	31,331.24	31,233.28	31,135.33	31,037.38	30,939.43	30,841.48	30,743.53
75.20%	31,543.62	31,445.67	31,347.72	31,249.77	31,151.82	31,053.87	30,955.92	30,857.96	30,760.01	30,662.06	30,564.11
75.00%	31,364.21	31,266.26	31,168.30	31,070.35	30,972.40	30,874.45	30,776.50	30,678.55	30,580.60	30,482.64	30,384.69
74.80%	31,184.79	31,086.84	30,988.89	30,890.94	30,792.98	30,695.03	30,597.08	30,499.13	30,401.18	30,303.23	30,205.28
74.60%	31,005.37	30,907.42	30,809.47	30,711.52	30,613.57	30,515.62	30,417.66	30,319.71	30,221.76	30,123.81	30,025.86
74.40%	30,825.95	30,728.00	30,630.05	30,532.10	30,434.15	30,336.20	30,238.25	30,140.29	30,042.34	29,944.39	29,846.44
74.20%	30,646.54	30,548.59	30,450.63	30,352.68	30,254.73	30,156.78	30,058.83	29,960.88	29,862.93	29,764.97	29,667.02
74.00%	30,467.12	30,369.17	30,271.22	30,173.27	30,075.31	29,977.36	29,879.41	29,781.46	29,683.51	29,585.56	29,487.61

VIII.	CONCLUSION

The market value of the total shareholders’ equity of the Offeror as at the Market Reference Date was appraised in accordance with the principles of independence, impartiality and objectivity and necessary valuation procedures. Based on the above valuation work, the following valuation conclusion is reached:

We have taken into consideration that:

a.	regarding the Long-term Equity Investment, the valuation is approximately RMB3,678.6 million;

b.	regarding the Pipeline Products, referring to Table 3 Appraised value of the Pipeline Products as at the Market Reference Date, the valuation ranges from approximately RMB28,989.0 million to RMB32,947.0 million, with a base case scenario of approximately RMB30,874.5 million;

c.	regarding the assets excluding the Long-term Equity Investment and the Pipeline Products, the valuation is approximately RMB–3,723.1 million, due to the deduction of the book value of the Long-term Equity Investment and development expenditure; and

d.	the current number of total issued shares of the Offeror is 463,943,215.

By adopting the sum-of-the-parts approach:

a.	The book value and appraised value of the total assets of the Offeror were approximately RMB7,897.2 million and approximately RMB36,851.6 million, which includes the valuation for the Long-term Equity Investment and the Pipeline Products, respectively, and the appraised value represents an appreciation of approximately 366.6% of the book value.

b.	The book value and appraised value of the total liabilities of the Offeror were approximately RMB6,021.5 million.

c.	The market value of the entire shareholders’ equity of the Offeror appraised as at the Market Reference Date is approximately RMB30,830.0 million.

Therefore, we are of the view that the total estimated value of the Offeror as of the Market Reference Date is approximately RMB30,830.0 million, with a range from approximately RMB28,944.6 million and RMB32,902.5 million, which implies the theoretical Estimated Value is approximately RMB66.45 per Offeror H Share, with a range from approximately RMB62.39 to RMB70.92 per Offeror H Share (equivalent to approximately HK$73.21, HK$68.74, and HK$78.14 respectively based on the Exchange Rate).

Warning: H Shareholders and potential investors should be aware that, regarding the Pipeline Products, our relevant valuation results contained in our report, in particular under the section headed ‘‘Sensitivity Analysis’’ on page 37 to page 38 of our report, may deviate to a great extent from real life scenario based on different variations in the WACC rate, the Growth Rate, the gross profit margin and selling expenses of the Company.

Yours faithfully, for and on behalf of
CHINA SUNRISE CAPITAL LIMITED
Larry Chan	Lenny Li
Managing Director	Executive Director

Mr. Larry Chan and Mr. Lenny Li are licensed persons registered with the SFC and are responsible officers of China Sunrise Capital Limited to carry out Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO who have over 30 years and over 17 years of experience in corporate finance industry respectively.

* For identification purposes only

ANNEX 3
REPORT FROM CICC

The Board of Directors
Sunshine Lake Pharma Co., Ltd.
No. 368 Zhen’an Middle Road
Chang’an Town, Dongguan City
Guangdong Province

People’s Republic of China

10 May 2024

Dear Sirs,

PROPOSED PRE-CONDITIONAL PRIVATISATION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.
BY SUNSHINE LAKE PHARMA CO., LTD.

BY WAY OF MERGER BY ABSORPTION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

We refer to the announcement of even date jointly issued by Sunshine Lake Pharma Co., Ltd. and YiChang HEC ChangJiang Pharmaceutical Co., Ltd. in connection with the Merger (the Rule 3.5 Announcement). Unless otherwise defined, capitalised terms used herein have the same meaning as defined in the Rule 3.5 Announcement.

Pursuant to the requirements of the Takeovers Code, the Offeror has appointed China Sunrise Capital Limited (the Valuation Adviser) to provide an estimate of value of the Offeror H Shares, contained in the letter dated 10 May 2024 addressed to you from the Valuation Adviser as set out in the Rule 3.5 Announcement (the Estimate of Value). The Valuation Adviser is licensed for Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO.

As the appraised value of the Offeror H Shares stated in the Estimate of Value was partly derived from the discounted cash flow method, the Estimate of Value constitutes a profit forecast under Rule 10 of the Takeovers Code (the Profit Forecast).

We, in our capacity as the financial adviser solely to the Offeror in connection with the Merger, are required to:

(a)	pursuant to the requirements of Rule 10 of the Takeovers Code, discuss the assumptions with the Offeror and the Valuation Adviser and satisfy ourselves that the Profit Forecast has been made with due care and consideration; and

(b)	pursuant to the requirements of Rule 11.1(b) of the Takeovers Code, report on the Estimate of Value and the qualifications and experience of the Valuation Adviser.

OUR REVIEW

For the purpose of providing this letter, we have conducted the following due diligence:

In respect of the Profit Forecast

(a)	reviewed the Profit Forecast;

(b)	discussed with you the valuation methodologies, the qualifications, the bases and assumptions adopted in the Profit Forecast, and the reasons thereof;

(c)	discussed with Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., the industry consultant engaged by you in connection with the Listing (the Industry Consultant) the valuation methodologies of companies in the same industry as the Company and the market conditions of such industry;

(d)	considered the letter from KPMG dated 10 May 2024 addressed to you regarding their opinion on whether, so far as the calculations are concerned, the discounted future cash flows have been properly compiled on the basis of the assumptions set out in the Estimate of Value; and

In respect of the Estimate of Value

(a)	conducted reasonable checks to assess the relevant qualifications, experience and expertise of the Valuation Adviser, including reviewing the supporting documents on the qualifications of the Valuation Adviser and discussing with the Valuation Adviser on its qualifications, experience and expertise.

(b)	reviewed the Estimate of Value; and

(c)	discussed, from the perspective of the financial adviser, with the Valuation Adviser, the Estimate of Value and the bases and assumptions underlying the Estimate of Value.

Based on the information provided by the Valuation Adviser, you and your management team as at the date of this letter as well as the opinion of KPMG, without giving any other opinion or expressing any other view on the Estimate of Value and the Profit Forecast, for which you and the Valuation Adviser are solely responsible, we are satisfied that the Estimate of Value and Profit Forecast have been made after due care and consideration and that the qualifications, bases and assumptions therein have been made with due care and objectivity and on a reasonable basis. Based on the information provided by the Valuation Adviser, we are also satisfied that the Valuation Adviser is suitably qualified and experienced to prepare the Estimate of Value and that reliance could fairly be placed on the Valuation Adviser’s work.

We have not independently verified the computations leading to the determination of the Estimate of Value and have assumed the computations to be true, accurate and complete. The valuation of non-publicly traded securities is inherently imprecise and subject to the underlying assumptions, which are in turn subject to uncertainties and affected by market conditions. In addition, our view is necessarily based on valuation methodologies of companies in the same industry as the Company and the market conditions of such industry as we understand from the Industry Consultant (which we assume is true, accurate and complete), wider prevailing economic, market and other conditions which generally affect the value of companies and securities as in effect and the financial conditions of the Offeror available to us as at the date of this letter. It should be understood that subsequent developments may affect our view expressed herein and that subject to Rule 9.1 of the Takeovers Code, we do not have any obligation to update, revise or reaffirm this view.

GENERAL

This letter has been provided to the directors of the Offeror only and solely for the purposes of Rules 10 and 11.1(b) of the Takeovers Code and shall not be used or relied upon for any other purpose whatsoever. It is not addressed to and may not be relied upon by any third party for any purpose whatsoever and we expressly disclaim any duty or liability to any third party with respect to the contents of this letter.

We are not the independent appraiser of the Estimate of Value, which was determined by the Valuation Adviser. We are acting as the financial adviser solely to the Offeror in connection with the Merger. We will not be responsible to any person other than the Offeror for providing advice in connection with the Merger, nor will we owe any responsibility to any person other than the Offeror.

In providing this letter, we express no opinion or recommendation to any person as to how such person should act on any matters relating to the Merger or as to the fairness of the financial terms of the Merger. Independent Shareholders are recommended to seek their own independent financial advice.

Yours faithfully,

For and on behalf of

China International Capital Corporation Hong Kong Securities Limited

David CHING

Executive Director

ANNEX 4
REPORT FROM KPMG

The following is the text of a report received from the Offeror’s reporting accountants, KPMG, Certified Public Accountants, Hong Kong, for inclusion in this joint announcement.

REPORT ON THE DISCOUNTED FUTURE CASH FLOWS IN CONNECTION WITH THE VALUATION OF SUNSHINE LAKE PHARMA CO., LTD.* (廣東東陽光藥業股份有限公司)

TO THE BOARD OF DIRECTORS OF SUNSHINE LAKE PHARMA CO., LTD.*

(廣東東陽光藥業股份有限公司)

We refer to the discounted future cash flows on which the valuation of Sunshine Lake Pharma Co., Ltd.* (the ‘‘Offeror’’) dated 10 May  2024 prepared by China Sunrise Capital Limited (the ‘‘Valuer’’) in respect of the appraisal of an estimated value of the shares in the ordinary share capital of the Offeror as at 31 December  2023 (the ‘‘Valuation’’) is based. The Valuation is prepared based in part on the discounted future cash flows and is regarded as a profit forecast under Rule 11.1(a) of the Code on Takeovers and Mergers issued by the Securities and Futures Commission (the ‘‘Takeovers Code’’).

Directors’ Responsibilities

The directors of the Offeror (the ‘‘Offeror Directors’’) are responsible for the preparation of the discounted future cash flows in accordance with the bases and assumptions determined by the Offeror Directors and Valuer as set out in the Valuation. This responsibility includes carrying out appropriate procedures relevant to the preparation of the discounted future cash flows for the Valuation and applying an appropriate basis of preparation; and making estimates that are reasonable in the circumstances.

Our Independence and Quality Management

We have complied with the independence and other ethical requirements of the Code of Ethics for Professional Accountants issued by the Hong Kong Institute of Certified Public Accountants (‘‘HKICPA’’), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies Hong Kong Standard on Quality Management (HKSQM) 1 ‘‘Quality Management for Firms that Perform Audits or Reviews of Financial Statements, or Other Assurance or Related Services Engagements’’ which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

*	For identification purposes only

Reporting Accountants’ Responsibilities

Our responsibility is to report, as required by Rule 10.3(b) of the Takeovers Code, on the calculations of the discounted future cash flows used in the Valuation. The discounted future cash flows do not involve the adoption of accounting policies.

Basis of Opinion

We conducted our engagement in accordance with the Hong Kong Standard on Assurance Engagements 3000 (Revised) ‘‘Assurance Engagements Other Than Audits or Reviews of Historical Financial Information’’ issued by the HKICPA. This standard requires that we plan and perform our work to obtain reasonable assurance as to whether, so far as the calculations are concerned, the Offeror Directors have properly compiled the discounted future cash flows in accordance with the bases and assumptions adopted by the Offeror Directors as set out in the Valuation. We performed procedures on the arithmetical calculations and the compilations of the discounted future cash flows in accordance with the bases and assumptions adopted by the Offeror Directors. Our work is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing issued by the HKICPA. Accordingly, we do not express an audit opinion.

Opinion

In our opinion, so far as the calculations are concerned, the discounted future cash flows have been properly compiled in accordance with the bases and assumptions as set out in the Valuation.

Other matters

Without qualifying our opinion, we draw to your attention that we are not reporting on the appropriateness and validity of the bases and assumptions on which the discounted future cash flows are based and our work does not constitute any valuation of the Offeror or an expression of an audit or review opinion on the Valuation.

The discounted future cash flows depend on future events and on a number of assumptions which cannot be confirmed and verified in the same way as past results and not all of which may remain valid throughout the forecast period. Further, since the discounted future cash flows relate to the future, actual results are likely to be different from the discounted future cash flows because events and circumstances frequently do not occur as expected, and the differences may be material. Our work has been undertaken for the purpose of reporting solely to you under Rule 10.3(b) of the Takeovers Code and for no other purpose. We accept no responsibility to any other person in respect of, arising out of or in connection with our work.

KPMG

Certified Public Accountants

Hong Kong

10 May 2024

ANNEX 5
INVESTOR PRESENTATION

May 2024 0 PROPOSED PRIVATIZATION OF CHANGJIANG PHARMACEUTICAL THROUGH ISSUANCE OF H SHARES BY SUNSHINE LAKE PHARMA —INVESTOR PRESENTATION

1 Reference is made to the announcement jointly issued by Sunshine Lake Pharma Co., Ltd. (“Sunshine Lake Pharma”) and YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (“ChangJiang Pharmaceutical”) under Rule 3.5 of the Takeovers Code in relation to the pre-conditional proposal for privatization of ChangJiang Pharmaceutical by Sunshine Lake Pharma through merger in accordance with the Company Law of the People's Republic of China (“PRC”) (as amended, supplemented or otherwise modified from time to time) (the “Joint Announcement”). This presentation (the “Presentation”) contains a brief summary of the merger and details of the merger are set out in the Joint Announcement. Shareholders and other investors of Sunshine Lake Pharma and ChangJiang Pharmaceutical are recommended to read the Joint Announcement in its entirety for additional information regarding the merger. The Joint Announcement is available on the websites of the Stock Exchange of Hong Kong Limited (www.hkex.com.hk), Sunshine Lake Pharma and ChangJiang Pharmaceutical. Unless otherwise specified, terms used in the Presentation have the same meaning as those defined in the Joint Announcement. This Presentation does not constitute any recommendation or form the basis for any investment decisions regarding the securities of Sunshine Lake Pharma or ChangJiang Pharmaceutical. You must, and must cause your directors, officers, employees, advisers, agents, representatives and affiliates to, keep the information in this Presentation strictly confidential. The information contained herein is being supplied to you solely for your information and has not been verified by Sunshine Lake Pharma or ChangJiang Pharmaceutical, or any of their respective directors, officers, employees, shareholders, agents, affiliates, advisers or representatives or any independent third party. The information contained herein may not be copied, reproduced, distributed, disclosed, passed on, communicated or transmitted, directly or indirectly, in whole or in part to any other person (whether within or outside your organization) in any manner. Certain factual or predictive statements in this Presentation are derived from external sources and have not been independently verified by Sunshine Lake Pharma or ChangJiang Pharmaceutical, or any of their respective directors, officers, employees, shareholders, agents, affiliates, advisers or representatives or any or its controlling persons. You are solely responsible for evaluating the accuracy, fairness, reasonableness or completeness of the information presented herein. In addition, any analyses included herein are not and do not purport to be appraisals of the assets, stock or business of the Sunshine Lake Pharma or ChangJiang Pharmaceutical or any of their holding companies, subsidiaries or other affiliates. Even when this Presentation contains a form of appraisal, it should be considered as preliminary, suitable only for the purpose described herein, subject to assumptions and not be disclosed or otherwise used without the prior written consent of Sunshine Lake Pharma or ChangJiang Pharmaceutical and China International Capital Corporation (“CICC”). Nothing contained in this Presentation is, or shall be, relied upon as a promise or representation as to the future or as a representation or warranty otherwise. This Presentation and the information contained herein do not constitute or form part of, and should not be construed as, any offer for sale or issuance of or solicitation or invitation of any offer to buy or subscribe for any securities of Sunshine Lake Pharma or ChangJiang Pharmaceutical in the United States, Hong Kong or any other jurisdiction, nor does it constitute or form any part of an invitation or solicitation by or on behalf of Sunshine Lake Pharma or ChangJiang Pharmaceutical, or any of their respective controlling persons, affiliates, directors, officers, employees, advisers or representatives to subscribe for or purchase any securities. No part of this Presentation shall form the basis of, or be relied upon in connection with, any contract or commitment whatsoever. This Presentation does not constitute a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance. This Presentation and the information contained herein may not be reproduced in any form or redistributed in any manner to any other person, in whole or in part. In particular, neither this presentation nor any of the information in this presentation may be, directly or indirectly, taken or transmitted into or distributed in the United States (including its territories and possessions), the PRC, Canada, Japan, Hong Kong or any other jurisdiction that prohibits the same, except in compliance with applicable securities laws. Any unauthorized reproduction of the information in this Presentation may be an offence. The distribution of this Presentation in other jurisdictions may be restricted by law, and persons into whose possession this Presentation comes should inform themselves about, and observe, any such restrictions and be solely responsible for any consequences arising from any such violation. Warning: Shareholders and potential investors of Sunshine Lake Pharma and ChangJiang Pharmaceutical are reminded that effective conditions and conditions precedent must be satisfied prior to the effective date of the Merger Agreement. Therefore, it is only a possibility that the Merger Agreement will take effect. The implementation of the merger is subject to the fulfillment of the conditions precedent, and is also subject to the satisfaction or waiver, if applicable, of the implementation conditions set forth in the Joint Announcement, so the Merger Agreement may or may not become effective, and the merger may or may not be implemented or closed. Therefore, shareholders and other investors of Sunshine Lake Pharma and ChangJiang Pharmaceutical are advised to exercise caution when dealing in the securities of Sunshine Lake and ChangJiang Pharmaceutical. Any person who is in any doubt as to the action to be taken should consult his stockbroker, bank manager, solicitor or other professional adviser. Disclaimer

2 Disclaimer (Contd) The merger relates to the shares of PRC Companies and is proposed to be conducted through merger as required under the laws of the PRC. The merger is subject to applicable disclosure requirements and practices in Hong Kong and the PRC, which differ from disclosure requirements and other requirements under the securities laws of the United States and the securities laws of member states of the European Economic Area (the “Relevant Countries”). The financial information contained in the relevant documents will be prepared in accordance with accounting standards applicable in the PRC or Hong Kong, which may not be comparable to accounting principles generally adopted in the United States and Relevant Countries. Transactions through merger are exempt from the tender offer rules of the Securities Exchange Act of 1934 of the United States, as amended, and the tender offer rules of the Relevant Countries. Accordingly, the merger is subject to the disclosure requirements and practices applicable to merger in the PRC and Hong Kong, which differ from the disclosure requirements under the U.S. Tender Offer Rules and the tender offer rules of the Relevant Countries. The receipt of H Shares of Sunshine Lake Pharma by the holders of the shares of ChangJiang Pharmaceutical in the United States or the Relevant Countries pursuant to the merger or the receipt of cash by a Dissenting Shareholder in the United States pursuant to the merger, in each case as consideration for the cancellation of their shares pursuant to the merger, may be a taxable transaction under the applicable tax laws of the Relevant Countries, or for U.S. federal income tax purposes, under the applicable state and local tax laws of the United States and foreign and other tax laws. Each shareholder is urged to consult his or her independent professional adviser immediately regarding the tax consequences of the merger applicable to him or her. It may be difficult for US holders of shares of ChangJiang Pharmaceutical or holders of shares of ChangJiang Pharmaceutical in the Relevant Countries to enforce their rights and claims arising out of the US federal securities laws and the Relevant Countries’securities laws, since Sunshine Lake Pharma and ChangJiang Pharmaceutical are located in a country other than the United States and the Relevant Countries, and some or all of their officers and directors may be residents of a country other than the United States and the Relevant Countries. US holders of shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Holders of shares of ChangJiang Pharmaceutical in the Relevant Countries may not be able to sue a non-Relevant Country company or its officers or directors in a non-Relevant Countries court for violations of the Relevant Countries’securities laws. Further, it may be difficult to compel a non-US and non-Relevant Countries company and its affiliates to subject themselves to a US court’s or a Relevant Country’s court’s judgment. Notice to US investors: This Presentation is neither an offer of securities for sale nor a solicitation of an offer to buy securities in the United States. The H shares of Sunshine Lake Pharma , which will be issued in connection with the merger, if made, have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) or under the securities law of any state, district or other jurisdiction of the United States, or any other jurisdiction, and no regulatory approval or clearance in respect of the H shares of Sunshine Lake Pharma has been, or will be, applied for in any jurisdiction other than Hong Kong or PRC. The H shares of Sunshine Lake Pharma may not be offered or sold in the United States absent registration under the U.S. Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act. It is expected that the H shares of Sunshine Lake Pharma will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act. Sunshine Lake Pharma does not intend to make any public offering of securities in the United States. Under applicable U.S. securities laws, ChangJiang Pharmaceutical shareholders (whether or not U.S. Persons (as defined in Regulation S under the U.S. Securities Act)) who are or will be “affiliates” of Sunshine Lake Pharma or ChangJiang Pharmaceutical prior to, or of Sunshine Lake Pharma after, the effective date of the merger will be subject to certain transfer restrictions relating to the H shares of Sunshine Lake Pharma received in connection with the merger.

3 Disclaimer (Contd) Notice to European Economic Area investors: This Presentation is neither an offer of securities for sale nor a solicitation of an offer to buy securities to the public in any Relevant Countries. No regulatory approval or clearance in respect of H Shares of Sunshine Lake Pharma, which will be issued in connection with the merger, has been, or will be, applied for in any jurisdiction other than Hong Kong or PRC. The H shares of Sunshine Lake Pharma may not be offered or sold to the public in any Relevant Countries absent prior publication of a securities prospectus that has been approved by the competent authority in that Relevant Countries under Regulation (EU) 2017/1129 (the “EU Prospectus Regulation”) or, where appropriate, approved in another Relevant Countries and notified to the competent authority in that Relevant Countries, all in accordance with the EU Prospectus Regulation, except that an offer to the public in that Relevant Countries of any shares may be made at any time under the following exemptions under the EU Prospectus Regulation: (a) to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation); or (c) in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation. The expression an “offer to the public” in relation to the H shares of Sunshine Lake Pharma in any Relevant Countries means the communication in any form and by any means of sufficient information on the terms of the merger and any H shares of Sunshine Lake Pharma to be offered so as to enable a holder of shares of ChangJiang Pharmaceutical in any Relevant Countries to decide to agree on the merger and to receive H Shares of Sunshine Lake Pharma. Sunshine Lake Pharma does not intend to make an offer of securities to the public in a Relevant Countries. All statements, other than statements of historical facts included in this Presentation, are or may be forward-looking statements. Forward-looking statements include, but are not limited to, those using words such as “seek”, “expect”, “envisage”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect Sunshine Lake’s or ChangJiang Pharmaceutical's (as the case may be) current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. By their nature forward-looking statements involve risks and uncertainties because they relate to future events or depend on circumstances that will occur in the future. No representation or warranty is given as to the achievement or reasonableness of, and no reliance should be placed on, any projections, targets, estimates or forecasts contained in this presentation. Against the background of these uncertainties, you should not rely on these forward-looking statements. Neither Sunshine Lake nor ChangJiang Pharmaceutical nor their respective directors, officers, employees, shareholders, agents, affiliates, advisors, representatives or controlling persons assume any responsibility to update forward-looking statements or to adapt them to future events or developments, nor do they undertake any obligation to provide any additional information or to update this Presentation with any additional information or to correct any inaccuracies that may become apparent. Accordingly, actual results may differ materially from those described in such forward-looking statements as a result of a number of factors, including, without limitation, Sunshine Lake's business strategy and the plans to achieve such strategies; the future development, trends, and conditions of the industries and markets where Sunshine Lake Pharma operates as well as the competitive landscape; the overall economic, political, and commercial situation of the location where Sunshine Lake Pharma operates; the financial situation and performance of Sunshine Lake; the capital expenditure plan of Sunshine Lake; changes in the regulatory environment, policies, operating conditions, and overall prospects of the industry and market where Sunshine Lake Pharma operates; expectations of Sunshine Lake Pharma regarding its capability to obtain and maintain regulatory licenses or permits; the quantity, nature, and potential of Sunshine Lake’s business development in the future; actions and developments affecting the main customers and suppliers of Sunshine Lake. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Sunshine Lake Pharma Shareholders and investors should not place undue reliance on such forward-looking statements. All written and oral forward-looking statements attributable to Sunshine Lake Pharma or ChangJiang Pharmaceutical or persons acting on behalf of either of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of the particular statement. Subject to the requirements of the Takeovers Code and other applicable laws, rules and regulations, neither Sunshine Lake Pharma nor ChangJiang Pharmaceutical undertake any obligation to update publicly or revise any forward-looking statements contained in this Presentation. You acknowledge that the information contained herein does not purport to be exhaustive or necessarily contain all information that may be material with respect to Sunshine Lake Pharma and ChangJiang Pharmaceutical and is provided to you for your information only. You irrevocably and unconditionally acknowledge and agree that the information contained herein is subject to corrections or change at any time without further notice and will not be updated to reflect material developments that may occur after the date of this presentation. Nothing in this Presentation should be construed as regulatory, valuation, legal, tax, accounting or investment advice.

4 CONTENTS Chapter I Basic Information 5 Chapter II Transaction Highlights and Future Strategies 11 Chapter III 26 Chapter IV Follow-up Arrangement 32 Chapter V Appendix 34 Analysis of Shareholder Benefits of ChangJiang Pharmaceutical

5 Chapter I Basic Information

Background of the Transaction

The Transaction embraces gradually improving market environment and market precedents available for reference

- **Since March 2024, numerous favorable news have been released relating to the innovative drug sector in the PRC,** including that the "innovative drug" industry was first mentioned in the Report on the Work of the Government in 2024
- **The release of favorable policies in the PRC is expected to further promote the development of innovative drug enterprises**

- **As the Hong Kong IPO market is still active with a large number of companies listing on the HKEX every year,** throughout 2023, the number of companies newly listed on the main board of the HKEX reached 70[1], over 15% of which are companies in the healthcare industry

- Sunshine Lake Pharma's revenue and profit after tax are approximately RMB6.4 billion and RMB1.0 billion, respectively in the year 2023

The necessity of the Transaction

Manufacturing and sales focus with insufficient R&D capabilities

- **ChangJiang Pharmaceutical is mainly engaged in the manufacturing and domestic sales of drug preparations, and lacks R&D capabilities**. It can share Sunshine Lake Pharma's 2,306 patent applications and core pipelines upon consolidation

The reliance on core products exposing it to performance risks

- **Revenue of ChangJiang Pharmaceutical is highly concentrated,** with 88% of revenue contributed by Kewei products in 2023, **causing impact on the stability of future growth**


insufficient R&D capabilities
Lack of product variety
Connected transaction
Low PE value

PE multiples lower than that of peers

- PE ratio of ChangJiang Pharmaceutical is **lower than the PE level of Hang Seng Healthcare Index on HKEX in the same industry**. The overall improvement in competitiveness of the Post-Merger Offeror will enhance its ability to give back to shareholders.

Redundant management costs and compliance costs

- ChangJiang Pharmaceutical **entered into continuing connected transactions** with Sunshine Lake Pharma, **making them significantly impacted by the non-competition restrictions**
- **Long process of business decision making, leading to high management costs and compliance costs**

Note (1): Source: iFind

6

Company Profile of Sunshine Lake Pharma

Main business, shareholding structure and main financial data of Sunshine Lake Pharma

Driven by Innovation

- 1,200+ R&D professionals
- Focusing on infectious diseases, chronic diseases and oncology
- 146 drugs approved worldwide
- Distinct pipeline with abundant reserves
- 45 innovative drugs under development and 3 NDA
- 2,306 invention patent applications
- Title of National Platform
- Leading enterprise in the internationalization of pharmaceutical products

Selected into the TOP20 of the "China Drug R&D Strength Ranking" released by Yaozhi for 7 consecutive years since 2017

Shareholding structure



Zhang Yushuai, Guo Meilan
32.20%
100.00%
19.13%
Shenzhen HEC Industrial
HEC Technology (A share)
10.99%
15.68%
35.46%
2.47%
Yidu Fangwenwen
2.47%
Yidu Yingwenfang
Other shareholders of Pharm HEC
32.93%
Sunshine Lake Pharma
Mr. Zhang Jianbin Ms. Pang Ran and Mr. Tang Xinfa
Independent shareholders of Changjiang Pharmaceutical
2.48%
51.41%
0.03%
46.08%
ChangJiang Pharmaceutical (Listed in Hong Kong)

Note: Yidu Yingwenfang is Yidu Yingwenfang Equity Investment Partnership (Limited Partnership) and Yidu Fangwenwen is Equity Investment Partnership (Limited Partnership)

Major financial data

Unit: RMB100 million

Item	2023/ 31 December 2023	2022/ 31 December 2022	2021/ 31 December 2021
Total revenue	63.86	38.14	10.58
Profit/（loss） after tax for the year	10.14	-14.16	-20.46
Total assets	126.58	106.89	98.44
Total liabilities	84.83	115.63	169.65
Net assets/ (liabilities)	41.75	-8.74	-71.21

Note: financial data have not been audited

History of development of Sunshine Lake Pharma

2003 Sunshine Lake Pharma was established

2005
- HEC Research Institute was established.

2006~2010
- First step for the internationalization
- Independently developing small molecule new drugs

2011~2015
- Outstanding performance in globalization. The zidovudine tablet and azithromycin tablet was the first product approved in the USA and Europe, respectively
- Phase I clinical trial for the first new drug was launched in China
- Restructured and Updated as the National Key Laboratory for R&D of Anti-infective New Drugs

2016~2020
- The first new drug, Dongweien (Emitasvir Phosphate), was approved by the National Medical Products Administration for marketing
- The overseas clinical trials for Insulin Glargine was launched
- Yinfenidone received approval for clinical trials and orphan drug designation from the FDA
- Awarded by the Ministry of Industry and Information Technology as "the best industrial enterprise in China's pharmaceutical R&D product line"

2021~2023
- Sunshine Lake Pharma completed the equity control of ChangJiang Pharmaceutical and realized the integration of pharmaceutical assets
- Approved as the National Key Laboratory for R&D of Anti-infective New Drugs
- With the Fingolimod capsule, an FDA approved first generic drug, Sunshine Lake Pharma has become the first Chinese pharmaceutical company that successfully challenged the patent of a novel drug in the US.
- Submit an NDA for the combination of Atetavir Phosphate/Yiqibuvir
- Submit NDA for Rongliflozin
- Submit BLA to the FDA for Insulin Glargine

7

Sunshine Lake Pharma is an innovative and integrated pharmaceutical company driven by international force

Structure of the Transaction

- The Share Exchange Shareholders are entitled to receive 0.263614 new H shares from Sunshine Lake Pharma for every Share Exchange H Share cancelled. In addition, ChangJiang Pharmaceutical will make special dividend payment to registered shareholders on the record date of special dividend (other than Sunshine Lake Pharma and its subsidiaries, if applicable)
- Upon the fulfilment of the Pre-Conditions and the Conditions and with the completion of the Share Exchange, H Shares of Sunshine Lake Pharma will be listed on the Main Board of the HK Stock Exchange by way of introduction; and the Share Exchange Shareholders will become shareholders of Sunshine Lake Pharma. All assets, debts, interests, business, employees, contracts, and all other rights and obligations of ChangJiang Pharmaceutical will be taken over by Sunshine Lake Pharma since the implementation of the transaction



Pre-transaction
Post-transaction
32.20%
Zhang Yushuai, Guo Meilan
100.00%
19.13%
Shenzhen HEC Industrial
2.47%
Yidu Fangwenwen
2.47%
Yidu Yingwenfang
Other Shareholders of Sunshine Lake Pharma
HEC Technology (A-share listing)
10.99%
15.68%
35.46%
32.93%
Sunshine Lake Pharma
Mr. Zhang Jianbin Ms. Pang Ran and Mr. Tang Xinfa
Independent H Shareholders of ChangJiang Pharmaceutical
2.48%
51.41%
0.03%
46.08%
ChangJiang Pharmaceutical (listed in Hong Kong)
32.20%
Zhang Yushuai, Guo Meilan
100.00%
19.13%
Shenzhen HEC Industrial
1.99%
Yidu Fangwenwen
1.99%
Yidu Yingwenfang
Former Other Shareholders of Sunshine Lake Pharma
Mr. Zhang Jianbin Ms. Pang Ran and Mr. Tang Xinfa
Former Independent H Shareholders of ChangJiang Pharmaceutical
HEC Technology (A-share listing)
9.84%
12.61%
28.53%
26.49%
0.01%
18.54%
Sunshine Lake Pharma (listed in Hong Kong)

Note1: Mr. Zhang Yushuai and Ms. Guo Meilan control HEC Technology and Shenzhen HEC industrial indirectly.
Note2: Yidu Fangwenwen and Yidu Yingwenfang are the employee incentive platforms of Sunshine Lake Pharma
Note3: Assuming all Share Exchange Shareholders accept the transaction

8

9 Details of the Proposed Transaction Offeror/Merger Offeree/Mergee YiChang HEC ChangJiang Pharmaceutical Co., Ltd. Transaction Method Privatization of ChangJiang Pharmaceutical by Sunshine Lake Pharma in the form of merger by absorption with conditions Payment Methods Consideration & Implied Premium Sunshine Lake Pharma Co., Ltd. ❑ Upon the fulfilment of the Conditions, the Share Exchange Shareholders will be entitled to receive 0.263614 newly issued H Shares from Sunshine Lake Pharma for every Share Exchange H Share cancelled ❑ Sunshine Lake Pharma will issue H Shares to all Share Exchange Shareholders as the Share Exchange Consideration no later than 7 BDs after the merger becomes unconditional ❑ Special dividend will be paid in cash to shareholders upon fulfilment (or waiver) of the Conditions ❑ On the basis of 0.263614 new H Share of Sunshine Lake Pharma for every Share Exchange H Share cancelled and the valuation of 73.21 HK$/Share of the H Shares of Sunshine Lake Pharma evaluated by the Valuation Adviser, the corresponding share exchange premiums of this transaction compared with market prices and net prices calculated by using market prices of ChangJiang Pharmaceutical less the Special Dividend are as follows: ➢ A premium of 46.66% over the closing price of 13.16 HK$/Share on the last trading day prior to Rule 3.5 announcement and a premium of 65.52% over the corresponding net price of 11.66 HK$/Share ➢ A premium of 58.33% over the average of closing prices of 12.19 HK$/Share for the last 30 trading days prior to Rule 3.5 announcement and a premium of 80.54% over the corresponding net price of 10.69 HK$/Share ➢ A premium of 73.25% over the average of closing prices of 11.14 HK$/Share for the last 60 trading days prior to Rule 3.5 announcement and a premium of 100.21% over the corresponding net price of 9.64 HK$/Share ❑ A declaration of Special Dividend of 1.5 HK$/Share in cash to shareholders

10 Key Points of the Transaction and the Approval Process Completing the privatization and listing by way of introduction Privatization of ChangJiang Pharmaceutical (by way of merger with Sunshine Lake Pharma) & Listing of the H Shares of Sunshine Lake Pharma by way of Introduction Release Rule 3.5 Announcement Dispatching the Composite Document and publishing the Listing Document of Sunshine Lake Pharma Convening a general meeting of ChangJiang Pharmaceutical to vote on the Transaction Convening of a general meeting of Sunshine Lake Pharma Submitting the A1 application to the Stock Exchange for the Listing of the H-shares of Sunshine Lake Pharma by way of introduction and submitting the filing materials to the CSRC Obtaining approval from the CSRC for the filing of listing by way of introduction2 Passing the Stock Exchange’s hearing2 Notes: 1.the timeframe for submitting and obtaining the approval from the NDRC and the MOFCOM for Overseas Direct Investment (ODI) as well as the approval from the relevant foreign exchange authorities is subject to the communication with the regulators and the specific arrangements for review at that time 2.the timeframe for obtaining the approval from the CSRC and passing the listing hearing of the Stock Exchange is subject to communication with the regulators and the specific arrangements of the review at that time Submitting Overseas Direct Investment (ODI) application to the NDRC and the MOFCOM (if required) 1 Obtaining approval from the NDRC and MOFCOM for Overseas Direct Investment (ODI); communicating with the SAFE and obtaining its approval after obtaining the NDRC's approval (if required) 1

11 Chapter II Transaction Highlights and Future Strategies

12 Transaction Highlights and Future Strategies Build a R&D-driven international pharmaceutical company with fully integrated capabilities 1 With the ability of continuous innovation, Sunshine Lake Pharma has established its own R&D platform and technology that covers the whole drug development cycle in a comprehensive manner Established a differentiated drug pipeline with high commercial potential 2 Sunshine Lake Pharma has a strong marketing network with comprehensive domestic coverage and an extensive overseas sales network 4 3 Domestic first-class production and supply chain system production base meets GMP standards 5 Future growth is empowered by a far-sighted and experienced team with a proven track record of success 6 More flexible and diversified future strategy selection 7

13 1 Build a R&D-driven international pharmaceutical company with fully integrated capabilities R&D In terms of the number of clinically developed and chemically innovative new drugs, Sunshine Lake Pharma ranked among the Top 3 innovative drugs of Chinese pharmaceutical companies with more than 100 drugs under development and 10 innovative drugs under Phases II and III clinical stage 1 Class I innovative drug approved to launch and 3 Class I innovative drug applications through in-house research and development, which is market-leading among PRC pharmaceutical companies Sunshine Lake Pharma made 2,306 patent applications, including 880 overseas patents, and was approved to establish the State Key Laboratory for New Anti-Infective Drugs Development Sunshine Lake Pharma completed Phase I clinical trials of 4 Class I innovative drugs in the US and Australia, 2 of which have been approved by the FDA as orphan drugs. Yinfenidone and HEC88473 are preparing for Phase II overseas clinical trials Insulin Glargine Injection has been submitted for BLA in the United States. The number of overseas drug approvals obtained through self-development and registration ranked No.1 in China The 8 first generic drugs submitted were all approved by the FDA Sunshine Lake Pharma’s domestic and overseas innovation and R&D capabilities boost the long-term growth and core competitiveness A R&D team with 1,200+ personnels In-house R&D platform covering the complete development cycle of small and big molecule drugs

1 Build a R&D-driven international pharmaceutical company with fully integrated capabilities (Contd)

Striving to become a leading global comprehensive pharmaceutical company

70 drugs approved overseas, of which **36** are in the US and **31** in Europe

With the **Fingolimod capsule**, an FDA approved first generic drug, Sunshine Lake Pharma has become the **first** Chinese pharmaceutical company that successfully challenges the patent of a novel drug in the US.

Clarithromycin Tablets and sustained-release tablets account for more than **21% and 87%** of the market share in the United States, respectively

Azithromycin tablets ranked **No.1** in the German market in terms of market share of the same kind of drug

As one of the pioneers in expanding the overseas pharmaceutical markets, we will continue to accelerate our globalisation strategy

Superior commercialization capabilities

Internationalized Production

Established international first-class production base and quality control system

With GMP certification in China, USA and Europe

Huge Global Sales Network

A domestic sales team with **1,788** personnels covers the whole country

The overseas sales network covers several countries and regions

Established long-term sales cooperation with internationally renowned pharmaceutical companies

No.1 in sales of anti-infective drugs in China

The market share of Sunshine Lake Pharma's anti-infective drugs in the Chinese influenza drug market reaches ~**70%**

CAGR of anti-infective drug sales is approximately 193%



~0.7bn
~3.2bn
~5.7bn
2021
2022
2023

No.1 pharmaceutical company in China in terms of the sales of anti-infective drugs

International production capability and sales network
Create superior commercialization capability
Provide support for the commercialization of more pipelines

Pave the way for the success of product commercialization
Constantly increase brand awareness
Steadily expand overseas sales
Committed to becoming a leading global comprehensive pharmaceutical company

14

2 Establish a Differentiated Drug Pipeline with High Commercial Potential

✓ Sunshine Lake Pharma is committed to developing **first-in-class or best-in-class** drugs for indications with **huge market potential and medical demand gaps**, which has built a complete set of drug development technology system from early drug discovery to commercialization and production around the three major therapeutic areas of infectious diseases, chronic diseases and oncology, and possesses strong R&D capabilities to develop both micromolecule and macromolecule drugs at the same time. As of March 31, 2024, Sunshine Lake Pharma had a **differentiated drug pipeline with high commercial potential**

INFECTIOUS DISEASES

~ Market size of RMB**182.5** billion in 2022[1]

Oseltamivir as a current major revenue product

- Exclusive granule dosage form
- Established the world's largest oseltamivir production base
- Lead the domestic anti-influenza market

Comprehensive layout in fields of Hepatitis B and Hepatitis C

- The most established Hepatitis C drug pipeline of domestic enterprises
- Develop multiple therapies to maintain the leading position in the field of Hepatitis B

CHRONIC DISEASES

~ Account for more than **70%** of total disease burden[2]

In-depth deployment of diabetes pipeline

- Combination of imitation and innovation, with both advance in marco- and micro-molecules
- The most comprehensive domestic product line for diabetes
- One of the very few companies in the world to develop and industrialize a full range of insulin products

Gradually expand into chronic respiratory, metabolic, and neuro-psychiatric diseases

- Leading product lines for chronic respiratory diseases targeting IPF, pulmonary arterial hypertension, COPD, asthma, etc.
- Focus on metabolic diseases such as gout and obesity with broad market demand
- Tap into the neuro-psychiatric disease area with a rich pipelines of differentiated products

ONCOLOGY

~ Market size of RMB**233.6** billion in 2022[1]

Various technological means form joint forces

- Clinical benefit serves as the primary goal
- Comprehensive coverage of small molecule, ADC, PROTAC, oncolytic virus, and CAR-T technology

Extensive coverage of product pattern

- Simultaneous deployment in solid tumors and blood cancers
- Increased efforts to develop early-stage pipelines

15

Note 1: The market size data in 2022 is the latest actual market size data prepared by Frost & Sullivan. Please also refer to Appendix on Page 38 for Frost & Sullivan's brief information.
Note 2: The estimation is from China's Mid- and Long-term Plan for Chronic Diseases (2017-2025) 《中國防治慢性病中長期規劃(2017-2025)》 issued by the State Council

2 Establish a Differentiated Drug Pipeline with High Commercial Potential (contd)

Therapeutic Area	Drug Name	Registration Classification	Target	Indications	Drug Highlights
Infectious Diseases	Dongweien (Emitasvir)	1	NS5A	Hepatitis C	The rate of SVR12 reaches 99.5%
	Antaitasvir	1	NS5A	Hepatitis C	Domestic in-house R&D combination treatment regimen for pan-genotypic treatment
	Yiqibuvir	1	NS5B	Hepatitis C	
	Morphothiadine	1	HBV capsid	Hepatitis B	Leading clinical trial progress in the world
	Freethiadine	1	HBV capsid	Hepatitis B	Improved antiviral activity
	HECN30227	1	HBV RNA	Hepatitis B	Improved in vitro and in vivo activity
	HEC191834	1	TLR8	Hepatitis B	High selectivity, high distribution to the liver
Chronic Diseases	Five Insulins	3.3	IR	Diabetes	Advanced production process, quality similar to the RLD
	Rongliflozin[1]	1	SGLT-2	Diabetes	Best urinary glucose excretion in 24 hours
	Insulin glargine (US)[2]	3.3	IR	Diabetes	Potential to enter US market
	HEC88473	1	GLP-1R/FGFR	Diabetes, Obesity, NASH	First-in-class potential
	Yinfenidone	1	-	IPF	Best-in-class potential
	HEC53856	1	HIF-PHD	Renal anemia	Better safety profile
	Mitizodone	1	5-HT, 5-HT1a，5-HT1b	Depression	Multi-target synergistic mechanism
	HEC95468	1	sGC	PAH	Steady blood pressure-lowering effect
	HEC93077	1	XO/URAT1	Gout	Leading clinical trial progress of dual-target inhibitor
	HEC96719	1	FXR	NASH	Leading clinical trial progress among FXR drug candidates for NASH in China
	HEC137076	1	5-HT1f	Migraine	High blood-brain barrier penetration
	HECB1502201	2.2	P-CABs	Peptic ulcer bleeding	Better control over gastric pH
	HECB1701301	2.2	NMDA	Alzheimer's Disease	Drug compliance improvement
Oncology	Clifutinib[3]	1	FLT3	AML	High selectivity, significant efficacy
	Larotinib	1	EGFR	ESCC	Excellent clinical efficacy
	HEC53856	1	HIF-PHD	CIA	Better safety profile
	HEC169096	1	RET	Tumors	Effective against resistance to selective RET inhibitor



Pre-clinical
Phase I
Phase II
Phase III
NDA/BLA
Launch
Overseas IND/clinical trial
Licensing/transfer/co-development

Note 1: Phase II clinical trial was exempted by CDE.
Note 2: Phase II clinical trial is not required for biosimilar. Phase III clinical trial was exempted by FDA.
Note 3: Phase II clinical trial was exempted by CDE.

16

2.1

Infectious diseases

Leveraging our State Key Laboratory for development of new anti-infective drugs leading domestic R&D and commercialization capabilities in anti-infective drugs

Sunshine Lake Pharma's Hepatitis C therapy meets pan-genotypic therapy


磷酸依米他韦胶囊
Emitasvir Phosphate Capsules

- **In-house R&D innovative drug launched in China at the end of 2020**
  SVR12 for combination therapy with Sofosbuvir against genotype 1 hepatitis C achieved **99.5%**
  Included in the China's national reimbursement drug list (NRDL)

Antaitasvir Phosphate Capsules and Yiqibuvir Tablets

R&D inhouse innovative drug candidate, pan-genotypic anti-HCV drug

- **Pan-genotypic anti-HCV drug**
  Clinical Phase II/III SVR12 achieved **95.0%**
- **Simple testing and good treatment compliance**
  No need for genotyping and resistance testing prior to treatment, and no need for frequent liver function tests

2.5 million confirmed chronic HCV patients in China in 2022[1]
Program of Action to Eliminate the Public Health Hazards of Hepatitis C (2021-2030) The market for hepatitis C is huge

The only domestic pharmaceutical company with both genotype 1 and pan-genotypic hepatitis C treatment scheme

Morphothiadine Mesylate Capsule is an anti-HBV capsid inhibitor with most advanced clinical trials status

Combination therapy emerges as the key to conquering Hepatitis B which is still filled with challenges


Antiviral
Lower antigens
Activate immunity
先天性免疫
获得性免疫
病毒进入抑制剂
入胞
cccDNA形成抑制剂
转录
pgRNA
rcDNA
cccDNA
mRNA
细胞核
小分子干扰RNA
DNA+
DNA-
核衣壳装配抑制剂
内质网
病毒蛋白分泌
肝细胞
HBsAg释放抑制剂

Note 2： from eMedClub News

HBV capsid inhibitor

Morphothiadine **Mesylate**, Phase III clinical trial, Potential to be a "first-in-class"

HBsAg inhibitor

HECN30227 (small nucleic acid), soon to submit IND

TLR8 agonist

HEC191834, Preclinical study

The scale of China's anti-HBV market is expected to reach CNY50.1 bn in 2030[1]
The reduction of HBsAg is not effective if only interferon (IFN-α) and nucleos(t)ide analogues are used in clinical treatment

Morphothiadine Mesylate is the world's first clinically proven oral micromolecule drug to specifically inhibit HBsAg.
In addition, several innovative therapies will be launched to increase the clinical cure rate of hepatitis B in the future

17

Note 1: Market size data is sourced from industry data by Frost & Sullivan.

18 Chronic Diseases Established a comprehensive diabetes product pipeline and committed to becoming the leader in the diabetes field in China 2.2 ✓ Launched domestically; BLA application submitted in US (December 2023) ✓ Expected to be the first Insulin Glargine company to be exempted from overseas Phase III clinical trial and approved for marketing in the US With a full range of insulin products, we can meet the medication needs of different patient segments and satisfy the different treatment habits of doctors in terms of prescription drug combinations ✓ Launched domestically ✓ BLA application is expected to be submitted in 2025 and BLA approval is expected to be obtained in 2026 Innovative dual-target (GLP-1R/FGF21R) injectionHEC88473 New chemical drugs and generic drugs New series of insulin and GLP-1 receptor agonist ➢ 5 launched ➢ Excellent products; high quality ➢ Rich varieties ➢ Lowering glucose ➢ Losing weight ➢ Improving NASH ➢ Rongliflozin, NDA submission ➢ Metformin ➢ DPP4 class ➢ Monotherapy focuses on multiple benefits ➢ Extensive pipeline support for combined therapy From blood glucose lowering to stabilizing to combined benefits and preventing complications ✓ Phase I clinical results advocate oral administration once a week ✓ As compared to marketed GLP-1 receptor analogues, combining multiple advantages of improving blood glucose, weight and fatty liver ✓ Phase I clinical trials have been completed in China and Australia; received FDA approval to conduct clinical trials in 2024 A comprehensive pipeline for the treatment of diabetes Insulin Glargine and Insulin Aspart are being developed overseas HEC88473, the world's first dual-targeted FGF21/GLP-1 drug to enter the clinical trial Rongliflozin, a SGLT2 inhibitor, NDA submitted, is expected to be in the first echelon among domestic products Bar Graph of Changes in HbA1c (%) after 24 weeks’ clinical treatment of Phase III as compared to baseline ➢ 20mg group and 50mg group are better than the placebo group, but HbA1c decreased by over 0.5% as compared to the placebo ➢ The SGLT2 inhibitor market in China is growing rapidly and will reach CNY27 bn in 20301 Insulin Aspart Injection Insulin Glargine Injection Dual-target synergy for multiple benefits ✓ Continuous and stable blood glucose control ✓ Efficient weight reduction effect ✓ Improvement in blood fat ✓ Reversion of progress of fatty liver ✓ Long-acting ➢ In 2022, the global market for diabetes drugs reached USD85.7 billion. It is estimated that the global diabetes drug market will grow to USD118.9 billion in 2030.1 ➢ From 2022 to 2030, the market size of diabetes drugs in China is expected to increased from RMB66.4 billion to RMB131.0 billion.1 Note 1: Market size data is sourced from industry data by Frost & Sullivan Note 2: The experimental data comes from company information.

2.2 Chronic Diseases

Systematic layout in the respiratory diseases, comprehensively covering applications such as pulmonary fibrosis, pulmonary arterial hypertension, COPD and asthma

Yinfenidone has entered Phase II clinical trials
Upcoming application for Phase III clinical trial

Novel mechanism of action: Adjusting several relevant genes and protein expression of fibrosis, and participating in the adjustment of several fibrosis signaling pathways

Best-in-class potential: In vitro experiments of human lung primary cells and human fibrosis fibrosis model show that the anti-fibrosis effect of yinfenidone is significantly better than that of pirfenidone and nintedanib.

Yinfenidone hydrochloride tests in the human lung primary cells and human fibrosis organoid model


Human lung primary cells
Fold change relative to control
60
40
20
0
α-SMA
Collagen1
Vehicle
Pirfenidone(1000 μM)
Ninitedanib (0.5 μM)
HEC585 (2 μM)
Human fibrosis organoid
8
6
4
2
0
α-SMA
Collagen1
FN1
Vimentin
Vehicle
Pirfenidone
+Ninitedanib (10 μM)
HEC585 (10 μM)
*P<0.05, **P<0.01, ***P<0.005 vs vehicle and #P<0.05, ###P<0.001 vs positive control by T-test

Good clinical effects: Phase I clinical result supports the oral administration once a day (three times a day for pirfenidone), and no elevated liver enzymes and phototoxic reactions are found; Phase II clinical trials have outstanding preliminary effects (the double-blind group is better than the contrast group)

Completed Phase I clinical trials in China and US and obtained FDA orphan drug certification

It is estimated that the number of IPF patients will reach around 350 thousand by 2030[1]
Only two drugs used for the treatment of IPF (pirfenidone and nintedanib)
Yinfenidone is expected to be a best-in-class IPF treatment worldwide



Several pipelines for respiratory diseases



HEC95468

- Applications: Pulmonary arterial hypertension, and can be extended to several applications
- Progress: Phase II/III clinical trials
- The 2nd generation sGC stimulant, PK (qd administration, small DDI), hypotension risks better than the 1st generation sGC



Tiotropium bromide

- Applications: COPD and asthma
- Progress: Phase I clinical trials, in-house developed inhalers with brand new mechanisms


COPD

Tiotropium Bromide and Olodaterol Hydrochloride

- Applications: COPD
- Progress: IND expected, and in-house developed inhalers with brand new mechanisms

➢ Patients and incidence rate of respiratory diseases are on the continuous rise, leading to higher demands and market base
➢ Sunshine Lake Pharma created advanced pipelines for respiratory diseases with diversified applications, and independently developed a platform for inhalation formulation

19

Note 1: Market size data is sourced from industry data by Frost & Sullivan.
Note 2: The experimental data comes from company information.

2.3

Oncology

Vigorously promoting the clinical pipelines, targeting significant clinical benefits

Clifutinib, a highly selective FLT3 inhibitor (Clinical Phase III)

- China's **first** domestic in-house R&D highly selective FLT3 inhibitor that has entered into Phase III clinical trial. CDE has allowed the use of CR/CRh rate analyzed at the interim report for **conditional marketing application**.
- **Cardiotoxicity safety risks are lower with extended QT interval**

Market Opportunity



富马酸吉瑞替尼片
40mg

Only the imported drug Gilteritinib is approved in China, nearly CNY70 thousand per box, whose clinical popularity is low
Sunshine Lake Pharma believes there's large market potential for Clifutinib

Clifutinib Clinical Trials were Present at international meetings



美国血液学会年会
65th ASH Annual Meeting and Exposition
December 9-12, 2023 San Diego, California, USA





EHA2022
HYBRID VIENNA JUNE 9-12

Comparison of clinical efficacy

Drug	Clifutinib 40mg group	Gilteritinib 120mg group#	Quizartinib 30mg group*
FLT-3 Mutation	ITD (+) & TKD(+)/(-)	ITD(+) or TKD(+)	FLT3-ITD (+)
CR/CRh (%)	30.8% (4/13)	22.6% 21%	11%

*Note: #: from FDA Gilteritinib review (2019), *: from EMA Quizartinib review (2019)*

Clifutinib has better clinical efficacy than competitive products

It is expected to become the first domestic highly selective FLT3 inhibitor

HEC53856-domestic oral drugs for chemotherapy-related anemia with the rapidest progress (Phase II clinical trials)

~4.8mn new cancer cases in China in 2022[1]
More than 60% solid tumor patients receive chemotherapy[1]
~50% patients receiving chemotherapy need to have anemia treatment[1]



Mode of treatment of chemotherapy-related Anemia

Blood transfusion
- Risks such as thrombus
- Shortage of blood source

Recombination of EPO± iron preparation
- Lower efficacy when combined with inflammation
- Risks such as thrombus

Urgent clinical demands for oral micromolecule drugs

Differentiated comparison with domestic HIF-PHD inhibitor

01 Lower risks of cardiovascular events than Roxadustat

02 Cholesterol- lowering benefit compared with Enarodustat

03 Food and renal insufficiency don't affect the exposed quantity, better than the same target

Single-art, open and multi-center Phase II clinical trial (n=40~60 cases)
Main efficacy target: The largest change of Hb level compared with the baseline within 15 weeks

Phase II to be completed in 2024

Note 1: Market size data is sourced from industry data by Frost & Sullivan
Note 2: The experimental data comes from company information.

20

3

With the Ability of Continuous Innovation, Sunshine Lake Pharma has Established its Own R&D Platform and Technology that Covers the Whole Drug Development Cycle in a Comprehensive Manner

The R&D platform covers the whole-process R&D of macromolecule and micromolecule drugs, including target verification, early discovery, pharmaceutical research, pharmacology and toxicology evaluation, clinical research and industrialization

Continuously improving the iterative optimization of the technology platform and empowering the R&D of innovative drugs with diversified forms of drugs

Micromolecule



- First-class pharmaceutical chemical design capability, 30+ molecules approved for clinical trials
- Competitive advantages brought forth by structural difference

Antibody



- Humanized antibody bank and technology development
- Differentiated development of new varieties

Oncolytic virus



- Targeted oncolytic virus technology passed the proof of concept in animals

CAR-T



- Rapid CAR-T technology passed the proof of concept in animals

Micro-nucleic acid


siRNA molecule
Linker
GalNAc Ligand

- Established platform supports screening and appraisal
- The first micro-nucleic acid drug will apply for clinical trials

PROTAC


Novel ASGPR Ligands
Optimized Chemical Linkers
Target Protein Binders

- Passed several rounds of technical investigation and exploration
- AR PROTAC under development

ADC


Boltbody ISAC
Antigen Targeting mAb
Proprietary Immune Stimulant
Linker
Fc Domain

- Organized macromolecule and micromolecule teams
- Launch of dual-antibody ADC

AI


AI

- Passed cooperative and self-built software testing

21

22 1,788 domestic professional sales personnels Covering 32 provinces, municipalities and autonomous regions and nearly 300 prefecture-level cities, with deep coverage across the whole country Covering 2,400+ Class III hospitals, 8,900+ Class II hospitals, and 65,000+ Class I hospitals Sunshine Lake Pharma has a Strong Marketing Network with Comprehensive Domestic Coverage and Extensive Overseas Sales Network 4 Major overseas sales areas Sales regions Covering many countries and regions ✓ US, Germany, UK, Australia, etc. ✓ Establish a global sales network covering five continents in the future Long-term sales cooperation with well-known international pharmaceutical companies 70 drugs approved overseas ✓ including 36 in the US and 31 in Europe Nanhai Zhudao (the South China Sea Islands)

23 Domestic First-Class Production and Supply Chain System Production Base Meets Multiple GMP Standards 5 Songshan Lake Production Base in Dongguan, Guangdong ⚫ China’s first-class solid chemical preparations and biopharmaceutical production plant. ⚫ Multiple GMP certifications from the US, EU and China. ⚫ Annual theoretical production capacity of chemical drugs reaches 1.8 billion tablets/capsules ⚫ A large-scale biopharmaceutical plant with international GMP standard will be built for scaled production, involving cell production line, E. coli fermentation production line and yeast fermentation production line. Yidu Production Base in Hubei ⚫ The world's largest Oseltamivir production base ⚫ Annual theoretical production capacity of the solid chemical preparations production plant is more than 3.5 billion tablets/capsules ⚫ The production base for all series of insulin products, comprehensive coverage of second- to fourth-generation diabetes therapeutics, with an annual production capacity of 15+ million injections which is planned to be expanded to 100 million injections by the end of 2024 2 production bases 1,300+ mu of land area Covering the entire production chain of formulations Multiple GMP certifications from China, the US and Europe Yidu Base Area No. 1 solid formulation for chemical drugs Songshan Lake Factory solid formulation for chemical drugs Songshan Lake Factory biologics Yidu Base Area No. 2 APIs Yidu Base Area No. 3 insulin-related products Note: The Biopharmaceutical Plant at Songshan Lake Factory is expected to be completed and put into use in 2025

24 Future Growth is Empowered by a Visionary and Experienced Team with a Proven Track Record of Success 6 ❑ Sunshine Lake Pharma’s core R&D team has extensive experience and expertise in research and development covering different stages of the drug development cycle as well as experience in business operations and management ❑ Sunshine Lake Pharma’s core management team has comprehensive professional knowledge and in-depth management experience, with more than 10 years of relevant experience in the pharmaceutical industry or corporate management experience Dr. Zhang Yingjun Chairman, Deputy Director of National Key R&D Laboratory of Anti-infective Drugs ✓ Lead 50+ Class I innovative drugs ✓ Long-term experience in R&D and management of medicines ✓ 1200+ invention patents applications ✓ Titled with National talent Dr. Zhang Ji Chief Scientist, Division of Drug Synthesis ✓ Long-term experience in R&D of drugs in enterprises both at home and overseas ✓ Titled with National talent ✓ Proficient in chemical engineering innovation Dr. Gu Baohua Chief Scientist, Division of Biology and Pharmacology Dr. Ye Qunrui Chief Scientist of Biologics ✓ Long-term experience in cell therapy for tumors ✓ Winner of Overseas Fund and Young Scholar ✓ Proficient in cellular and gene therapy M.D. Cai Xiaoli Chief Medical Officer ✓ Long-term experience in basic medicine and R&D of clinical drug in both China and the USA ✓ Was a standing member of Drug Clinical Trial Committee ✓ Managing clinical development strategy with international vision A professional and multi-disciplinary R&D team with 1,200+ personnels, covering fields of chemistry, formulations, analytics, biology, pharmacology and clinical medicine A drug R&D team with 200+ members 60%+ Masters and PhDs Average 10+ years of relevant experience for key staff Previous records 1 innovative drug launched 3 innovative drugs in the registration stage Unique team mainly consisting of domestic elites, leading by experts returning from overseas and doctors ✓ Long-term experience in R&D of drugs in enterprises both at home and overseas ✓ Key member of provincial innovation team ✓ R&D of antiviral drugs and mechanism studies

25 More Flexible and Diversified Future Strategies for Better Long-term Market Returns ➢ Sunshine Lake Pharma is committed to providing innovative, affordable and high-quality drugs to patients around the world. Adhering to the concepts of “innovation” and “internationalization”, and through its “excellent commercialization capabilities” , the Post-Merger Offeror is committed to becoming a leading global integrated pharmaceutical company. ➢ After the consolidation, the Post-Merger Offeror will further broaden its financing channels and enhance its brand influence to promote the business development and effective interaction with the capital market, enhancing its ability to give back to shareholders. R&D and Innovation Strategy R&D platform upgrades in a number of cutting-edge areas Pipeline of drug candidates with deeper and broader coverage of indications Digitization and intelligence in production process Building a system of global R&D registration and trials platform Internationaliz ation Strategy Global market layout to expand overseas sales network Exploiting product value to increase sales volume and market share Brand Pipeline Strategy Building Chinese brands by Implementing distinctive sales strategies Further improving the talent cultivation and management system Talent Management Strategy Cultivating young scientists to enhance their professional competence Bringing in international R&D talents to enhance global competitiveness External Cooperation Strategy Making every effort to develop the Licence in and Licence out system Cooperating with research institutes with rich research experience and technical strength Sharing market, brand and sales resources with renowed enterprises 7

26 Chapter III Analysis of Shareholder Benefits of ChangJiang Pharmaceutical

27 65.52% 80.54% 98.15% 100.21% 158.37% 149.35% 24.37% 31.72% 35.01% 19.19% 31.18% 44.86% 0% 20% 40% 60% 80% 100% 120% 140% 160% 180% 200% 0% 20% 40% 60% 80% 100% 120% 140% 160% 180% The last trading day 30 trading days prior to the announcement 60 trading days prior to the announcement Prior to Rule 3.5 announcement of this transaction Prior to Rule 3.7 announcement of this transaction The average level prior to Rule 3.5 announcement of comparable transactions The median level prior to Rule 3.5 announcement of comparable transactions Share Exchange Shareholders will Gain a Substantial Yield The overall premium of this transaction is significantly higher than that of historical comparable transactions in the Hong Kong stock market Source: Wind, as of May 9, 2024, exchange rate: CNY 0.90765 = HKD 1, based on the Valuation Report Note 1: Historical transactions refers to all completed share exchange (for the acquirer’s listed shares) privatization transactions of companies listed on the Hong Kong Stock Exchange, with no distribution in specie or cash option and firstly announced between 1 January 2014 and date of the Rule 3.5 Announcement of this transaction. Please refer to Appendix II for details. Note 2: Overall premium of this transaction =[100%*Implied price of ChangJiang Pharmaceutical /(Average closing price of ChangJiang Pharmaceutical during a certain period - cash dividends per share)]-1 Note 3: The relevant valuation results of Sunshine Lake Pharma may deviate to a great extent from real life scenario based on different variations in the WACC rate, the Growth Rate, the gross profit margin and selling expenses of ChangJiang Pharmaceutical. Please refer to the Valuation Report for details. Comparison of the overall premium of this transaction with that of historical privatization transactions through share exchange in Hong Kong stock market Valuation price of Sunshine Lake Pharma, corresponding to a total value of RMB 30.83bn (HK$33.97bn) 73.21 HK$/Share 0.263614 Share Exchange Ratio Per ChangJiang Pharmaceutical H share before the merger Implied price of ChangJiang Pharmaceutical, corresponding to a total value of RMB 15.42bn (HK$16.98bn) 19.30 HK$/Share

Share Exchange Shareholders will Receive Generous Cash Dividends

Cash return level from this transaction is significantly higher than the historical cash dividend level of comparable Hong Kong-listed companies

- Through this transaction, it is planned to provide ChangJiang Pharmaceutical's Share Exchange Shareholders with **a special dividend of 1.5 HK$/share,** corresponding to a dividend yield and a dividend payout ratio of **15.81% and 60.12%,** respectively, and the cash dividend level will be **significantly higher than that of comparable listed companies in the same industry**

Historical cash dividend level of comparable Hong Kong-listed companies since 2018


15.81%
2.57%
60.12%
34.49%
Dividend yield
Dividend payout ratio
This Transaction
Average of comparable companies for years with dividend distributions


15.81%
Dividend yield ratio for this transaction
60.12%
Dividend payout ratio for this transaction
2.49 HK$ per share
ChangJiang Pharmaceutical's EPS for the year 2023
1.5 HK$ per share
Cash dividend per share for this transaction

Source: Wind, as of May 9, 2024, exchange rate: CNY 0.90765 = HKD 1, based on the Valuation Report

Note 1: The average dividend yield is only calculated for the year with dividend distribution, dividend yield = 100%*cash dividend per share/share price on the last trading day of the year. The dividend yield of this transaction is estimated by using ChangJiang Pharmaceutical's closing price on the last trading day of the year 2023

Note 2: The average dividend payout ratio is only calculated for the year with dividends, dividend payout ratio = 100%*cash dividend per share/earnings per share for the corresponding year. The dividend payout ratio for this transaction is estimated by using ChangJiang Pharmaceutical's net profit attributable to the parent company for the year 2023

Note 3: For a list of comparable listed companies with dividend payouts, please refer to Annex III for details

28

Long-term Sustainable and Resilient Growth is to be Realized in the Future

After the integration, the Post-Merger Offeror will significantly improve operational efficiency, enhance profit sustainability and create long-term returns for shareholders

The integration will see a significant increase in market size and rich commercialized pipeline will reduce the performance volatility

- ChangJiang Pharmaceutical's core product in the anti-infective field, Kewei, represents approximately 69.8% in Chinese anti-influenza market in 2022, which is relatively high, with limited room for growth in the future
- After the integration, the Post-Merger Offeror's future pipeline will focus on the markets with a significantly larger market size, and it will become an integrated pharmaceutical enterprise with room for growth

Significant increase in target market size after completion of merger by absorption

- USD118.9bn — Global diabetes drugs market size
- RMB50.1bn — Anti-Hepatitis B drugs market size in China
- RMB35.4bn — Depression treatment drugs market size in China
- RMB22.4bn — Esophagus cancer treatment drugs market size in China
- RMB4.5bn — AML treatment drugs market size in China
- RMB3.0bn — Pulmonary fibrosis treatment drugs market size in China

2030E

RMB8.5bn Anti-Influenza drugs market size in China 2023E

Comprehensive multi-disciplinary pipeline matrix boosts long-term performance growth

✓ The Post-Merger Offeror , with its proprietary R&D system and abundant commercialized products in the future, will achieve resilient long-term business growth and become a top-notch comprehensive pharmaceutical company under the dual driving forces of "innovation" and "internationalization"

ChangJiang Pharmaceutical	Kewei	Limited space for growth
	Chronic diseases	Insulin, Benzbromarone, Rongliflozin and Liraglutide
	New drugs	Emitasvir for the only treatment of genotype 1 Hepatitis C
	Centralized procurement of drugs	Limited products and insufficient drug candidates
ChangJiang Pharmaceutical + Sunshine Lake Pharma	Infectious and respiratory diseases	Kewei, influenza related products, chronic obstructive pulmonary disease and antibiotic-resistant bacteria
	Chronic diseases	Comprehensive range of insulins, Rongliflozin, GLP-1 receptor agonist, dual-target (GLP-1R/FGF21R)
	Numerous new drugs	Pan-genotypic hepatitis C, hepatitis B, new biological drugs, oncology, depression, and others
	Centralized procurement of drugs	More diversified centralized procurement of drugs
	International market	① Insulin has entered the global market; ② More than 30 chemical generics have been approved in both United States and Europe; ③ New drugs have been internationalized

ChangJiang Pharmaceutical lacks of R&D and innovation capabilities, as well as strong driving force for future performance growth. Both companies integrate domestic and foreign sales channels to enrich the pharmaceutical pipelines, thereby driving long-term business growth

Note: Market size data is sourced from industry data by Frost & Sullivan.

29

30 Enhancement of Overall Operational Efficiency and Overall Capital Market Performance 2 Enhancement of overall capital market performance 1 Enhancement of overall operating efficiency and shareholders’ returns After the integration, Sunshine Lake Pharma and ChangJiang Pharmaceutical will achieve a synergy between sales channels and production, open up domestic and overseas sales channels, and share the same supply chain system and manufacturing bases to realize economies of scale. Reduced management and compliance costs Resilient long-term investment value ➢ Significantly reduced continuously connected transactions, no additional competitive constraints ➢ Shortened business decision-making process, reduced management and compliance costs, and enhanced overall business performance ➢ The former ChangJiang Pharmaceutical’s major sources of income and profit are relatively concentrated ➢ The Post-Merger Offeror will have a richer pipeline of future pharmaceutical products, which will enable it to cope with the ever-changing competition in the market and enhance its long-term investment value Expanded market capitalization scale Prior to the completion of the merger by absorption, ChangJiang Pharmaceutical constantly explores development opportunities and has maintained a conservative attitude towards its dividend payments in recent years; after the completion of the merger by absorption, Post-Merger Offeror’s direction of development has been thoroughly rationalized, and it will be more likely to enhance shareholders’ returns after securing the necessary R&D expenditures. ➢ ChangJiang Pharmaceutical does not have in-house R&D system and its capital market valuation is at an obviously low level. The Post-Merger Offeror will realize the integration of R&D, production and sales, and will become a listed entity with a larger market capitalization scale and a more complete business chain.

31 Changjiang Pharmaceutical: Extensive domestic sales network Changjiang Pharmaceutical: Strong manufacturing and R&D capabilities for existing products Strong R&D Manufacturing and Development Sunshine Lake Pharma : Global sales and marketing network Sunshine Lake Pharma : Extensive pipelines and wide range of indications Prioritizing drug R&D, with a rich pipeline under development, and has established a differentiated drug pipeline with high commercial potential In-house R&D platform covering the full drug development cycle ⚫ Overseas approvals: 70 drugs approved overseas ⚫ Cooperation network: Maintain long-term sales cooperation with numerous world-renowned companies ⚫ Global presence: Overseas sales network covers countries such as the United States, Germany, and Australia Realization of Industrial Synergies Top-notch manufacturing and supply chain system Focusing on the manufacturing and R&D of existing product lines ⚫ Sales network: In-depth coverage of hospitals, pharmacies and clinics in the PRC at all levels, active participation in the national medical insurance negotiation ⚫ Sales team: 1,788 domestic sales personnel Realization of true sharing of R&D results and the integration of personnel, production capacity and pipeline through the completion of 100% merger Integrated Pharmaceutical Enterprise Brand Building R&D Platform Product Pipeline Distribution Network Manufacturing System Efficient Management Extensive sales network after the merger further empowers R&D by better understanding frontline doctor and patient needs Abundant new drug R&D results after the merger further empowers the sales network coverage Enhancing long-term product enrichment; achieving sustainable business growth and long-term value creation Highly efficient and productive manufacturing base that meets international standards to ensure high-quality product delivery Offshore Pipelines Domestic Sales Rich offshore cooperation network to build a globalized platform Extensive and in-depth domestic sales pipeline to provide flexibility for future business

32 Chapter IV Follow-up Arrangement

33 Key Follow-up Arrangement After the publication of Rule 3.5 Announcement, shareholders of ChangJiang Pharmaceutical are advised to pay attention to the following key time points and participate in the general meeting: Publication of Listing Document of Sunshine Lake Pharma, including detailed information about Sunshine Lake Pharma Dispatch the composite document containing subsequent core timing arrangements for the Transaction, opinions from the independent financial advisor and other information Convene the general meeting of Changjiang Pharmaceutical to vote on the Transaction Completion of the privatization of Changjiang Pharmaceutical and the listing of Sunshine Lake Pharma by way of introduction Publication of Rule 3.5 Announcement Rule 3.5 Announcement Listing Document Composite Document and Listing Document General Meeting Completion of the Transaction

34 Chapter V Appendix

Appendix I
Awards and Honors Awarded to Sunshine Lake Pharma

No.	Honor	Awarded Entity/Awarded Product	Year	Awarding Unit
1	National Key Laboratory for R&D of New Anti-infective Drugs	Sunshine Lake Pharma	2023	Ministry of Science and Technology of the PRC
2	The First Tier of the "Top 100 Chinese Pharmaceutical Innovative Enterprises in 2022 and 2023" List	Sunshine Lake Pharma	2022, 2023	Healthcare Executive
3	Top 100 Invention Patents in the Global Biopharmaceutical Industry in 2022 (China No. 4)	Sunshine Lake Pharma	2023	incoPat (Global Patent Database) Innovation Index Research Center
4	2023 Pharmaceutical Industry Competitiveness Top 100 List	HEC ChangJiang Pharmaceutical	2023	Sinohealth (中康科技)
5	National High-Tech Enterprise	Sunshine Lake Pharma	2023	Provincial Department of Science and Technology and other departments
6	2017-2023 China Pharmaceutical R&D Comprehensive Strength Ranking Top 20 List	Sunshine Lake Pharma	2023	www.yaozh.com (藥智網)
7	The "Most Innovative Enterprise with R&D Strength" in the 4th China Biomedical Industry Chain Innovation List for 2023	Sunshine Lake Pharma	2023	China Biopharma Industry Chain Innovation and Transformation Consortium
8	The Top 100 List of China's Pharmaceutical Industry	HEC ChangJiang Pharmaceutical	2020	www.menet.com (米內網)
9	The "Principal" Enterprise of the Biopharmaceutical and High-end Medical Device Industry Chain	Sunshine Lake Pharma	2023	Dongguan Municipal Bureau of Industry and Information Technology, Dongguan Municipal Bureau of Science and Technology
10	Golden Horse Award for the Most Innovative Enterprise with R&D Strength	Sunshine Lake Pharma	2022	China Biopharma Industry Chain Innovation and Transformation Alliance
11	China Pharmaceuticals - Top Brand of Anti-Infective Drugs in Hospital Terminal of China's Pharmaceutical Brands	Kewei	2022	www.menet.com (米內網)
12	2022 Top Brand of Anti-infective Drugs in Hospital Terminal of China's Pharmaceutical Brands	HEC ChangJiang Pharmaceutical/Kewei	2022	www.menet.com (米內網)
13	Enterprise Technology Center of Guangdong Province	Sunshine Lake Pharma	2021	Department of Industry and Information Technology of Guangdong Province and other departments
14	Breakthrough New Drug of the Year at the 13th Health China Forum	Yimitasvir Phosphate Capsules（Dongweien®）	2021	People's Daily Health APP
15	Technological Giant, the Invisible Champion of the Subdivision of Pillar Industries in Hubei Province	HEC ChangJiang Pharmaceutical	2021	Department of Economy and Information Technology of Hubei Province
16	Best ESG Award of the 5th Golden Hong Kong Stocks Awards	HEC ChangJiang Pharmaceutical	2021	www.10jqka.com.cn (同花順財經)
17	"Enterprise Management Award" of the Pharmaceutical Industry in the 13th Five-Year Plan	HEC ChangJiang Pharmaceutical	2021	R&D-based Pharmaceutical Industry Association Committee under the China Association of Enterprises with Foreign Investment (中國外商投資企業協會藥品研製和開發行業委員會)
18	National Intellectual Property Demonstration Enterprise	Sunshine Lake Pharma	2017	China National Intellectual Property Administration

35

Appendix II
Premium Offered of Completed Share Exchange Privatization Cases in the Hong Kong Stock Market

Premium offered of completed share exchange privatization cases in the Hong Kong stock market (without cash alternative offer) since 2014[1]

First Announcement date	Target	Acquirer	Last trading day	30 trading days prior to the announcement	60 trading days prior to the announcement
2020-09-30	Hengxing Gold Holding Company Limited (2303.HK)	Shandong Gold Mining Co., Ltd. (1787.HK)	9.60%	-0.34%	2.11%
2020-07-06	Huarong Investment Stock Corporation Limited (2277.HK)	Huarong International Financial Holdings Limited (0993.HK)	35.54%	61.28%	54.77%
2019-12-16	Haier Electronics Group Co., Ltd. (1169.HK)	Haier Smart Home Co., Ltd. (6690.HK)	44.20%	42.65%	46.62%
2017-09-08	China National Materials Company Limited (1893.HK)	China National Building Material Co.,Ltd. (3323.HK)	19.19%	31.18%	44.86%
2014-12-30	China Cnr Corporation Limited (6199_1.HK)	Crrc Corporation Limited (1766.HK)	13.30%	23.85%	26.67%
Mean			**24.37%**	**31.72%**	**35.01%**
Median			**19.19%**	**31.18%**	**44.86%**

Source: Wind, as of May 9, 2024, exchange rate: CNY 0.90765 = HKD 1, based on the Valuation Report
Note 1: This is an exhaustive list by selecting all completed share exchange (for the acquirer's listed shares) privatization transactions of companies listed on the Hong Kong Stock Exchange, with no distribution in specie or cash option and firstly announced between 1 January 2014 and date of the Rule 3.5 Announcement of this transaction.
Note 2: Since China Cnr Corporation Limited has delisted from HKSE and the stock code "6199.HK" is now used by Bank Of Guizhou Co., Ltd., we hereby use "6199_1.HK" to distinguish

36

37 Appendix III Historical Cash Dividends of Comparable Companies Listed on the Hong Kong Stock Exchange Stock code Stock short name Stock full name Average of dividend yield ratio in the years with dividend payouts Average of dividend payout ratio in the years with dividend payouts 1513.HK Livzon Pharma Livzon Pharmaceutical Group Inc. 5.72% 75.39% 6600.HK Sciclone Pharma Sciclone Pharmaceuticals (Holdings) Limited 4.56% 22.91% 2005.HK SSY Group Ssy Group Limited 2.24% 35.18% 1093.HK CSPC Pharma Cspc Pharmaceutical Group Limited 1.90% 31.26% 2196.HK Fosun Pharma Shanghai Fosun Pharmaceutical (Group) Co., Ltd. 1.75% 30.17% 1177.HK Sino Biopharm Sino Biopharmaceutical Limited 1.37% 30.80% 3692.HK Hansoh Pharma Hansoh Pharmaceutical Group Company Limited 0.46% 15.69% Mean 2.57% 34.49% Median 1.90% 30.80% Source: Wind, as of May 9, 2024, exchange rate: CNY 0.90765 = HKD 1, based on the Valuation Report Note 1: The average dividend ratio during the year declaring dividend is calculated by only using the year in which the dividend is declared, dividend ratio = 100% * cash dividend per share/closing price of the last trading day at the end of the year. Note 2: The average dividend pay-out ratio during the year declaring dividend is calculated by only using the year in which the dividend is declared, dividend pay-out ratio = 100% * cash dividend per share/earnings per share for the year. Historical cash dividend level of comparable peer companies listed on the Hong Kong Stock Exchange since 2018

38 Appendix IV Definitions Sunshine Lake Pharma Sunshine Lake Pharma Co., Ltd., the offeror prior to the completion of the merger ChangJiang Pharmaceutical YiChang HEC ChangJiang Pharmaceutical Co., Ltd., the offeree prior to the completion of the merger Post-Merger Offeror The offeror after the completion of the merger, as the surviving entity following the merger BLA Biologics License Applications, a request made to the FDA for permission to introduce, or deliver for introduction, of a biological product into interstate commerce in the United States CAGR compound annual growth rate Frost & Sullivan Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., an independent industry consultant engaged by the Sunshine Lake Pharma in 2023 to conduct a detailed analysis and prepare an industry report on the pharmaceutical market. Frost & Sullivan has a broad client base of medical enterprises in China and has established an extensive network of cooperation and a comprehensive expert database over the past 20 years. Frost & Sullivan's Greater China healthcare team comprises nearly a hundred professionals, with 80% of the team members focused on the pharmaceutical and medical device industries, and completes over 200 projects annually, accumulating extensive experience in various healthcare segments. From 2014 to 2023, Sullivan has consistently held the leading position in the market share of industry research consulting for Chinese enterprises going public in Hong Kong and overseas. CSRC China Securities Regulatory Commission (中國證券監督管理委員會) FDA the Food and Drugs Administration of the United States MOFCOM The Ministry of Commerce of the PRC (中華人民共和國商務部) NDA new drug application, a process required by a regulatory authority to approve a new drug for sale and marketing NDRC the National Development and Reform Commission of the PRC (中華人民共和國國家發展和改革委員會) (or its local authority, as applicable) R&D research and development SAFE State Administration of Foreign Exchange of the PRC (中華人民共和國國家外匯管理局)

39 Appendix IV Glossary of Technical Terms 5-HT 5-hydroxytryptamine 5-HT1a, 5-HT1b, 5-HT1F Subtypes of 5-HT ADC antibody drug conjugate, a class of biopharmaceutical drugs that comprise an antibody conjugated to a payload molecule, typically a cytotoxic agent, via a chemical linker AI artificial intelligence, the science of researching and developing theories, methods, technologies, and application system that simulate and extend human intelligence AML acute myeloid leukemia, a cancer of the myeloid line of blood cells, characterized by the rapid growth of abnormal cells that build up in the bone marrow and blood and interfere with normal blood cells API active pharmaceutical ingredient, a substance or substance combination used in manufacturing a drug AR Androgen Receptor CAR-T chimeric antigen receptor T-cell, a type of treatment in which a patient’s T cells (a type of immune system cell) are changed in the laboratory so they will attack cancer cells CDE Center for Drug Evaluation, a division of the NMPA CIA Clear Cell Adenocarcinoma COPD chronic obstructive pulmonary disease CR/CRh complete remission or complete response/complete remission with partial hemotologic recovery DAA(s) direct-acting antiviral agent(s) or drug(s) DDI Drug-Drug Interaction EGFR epidermal growth factor receptor EPO Erythropoietin ESCC esophageal squamous cell carcinoma FGFR fibroblast growth factor receptor, a family of receptor tyrosine kinases expressed on the cell membrane that play crucial roles in both developmental and adult cells, which helps cells grow, survive, and multiply FLT3 a receptor tyrosine kinase that is crucial for the development, survival, and proliferation of normal hematopoietic stem cells FXR farnesoid X receptor GLP-1R glucagon-like peptide-1 receptor GMP good manufacturing practice, a quality system enforced by relevant regulatory authorities to ensure that the products produced meet specific requirements for identity, strength, quality and purity HbA1c or A1C a form of hemoglobin that is chemically linked to a sugar. Most monosaccharides, including glucose, galactose and fructose, spontaneously bond with hemoglobin, when present in the bloodstream of humans HBsAg hepatitis B core antigen, an intracellular antigen found within the HBV-infected hepatocytes HBV hepatitis B virus HCV hepatitis C virus HIF-PHD hypoxia-inducible factor-prolyl hydroxylase

40 Appendix IV Glossary of Technical Terms(Contd) idiopathic pulmonary fibrosis, IPF a chronic, progressive lung disease. This condition causes scar tissue (fibrosis) to build up in the lungs, which makes the lungs unable to transport oxygen into the bloodstream effectively IND investigational new drug, an application and approval process required before drug candidates may commence clinical trials IR Insulin Resistance ITD internal tandem duplication NASH Non-alcoholic steatohepatitis, severe form of nonalcoholic fatty liver disease characterized by inflammation of the liver and damage to liver cells, which can lead to fibrosis (scarring) or cirrhosis NMDA N-Methyl-D-Aspartate, which is an excitatory neurotransmitter that plays a significant role in the central nervous system, particularly in the formation of learning and memory processes NS5A non-structural protein 5A, a zinc-binding and proline-rich hydrophilic phosphoprotein that plays a key role in HCV RNA replication NS5B non-structural protein 5B, an RNA polymerase PAH pulmonary arterial hypertension P-CABs Potassium competitive acid blocker Phase I clinical trial(s) phase I clinical trials aim to test the safety of a new drug candidate Phase II clinical trial(s) phase II clinical trials test the new drug candidate on a larger group of patients, to gather information about whether it works and how well it works in the short-term II Phase III clinical trial(s) phase III clinical trials are for a new drug candidate that has already passed phases I and II which test the new drug candidate in larger groups of patients, and compare the new drug candidate against an existing treatment or a placebo to see if it works better in practice and if it has important side effects III PK Pharmacokinetics PPI protein-protein interaction PROTAC proteolysis targeting chimera, a molecule that induces selective intracellular proteolysis QD once daily QT interval the duration of ventricular electrical systole, a measurement made on an electrocardiogram used to assess some of the electrical properties of the heart RET rearranged during transfection RLD reference listed drug, the approved drug product that the proposed generic drug is intended to duplicate sGC the second generation of soluble guanylate cyclase SGLT2 sodium-glucose linked transporter-2, a protein that facilitates glucose reabsorption in the kidney SVR12 sustained virologic response 12 weeks after treatment completion TKD tyrosine kinase domain TLR8 Toll-like receptor 8 XO/URAT1 xanthine oxidase (XO, an enzyme involved in the final steps of purine metabolism) and urate transporter 1 (URAT1, a protein that plays a crucial role in the reabsorption of uric acid in the kidneys)

41